UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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THE HOME DEPOT, INC.

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THE HOME DEPOT

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS
 AND
 PROXY STATEMENT

Thursday, May 22, 2025
Virtual meeting at 9:00 a.m., Eastern Time
www.virtualshareholdermeeting.com/HD2025

INVESTOR FACTSHEET
Strategy
We aim to deliver shareholder value and grow our market share by providing a best-in-class interconnected experience for our customers, growing our sales to our professional customers through our unique ecosystem of capabilities, and building new stores. We are continuously investing to enhance our online, in-store, and fulfillment experience, which includes investing in our associates and developing differentiated capabilities for our customers, as well as strategic investments in the business. In addition, to ensure we are the product authority in home improvement, we strive to provide unique and comprehensive product offerings, continued product innovation, and exceptional convenience and value.
Capital Allocation Principles
We intend to be the most efficient investor of capital in home improvement. Our disciplined approach to capital allocation enables our success, and our principles are as follows:
•First, we intend to reinvest in our business to drive growth faster than the market.
•Second, after meeting the needs of the business, we look to pay a quarterly dividend.
•After reinvesting in the business and paying our dividend, we intend to return excess cash to our shareholders through share repurchases.
Our net earnings in Fiscal 2024 were $14.8 billion. Following our capital allocation principles, in Fiscal 2024, we returned $8.9 billion to our shareholders in the form of cash dividends. We also returned $0.6 billion to our shareholders through share repurchases before pausing share repurchases in March 2024 in anticipation of the SRS acquisition.
Fiscal 2024 Key Financial Performance Metrics(1)

Sales	Operating Income	ROIC(2)
$159.5 billion	$21.5 billion	31.3%
Compared to $152.7 billion in Fiscal 2023	Compared to $21.7 billion in Fiscal 2023	Compared to 36.7% in Fiscal 2023
5 YEAR TOTAL SHAREHOLDER RETURN
(1)Fiscal 2024 included 53 weeks, compared to 52 weeks in Fiscal 2023.
(2)ROIC is a non-GAAP profitability measure. For a reconciliation of net operating profit after tax to net earnings, the most comparable GAAP financial measure, and our calculation of ROIC, refer to Appendix A.
(3)We use the term S&P Retail Composite Index to refer to the S&P 500 Consumer Discretionary Distribution & Retail Index.

DEAR FELLOW SHAREHOLDERS:
In Fiscal 2024, our strategy allowed us to execute at a high level despite continued pressure on home improvement demand driven by persistently high interest rates and macroeconomic uncertainty. We remain committed to strong financial stewardship and continuing to invest in our business. The Board has remained focused on overseeing the execution of our strategy, while maintaining the trust and emotional connection we have built with our customers and associates.
Taking Care of Our People. Our culture of taking care of our associates is foundational to our strategy. Our over 470,000 associates are the heartbeat of our organization, and their energy and passion bring the Home Depot brand to life. We have remained competitive by offering attractive pay and benefits, as well as career-development opportunities. We have also led with our culture and values by promoting an environment focused on safety and one where associates feel included and valued for who they are, which drives associate engagement. Our Leadership Development and Compensation Committee receives regular updates on the Company’s ongoing efforts to create an environment that attracts and retains the best associates. Our associates’ dedication has allowed us to continue to enhance our customer experience, and we are inspired by their example every day.
Investing in Our Business. Investing in our business to drive growth has been a key component of our strategy and capital allocation principles for years. In Fiscal 2024, we remained focused on creating the best interconnected shopping experience, growing wallet share with Pros through a differentiated set of capabilities, and building new stores. We acquired SRS, a leading residential specialty trade distribution company across several verticals serving the professional roofer, landscaper and pool contractor in June 2024. We expect SRS to accelerate our growth with the Pro, building on our efforts to better serve complex project purchase occasions. We also continued to invest in opening new stores in areas that have experienced significant population growth or where it makes sense to relieve pressure on existing high-volume stores to better serve our customers and grow faster than the market.
Driving Long-Term Shareholder Value. Underpinning all of our actions is a long-term commitment to our shareholders, which is embodied in our business investment and capital allocation principles. In Fiscal 2024, we returned $8.9 billion to our shareholders through dividends, which we have paid for more than 150 consecutive quarters, and $0.6 billion through share repurchases. Our five-year total shareholder return, or TSR, was 103.8%. We will continue to focus on disciplined capital allocation, which will position us to grow the business as we create additional long-term value for our shareholders.
Continuing Board Refreshment. We believe that Board succession planning and refreshment are important as the Company’s business strategy continues to evolve. We are excited to announce Asha Sharma, Corporate Vice President and Head of Product, AI Platform, at Microsoft Corporation (“Microsoft”), as a new director nominee. Given her extensive technology and operational experience, we are confident she will be a tremendous asset in the ongoing execution and evolution of our interconnected retail strategy.
As we think back on the year behind us and look to those ahead, the Company’s core values, embedded by our founders into The Home Depot culture at its creation, continue to guide us. While we were deeply saddened by the passing of Bernie Marcus this year, it is with sincere gratitude that we remember Bernie’s extraordinary legacy, which he demonstrated through his unwavering dedication to our customers, our associates, and the communities we serve. He was a master merchant, retail visionary and philanthropist. Bernie was passionate about giving back, and his philanthropy included gifts to support countless organizations in Atlanta and throughout the world, enriching the lives of millions. Bernie’s legacy lives on in our culture as we execute on our core values to offer excellent customer service, take care of our people, do the right thing, and create shareholder value.
Please join us for our virtual 2025 Annual Meeting of Shareholders on Thursday, May 22, 2025. The enclosed Notice of 2025 Annual Meeting of Shareholders and Proxy Statement provides information about the Meeting, including the matters on which you will be asked to vote. Thank you for your support of The Home Depot.
Sincerely,

Edward P. Decker	Gregory D. Brenneman
Chair, President and Chief Executive Officer	Independent Lead Director

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THE HOME DEPOT, INC.
NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Thursday, May 22, 2025
TIME:	9:00 a.m., Eastern Time
PLACE:	This year’s Meeting will be held virtually via a live webcast at www.virtualshareholdermeeting.com/HD2025.

ITEMS OF BUSINESS:	(1) To elect as directors of the Company the 12 persons named in the accompanying Proxy Statement for terms expiring at the 2026 Annual Meeting of Shareholders;

(2) To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2026;

(3) To cast an advisory vote to approve executive compensation as set forth in this Proxy Statement (“Say-on-Pay”);

(4) To act on three shareholder proposals described in the Proxy Statement, if properly presented; and

(5) To transact any other business properly brought before the Meeting.

WHO MAY VOTE:	Shareholders of record as of the close of business on March 24, 2025 are entitled to vote.

ANNUAL MEETING MATERIALS:	A copy of this Proxy Statement and our 2024 Annual Report are available on our Investor Relations website at https://ir.homedepot.com under “Financial Reports.”

DATE OF MAILING:	A Notice of Internet Availability of Proxy Materials or this Proxy Statement is first being sent to shareholders on or about April 7, 2025.

This Proxy Statement contains important information, including a description of the business that will be acted upon at the Meeting.
Attending the Virtual Meeting: Shareholders may attend the Meeting online, vote their shares electronically, and submit questions during the Meeting by visiting www.virtualshareholdermeeting.com/HD2025 and entering the 16-digit control number included in their proxy card, the Notice of Internet Availability, or the voting information form provided by their bank or broker. Online access to the Meeting will begin at approximately 8:45 a.m., Eastern Time. If you encounter difficulties accessing the virtual Meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/HD2025. Prior to the Meeting, shareholders can vote at www.proxyvote.com using their 16-digit control number or by the other methods described in this Proxy Statement. Shareholders may also submit questions in advance of the Meeting via www.proxyvote.com.
For more information about our virtual Meeting, please see “About the 2025 Annual Meeting of Shareholders” beginning on page 77 of this Proxy Statement.

By Order of the Board of Directors,

Teresa Wynn Roseborough Corporate Secretary

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The Home Depot 2025 Proxy Statement	i

COMMONLY USED OR DEFINED TERMS

TERM	DEFINITION
1997 Plan	1997 Omnibus Stock Incentive Plan
2024 annual meeting	Annual meeting of shareholders held on May 16, 2024
2024 Form 10-K	Annual Report on Form 10-K for Fiscal 2024
Board	Board of Directors of the Company
By-Laws	By-Laws of the Company (amended and restated effective February 23, 2023)
CDP	The not-for-profit organization formerly known as the Carbon Disclosure Project
CEO	Chief Executive Officer
CFO	Chief Financial Officer
Company	The Home Depot, Inc. and its consolidated subsidiaries
COO	Chief Operating Officer
Directors Plan	Nonemployee Directors’ Deferred Stock Compensation Plan
ESPP	Amended and Restated Employee Stock Purchase Plan
EVP-HR	Executive Vice President – Human Resources
Exchange Act	The Securities Exchange Act of 1934, as amended
FASB ASC Topic 718	Financial Accounting Standards Board Accounting Standards Codification Topic 718
FCPA	U.S. Foreign Corrupt Practices Act
Fiscal 2025	Fiscal year ending February 1, 2026 (includes 52 weeks)
Fiscal 2024	Fiscal year ended February 2, 2025 (includes 53 weeks)
Fiscal 2023	Fiscal year ended January 28, 2024 (includes 52 weeks)
Fiscal 2022	Fiscal year ended January 29, 2023 (includes 52 weeks)
Fiscal 2021	Fiscal year ended January 30, 2022 (includes 52 weeks)
Fiscal 2020	Fiscal year ended January 31, 2021 (includes 52 weeks)
Fiscal 2013	Fiscal year ended February 2, 2014 (includes 52 weeks)
IT	Information technology
KPMG	KPMG LLP, the Company’s independent registered public accounting firm
LDC Committee	Leadership Development and Compensation Committee
Meeting	2025 Annual Meeting of Shareholders of the Company
MIP	Management Incentive Plan
MRO	Maintenance, repair and operations
NACD	National Association of Corporate Directors
NCG Committee	Nominating and Corporate Governance Committee
NEO	Named executive officer
Non-U.S. ESPP	Non-U.S. Employee Stock Purchase Plan
Notice	Notice of Internet Availability of Proxy Materials
NYSE	New York Stock Exchange
Omnibus Plan	Omnibus Stock Incentive Plan, as Amended and Restated May 19, 2022
Pay Governance	Pay Governance LLC, the LDC Committee’s independent compensation consultant
Political Activity Policy	The Company’s Political Activity and Government Relations Policy
ROIC	Return on invested capital
Say-on-Pay	Advisory vote to approve executive compensation as presented in this Proxy Statement
SEC	The U.S. Securities and Exchange Commission
SRS	SRS Distribution Inc.
TCFD	Task Force on Climate-related Financial Disclosures
THD Restoration Plan	The Home Depot FutureBuilder Restoration Plan
TSR	Total Shareholder Return
Website addresses are included throughout this Proxy Statement for reference only. The information contained in, or accessible through, these websites is not incorporated by reference into this Proxy Statement.

ii	The Home Depot 2025 Proxy Statement

THE HOME DEPOT 2025 PROXY STATEMENT HIGHLIGHTS
This summary highlights information contained in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting as it contains important information about matters upon which you are being asked to vote.
2025 ANNUAL MEETING INFORMATION (see pages 77-81)

Date:	Thursday, May 22, 2025
Time:	9:00 a.m., Eastern Time
Place:	Virtual meeting site: www.virtualshareholdermeeting.com/HD2025
Record Date:	March 24, 2025
Admission:	You will need the 16-digit control number found on your proxy card, the Notice, or the voting information form provided by your bank or broker to attend and participate in the Meeting.
Meeting Archive:	A recording of the Meeting will be available for replay at https://ir.homedepot.com under “Events and Presentations” shortly after the Meeting.
To facilitate the participation of our shareholders, associates and other members of our community, the Meeting will be held in a virtual format only. Shareholders can participate from any geographic location with internet connectivity. For more information on attending the Meeting, voting your shares during the Meeting, and submitting questions, please see “About the 2025 Annual Meeting of Shareholders” beginning on page 77 of this Proxy Statement.
ITEMS OF BUSINESS

Proposal		Board Recommendation	Page Number
1.	Election of 12 directors named in this Proxy Statement for one-year terms	For each nominee	15
2.	Ratification of appointment of KPMG LLP as our independent registered public accounting firm	For	26
3.	Advisory vote to approve executive compensation as set forth in this Proxy Statement (“Say-on-Pay”)	For	29
4.	Shareholder proposal regarding independent Board Chair	Against	30
5.	Shareholder proposal regarding a biodiversity impact and dependency assessment	Against	32
6.	Shareholder proposal regarding a report on packaging policies for plastics	Against	35

Shareholders of record may vote without attending the Meeting by one of the following methods:
Vote by Internet	Vote by Telephone	Vote by Mail	Vote by Mobile Device
www.proxyvote.com	1-800-690-6903	Complete and mail your proxy card	Scan the QR code on your proxy card, Notice, or voting instruction form

Your vote is important. Whether or not you plan to attend the Meeting, we urge you to vote and submit your proxy in advance of the Meeting over the Internet, by phone, by mail, or by mobile device.

The Home Depot 2025 Proxy Statement	iii

COMPANY CULTURE: DOING THE RIGHT THING (see page 4)

The Company’s culture is based on our servant leadership philosophy represented by the inverted pyramid, which puts primary importance on our customers and our associates — particularly our frontline, hourly associates — by positioning them at the top, with senior management at the base in a support role. Our culture is brought to life through our core values, which serve as the foundation of our business and the guiding principles behind the decisions we make every single day.
Our values also guide our efforts to create an environment that will help us attract and retain skilled associates in the competitive marketplace for talent. We believe our culture helps set us apart and provides a distinct competitive advantage for The Home Depot. We empower our associates to deliver a superior customer experience, and we reward associates when they provide excellent customer service and embody The Home Depot values. We routinely assess our culture and values through associate surveys. Our officers and other leaders also participate in programs designed to build and strengthen our culture and to help support the organizational changes necessary to create an interconnected customer experience. That focus on culture extends to our Board as described more fully beginning on page 15. The Board and its committees provide oversight and guidance to support the continued focus on and importance of culture to our Company.
FISCAL 2024 COMPANY PERFORMANCE (see page 38)

Despite continued pressure on home improvement demand driven by ongoing macroeconomic uncertainty and persistently high interest rates, our strategy allowed us to continue to execute at a high level in Fiscal 2024. Our results for Fiscal 2024, which reflects 53 weeks, include the following:
•Net sales increased by 4.5% to $159.5 billion.
•Operating income decreased by 0.8% to $21.5 billion.
•Net earnings decreased by 2.2% to $14.8 billion and diluted earnings per share decreased by 1.3% to $14.91. Adjusted(1) diluted earnings per share decreased by 0.1% to $15.24.
•Generated $19.8 billion in operating cash flow.
•Returned value to shareholders during Fiscal 2024 through $8.9 billion in dividends and $0.6 billion in share repurchases.
•Generated ROIC(1) of 31.3%, compared to 36.7% in Fiscal 2023.
The 53rd week in Fiscal 2024 added approximately $2.5 billion of net sales and increased diluted earnings per share by approximately $0.30.
FISCAL 2024 EXECUTIVE COMPENSATION HIGHLIGHTS (see pages 37-52)

We pay for performance:
•    A significant portion of our NEOs’ target compensation is linked to Company performance:
    ¢ Approximately 90.8% for our CEO
    ¢ Approximately 81.5% for our other NEOs
•    100% of NEO annual cash incentive compensation and 80% of NEO annual equity compensation are tied to Company performance against pre-established, specific, measurable performance goals
We seek to mitigate compensation-related risk through a variety of means:
•    Compensation risk assessment performed on at least an annual basis
•    An executive compensation clawback policy applicable to all executive officers that extends beyond mandated requirements and, among other things, allows the LDC Committee, in its discretion, to recoup compensation, including equity awards, following intentional misconduct that causes the Company material financial or reputational harm
1 The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). As used above and throughout this Proxy Statement, adjusted diluted earnings per share and ROIC are non-GAAP financial measures. Refer to Appendix A of this Proxy Statement for an explanation of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP measures.

iv	The Home Depot 2025 Proxy Statement

•    Anti-hedging policy applicable to all associates, officers, and directors and prohibition on pledging Company stock and opening margin accounts containing Company stock for officers subject to Section 16 of the Exchange Act (“Section 16 officers”) and directors
•    Robust stock ownership and retention guidelines for executive officers
•    No change in control agreements
CORPORATE GOVERNANCE BEST PRACTICES (see pages 1-14)

Our corporate governance policies reflect best practices:

Shareholder Protections		Board Engagement and Oversight
✓	Annual election of directors, with majority voting standard in uncontested director elections	✓	Annual Board strategy session and review of the Company’s strategic plan
✓	Shareholder ability to call special meetings and act by written consent	✓	Director overboarding policy
✓	A market standard shareholder right of proxy access	✓	Director store and facility walk policy
✓	Independent Lead Director	✓	Board education and orientation program
✓	Approximately 92% of director nominees and all Board committee members are independent	✓	Annual Board and committee self-evaluations, including individual director interviews
✓	Director mandatory retirement age (age 72)	✓	Management succession policy set forth in Corporate Governance Guidelines
✓	No shareholder rights plan, also referred to as a “poison pill” and annual Board-level review of Shareholder Rights Plan Policy	✓	Independent directors meet without management at each regularly scheduled meeting
SHAREHOLDER ENGAGEMENT PROGRAM (see page 8-9)

The Company values the views of its shareholders. For a number of years, the Company has had an engagement program with institutional shareholders. Topics discussed in these engagements include our strategy, corporate governance matters including Board and management oversight of material risks and opportunities, our executive compensation program, and the alignment between our business priorities and our efforts around sustainability and human capital management. In Fiscal 2024, we proactively sought engagement with our 40 largest institutional shareholders, who represented approximately 44% of our outstanding shares. We ultimately engaged with many of these holders as well as a number of other institutional shareholders on these topics. We also sought feedback on each shareholder proposal on the ballot at our 2024 annual meeting. We value the feedback these engagements provide and intend to continue these efforts, on which our Board or its committees, as applicable, receives periodic updates.
Together with our commitment to corporate governance best practices, this feedback has informed several changes in recent years. These changes included enhancements to our disclosures and the introduction of a page dedicated to disclosure of sustainability and human capital management matters to better enable our investors to access key information about our oversight and management of these areas on our Investor Relations website, which can be found at https://ir.homedepot.com/sustainability. This website highlights the three key pillars of focus for our sustainability and human capital management initiatives: Focus on Our People, Operate Sustainably and Strengthen Our Communities.

The Home Depot 2025 Proxy Statement	v

2025 DIRECTOR NOMINEES (see pages 17-25)

Director Nominees			Board Committee Composition**
Name	Director Since	Position	Audit	LDC	NCG	Finance
Gerard J. Arpey*	2015	Partner, Emerald Creek Group, LLC			✓	✓
Ari Bousbib*	2007	Chairman and Chief Executive Officer, IQVIA Holdings Inc.	✓			Chair
Jeffery H. Boyd*	2016	Former Chairman and Chief Executive Officer, Booking Holdings Inc.			Chair	✓
Gregory D. Brenneman* Lead Director	2000	Executive Chairman, CCMP Capital Advisors, LP
J. Frank Brown* Audit Committee Financial Expert	2011	Former Managing Director and Chief Risk Officer, General Atlantic LLC	Chair			✓
Edward P. Decker	2022	Chair, President and Chief Executive Officer, The Home Depot, Inc.
Wayne M. Hewett*	2014	Chairman, Cambrex Corporation	✓	Chair
Manuel Kadre*	2018	Chairman and Chief Executive Officer, Kollective Auto Group	✓			✓
Stephanie C. Linnartz*	2018	Former President, Chief Executive Officer and Director, Under Armour, Inc.	✓	✓
Paula A. Santilli*	2022	Chief Executive Officer, Latin America Foods, PepsiCo, Inc.			✓	✓
Caryn Seidman-Becker*	2022	Chair and Chief Executive Officer, CLEAR Secure, Inc.		✓	✓
Asha Sharma* New Director Nominee	N/A	Corporate Vice President and Head of Product, AI Platform, Microsoft Corporation	✓	✓
* All director nominees are independent except Mr. Decker, our Chair, President and Chief Executive Officer.
** The table reflects anticipated Board committee assignments, subject to each nominee’s election to the Board at the Meeting. Please see “Committees of the Board of Directors” on pages 2-3 for information on our current Board Committee Composition.

vi	The Home Depot 2025 Proxy Statement

CORPORATE GOVERNANCE
The Company has a long-standing commitment to strong corporate governance, which promotes the long-term interests of shareholders, strengthens Board and management accountability, and helps build public trust in the Company. The Board has adopted policies and processes that foster effective Board oversight of matters such as strategy, risk management, financial and other controls, compliance, culture, sustainability, human capital management, and management succession planning. The Board regularly reviews our major governance documents, policies, and processes in the context of current corporate governance trends, regulatory changes, and recognized best practices. The following sections provide an overview of our corporate governance structure, policies, and processes, including key aspects of our Board operations.
BOARD OF DIRECTORS

Our Board currently has 11 members: Gerard J. Arpey, Ari Bousbib, Jeffery H. Boyd, Gregory D. Brenneman, J. Frank Brown, Edward P. Decker, Wayne M. Hewett, Manuel Kadre, Stephanie C. Linnartz, Paula A. Santilli and Caryn Seidman-Becker. Each director who served during Fiscal 2024 was, and each current director nominee continues to be, independent other than Mr. Decker, our Chair, President and CEO. As discussed further below, the Board has nominated Asha Sharma, whom the Board has also determined to be independent, to serve on the Board. Effective upon her election, the size of the Board will be increased to 12 members.
BOARD LEADERSHIP

On at least an annual basis, our Board assesses its leadership structure, including the appointment of the Chair of the Board. Our Lead Director is annually elected by the independent members of the Board. The Board believes that, given the Company’s current circumstances, having a combined Chair and CEO, a strong independent Lead Director, and Board committees composed entirely of independent directors currently provides the best Board leadership structure for the Company. This structure, together with our other robust corporate governance practices, provides strong independent oversight of management while ensuring clear strategic alignment throughout the Company.
Our Chair, with input from our Lead Director, proposes strategic priorities to the Board and communicates the Board’s guidance to management, which is ultimately responsible for implementing the Company’s key strategic initiatives. Gregory D. Brenneman currently serves as our Lead Director and brings to the role a high level of energy, engagement and oversight. He has broad and varied business experience, including in various CEO roles; has served on our Board through multiple business cycles; and as Lead Director, has guided a number of successful leadership transitions and management changes. This experience makes Mr. Brenneman a particularly valued advisor to our Chair, President and CEO, and provides him with a deep level of understanding of our business that enhances his independence from management and his ability to provide strong oversight. Our Lead Director:
•Chairs Board meetings when the Chair is not present, including presiding at executive sessions of the Board (without management present) at every regularly scheduled Board meeting;
•Works with management to determine the information and materials provided to Board members;
•Approves Board meeting agendas, schedules and other information provided to the Board;
•Consults regularly with the Chair on other matters that are pertinent to the Board and the Company;
•Has the authority to call meetings of the independent directors;
•Is available for communication and consultation with major shareholders upon request;
•Serves as liaison between the Chair and the independent directors; and
•Conducts annual interviews of each independent director as part of the annual evaluation process.
To maximize the effectiveness of the Lead Director role, our Lead Director does not serve on any standing Board committees but is available to attend meetings of any of our Board committees and serve as a resource for the committees as needed.

The Home Depot 2025 Proxy Statement	1

ATTENDANCE AT BOARD, COMMITTEE AND ANNUAL SHAREHOLDER MEETINGS

Directors are expected to attend all Board meetings and meetings of the Committees of the Board on which they serve. Directors are also expected to attend the annual meeting of shareholders, absent extraordinary circumstances. The Board met 13 times during Fiscal 2024. Each incumbent director attended at least 75% of the meetings of the Board and of the committees of which he or she was a member during Fiscal 2024, and all incumbent directors attended the 2024 annual meeting. All director nominees are expected to attend the Meeting.
COMMITTEES OF THE BOARD OF DIRECTORS

During Fiscal 2024, the Board had standing Audit, LDC, NCG, and Finance Committees. The charter for each committee is available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Committee Members & Charters.” The current members of our committees, the principal functions of each committee and the number of meetings held in Fiscal 2024 are shown below. Each member of each committee during Fiscal 2024 was, and each current member continues to be, independent under our Director Independence Standards, as well as applicable SEC rules and NYSE listing standards.

Committee		Committee Functions
Audit: J. Frank Brown, Chair Ari Bousbib Wayne M. Hewett Manuel Kadre Stephanie C. Linnartz Number of Meetings: 9	•	Oversees the Company’s accounting and financial reporting process, as well as the integrity of the Company’s consolidated financial statements and its internal control over financial reporting, including the audits thereof
	•	Has primary responsibility for overseeing risk assessment and risk management
	•	Has primary responsibility for overseeing data protection and cybersecurity risks
	•	Reviews the Company’s compliance with legal and regulatory requirements, including the FCPA and other anti-bribery laws
	•	Reviews the qualifications, performance and independence of the Company’s independent registered public accounting firm
	•	Oversees the performance of the Company’s internal audit function
	•	Reviews the Company’s compliance programs, including the whistleblower program, and the Company’s monitoring of such programs
Leadership Development and Compensation: Wayne M. Hewett, Chair Stephanie C. Linnartz Caryn Seidman-Becker Number of Meetings: 5	•	Reviews and evaluates the performance of executive officers
•
Reviews and recommends compensation of directors and the CEO and approves compensation of other executive officers, as well as overseeing compliance with and administering the Company’s executive compensation clawback policy

	•	Reviews and recommends policies, practices and procedures concerning compensation strategy and other human capital management matters
	•	Administers stock incentive and stock purchase plans, including determining grants of equity awards under the plans
	•	Undertakes annual review and risk assessment of compensation policies and practices
	•	Oversees senior management succession planning policies and procedures
	•	Monitors the independence of its compensation consultant

2	The Home Depot 2025 Proxy Statement

Committee		Committee Functions
Nominating and Corporate Governance: Jeffery H. Boyd, Chair Gerard J. Arpey Paula A. Santilli Caryn Seidman-Becker Number of Meetings: 4	•	Makes recommendations for director nominees
	•	Reviews and monitors the performance and composition of the Board and its committees
	•	Reviews the independence of directors
	•	Develops the Company’s corporate governance practices and procedures and oversees the related risks
•
Provides oversight and makes recommendations for Company corporate social responsibility and environmental efforts and their alignment with business priorities, including matters such as safety, sustainability initiatives, responsible sourcing, and Company political activity

	•	Oversees communications between directors and shareholders
	•	Reviews and approves related person transactions involving executive officers and directors
	•	Oversees policies and procedures regarding insider trading, to the extent not expressly allocated to other Board committees
	•	Oversees director engagement, education and orientation activities

Finance: Ari Bousbib, Chair Gerard J. Arpey Jeffery H. Boyd J. Frank Brown Manuel Kadre Paula A. Santilli Number of Meetings: 4	•	Oversees the management of the Company’s long-range financial outlook and finance-related risks
•
Reviews and recommends policies, practices and strategies concerning financial matters, including the Company’s capital structure, investments, use of derivatives, dividends, share repurchases, credit programs, credit ratings, tax strategy, and insurance

	•	Oversees the Company’s annual capital plan, significant capital investments, and strategies with respect to mergers and acquisitions activity
	•	Oversees the Company’s digital strategy and the execution of that strategy

In determining the composition of the committees, the Board and the NCG Committee considered directors’ skills and qualifications in key areas relevant to the Company and each committee’s responsibilities. The table below lists the key skills and qualifications held by the members of our committees. For more information about the skills, qualifications and attributes of our Board members, see “2025 Director Nominees” beginning on page 17.

Audit	Leadership Development and Compensation	Nominating and Corporate Governance	Finance
Strategic Management	Strategic Management	Strategic Management	Strategic Management
Retail/Merchandising	Retail/Merchandising	Retail/Merchandising	Retail/Merchandising
CEO Experience	CEO Experience	CEO Experience	CEO Experience
Supply Chain	Supply Chain	Human Capital Management	Supply Chain
IT	IT	IT	IT
Risk Management	E-commerce	E-commerce	E-commerce
Finance	Human Capital Management	Governance	Finance
Cybersecurity	Marketing/Communications	Marketing/Communications	Real Estate
International	International	International	International
Sustainability	Sustainability	Sustainability	Sustainability

The Home Depot 2025 Proxy Statement	3

Subject to the election of the 12 nominees discussed below under “Election of Directors,” the members of the committees following the Meeting are expected to be as follows. The Board has determined that Ms. Sharma satisfies the independence requirements applicable to the Board and the committees on which she would serve following her election pursuant to our Director Independence Standards, as well as applicable SEC rules and NYSE listing standards.

Audit	Leadership Development and Compensation	Nominating and Corporate Governance	Finance
J. Frank Brown, Chair	Wayne M. Hewett, Chair	Jeffery H. Boyd, Chair	Ari Bousbib, Chair
Ari Bousbib	Stephanie C. Linnartz	Gerard J. Arpey	Gerard J. Arpey
Wayne M. Hewett	Caryn Seidman-Becker	Paula A. Santilli	Jeffery H. Boyd
Manuel Kadre	Asha Sharma	Caryn Seidman-Becker	J. Frank Brown
Stephanie C. Linnartz			Manuel Kadre
Asha Sharma			Paula A. Santilli
COMPANY CULTURE: DOING THE RIGHT THING

The Home Depot has a strong commitment to ethics and integrity, and we are a values- and culture-centric company. Our values are present in the way we do business and are more formally codified in the Company’s Business Code of Conduct and Ethics. These values and our culture are also reflected in our annual voluntary sustainability and human capital management-related disclosures, which can be found on our website at https://ir.homedepot.com/sustainability, and which is discussed in more detail under “Oversight of Sustainability and Human Capital Management” beginning on page 7 below. Our focus on culture extends to our Board, and we look for directors who focus on doing the right thing and have a servant-leader mindset. The Board and its committees provide oversight and guidance to support the continued focus on and importance of culture to our Company.
Inverted Pyramid and Values Wheel
The Company’s culture is based on our servant leadership philosophy represented by the inverted pyramid, which puts primary importance on our customers and our associates by positioning them at the top, with senior management at the base in a support role. We bring our culture to life through our core values, which serve as the foundation of our business and the guiding principles behind the decisions we make every day. We believe our culture helps set us apart and provides a distinct competitive advantage for The Home Depot.

Customers
Front Line Associates
Field Support
Corporate Office
CEO

Our values also guide our efforts to create an environment that will help us attract and retain skilled associates in the competitive marketplace for talent. We empower our associates to deliver a superior customer experience, and we position our associates to embody our core values by integrating the importance of our culture into ongoing development programs and rewards programs. We routinely assess our culture and values through associate surveys, which are done on an annual basis for all associates and more frequently as “pulse check” surveys for groups of associates. Our officers and other leaders also regularly participate in programs designed to build and strengthen our culture, such as training on leadership skills, cross-functional collaboration, leading with our values, and associate engagement.

4	The Home Depot 2025 Proxy Statement

Business Code of Conduct and Ethics
The Company has a Business Code of Conduct and Ethics that is applicable to all directors, officers and associates of the Company, including the CEO and the CFO. The Business Code of Conduct and Ethics reflects our strong commitment to ethics and integrity and provides guidance on making decisions that align with our core values. The complete text of the code is available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Overview” and is also available in print upon request at no charge. The Company will post any amendments to or waivers from the Business Code of Conduct and Ethics (to the extent applicable to the Company’s executive officers and directors) at this location on its website.
BOARD ROLE IN STRATEGIC PLANNING

The Company’s strategy is rooted in its culture, guided by our inverted pyramid to put customers first and focus on investments that better meet their changing needs and expectations. We are focused on bringing to life our vision of an interconnected, frictionless shopping experience that enables our customers to seamlessly blend the digital and physical worlds.
Our Board plays an important role in the continued evolution of the Company’s strategic planning process. At a dedicated strategy session each fall and through regular discussions at each quarterly Board meeting, our Board reviews the Company’s strategy and capabilities and actively engages with management to ensure that the Company is well-positioned to continue creating shareholder value. In Fiscal 2024, those discussions focused on removing friction from the customer experience, driving engagement and associate selling culture, developing differentiated capabilities for our consumer and Pro customers, enhancing delivery speed and reliability, and leveraging SRS for growth with specialty trade Pros. As discussed in “Election of Directors” beginning on page 15, each director nominee, including our new nominee, Asha Sharma, possesses specific skills and qualifications that provide or will provide the Company with key insights into elements necessary to continue to enhance our customer experience and support our strategy. As a result of our focus on Board composition, we believe we have a Board with an appropriate mix of skills, backgrounds and experiences that leverages its diversity to effectively oversee our strategy as the Company positions itself to remain agile in a dynamic retail environment.
BOARD OVERSIGHT OF RISK

The Board’s oversight of risk is accomplished through (1) the identification of key risks facing the Company and (2) the mapping of those risks to the appropriate Board committee and/or to the Board for oversight, based on the nature of the risk. The enterprise risk framework that we use to identify, prioritize, and manage those key risks considers a number of enterprise-level risks, including competitive environment, brand and reputation, regulatory and compliance, and security, as well as external and internal factors that could distract the Company from our business or derail our strategic objectives. The Board reviews these key risks and the related framework annually, including periodic surveys of Board members and senior management to identify and assess key enterprise risks. The Board or appropriate Board committees also discuss selected risks in more detail throughout the year.
The table below identifies key risk areas overseen by the Board and its committees.

Key Areas of Risk Oversight
Full Board
•	Has primary responsibility for risk oversight, including approval of strategic objectives and defining risk appetite
•	Delegates oversight of management of certain risks to Board committees
•	Receives regular reports from the committees regarding risk-related matters

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Audit		Leadership Development and Compensation		Nominating and Corporate Governance		Finance
•	Overall risk assessment and management	•	Senior executive compensation	•	Corporate governance	•	Long-range strategic planning
•	Financial exposures, statements, controls, systems, and reporting	•	Senior executive succession planning	•	Director succession planning and board composition	•	Long-range financial outlook and finance-related risks
•	Regulatory and compliance, including FCPA/anti-bribery and our whistleblower program	•	Overall risk related to the Company’s compensation policies and practices	•	Corporate social responsibility, environmental, and responsible sourcing initiatives, risks and opportunities	•	Capital structure, including investments and capital allocation principles
•	Data protection and cybersecurity	•	Human capital management	•	Related person transactions	•	Annual capital plan and key capital investments
•	Internal audit and related investigatory matters	•	Non-employee director compensation	•	Safety matters with respect to associates, customers and products	•	Merger and acquisition strategy
•	Financial and controls aspects of sustainability- and human capital management-related disclosures	•	Diversity, inclusion and pay equity	•	Policies on political activity, including political spending and payments to trade associations	•	Tax strategy
						•	Digital strategy and execution of that strategy
				•	Policies and procedures regarding insider trading

While the Board and its committees have responsibility for general risk oversight, management is charged with managing risk. As part of our risk assessment process, the Board and each committee receive presentations from management throughout the year regarding specific potential risks and trends as necessary. At each Board meeting, our Chair has the opportunity to discuss in a directors-only session matters of particular importance or concern, including any significant, evolving or nascent risks that may be of concern to the Board or the Company, and our Lead Director presides over an executive session of our independent directors at which risks faced by the Company may be discussed. Additionally, during Board-level review of the Company’s short- and long-term strategies, as discussed in more detail above, the Board considers significant risks facing the Company, as well as emerging risks and current trends, and their potential impact. We believe that the practices described above and our current leadership structure facilitate effective Board oversight of our key risks.
Certain of the risk areas identified in the table above are discussed in more detail below.
Enterprise Risk Management
In accordance with NYSE requirements and our Audit Committee charter, our Audit Committee has primary responsibility for overseeing risk assessment and management, including the Company’s major financial exposures and compliance risks and the steps management has taken to monitor and control those exposures and risks. The Audit Committee stays informed of significant actual and potential risks faced by the Company in part through review of quarterly reports on our top enterprise risks. These reports denote whether primary oversight of each risk resides with a particular Board committee or the Board. Our Internal Audit and Corporate Compliance team holds quarterly risk discussions with each member of our senior leadership team, which inform the development and updating of the top enterprise risks. In addition, leaders from Internal Audit, Corporate Compliance and Legal hold quarterly meetings to discuss key risks. The Company also maintains an Enterprise Risk Council composed of leaders from the Company’s principal functional areas of the Company who can be called as needed to discuss significant new or emerging risks. Our Vice President of Internal Audit and Corporate Compliance attends each of the various risk-related meetings and reports the top enterprise risks to senior management regularly, attends each quarterly Audit Committee meeting, and leads the Board’s annual review of the Company’s risk framework.
Data Protection and Cybersecurity
The Audit Committee has primary responsibility for overseeing risks related to cybersecurity and privacy, although the Board also exercises oversight over these risks. In Fiscal 2024, the Audit Committee and/or the

6	The Home Depot 2025 Proxy Statement

Board received detailed reports on data protection and cybersecurity matters from senior IT leaders, including our Chief Information Officer and Chief Information Security Officer, and/or the Chair of our Data Security and Privacy Governance Committee (discussed below). The Board also held a meeting dedicated to cybersecurity topics. The topics covered at the various Audit Committee and Board meetings during Fiscal 2024 included risk identification and management strategies, consumer data protection, the Company’s ongoing risk mitigation activities, results of third party assessments and testing, results of tabletop exercises, updates on potential cybersecurity threats, cybersecurity resilience, and cybersecurity strategy and governance structure. In addition, our Internal Audit department routinely performs audits on various aspects of data protection and cybersecurity and reports the results of these audits in its quarterly reports to the Audit Committee. Periodically, our Board has received presentations on cybersecurity matters from third-party cybersecurity experts.
Our management-level Data Security and Privacy Governance Committee provides governance over cybersecurity matters, including discussion of cybersecurity priorities, emerging risks, awareness and training programs, risk mitigation efforts, and regulatory compliance. This committee, which meets quarterly, is chaired by our Vice President of Internal Audit and Corporate Compliance and is composed of a cross-functional team of senior leaders, including our CEO. Its activities are reported to the Audit Committee and/or the Board by the chair of the committee, as appropriate.
FCPA and Anti-Bribery
The Audit Committee is responsible for oversight of risks relating to bribery, corruption and FCPA compliance, in part through quarterly reports from our FCPA Oversight Committee, which oversees enterprise-wide compliance with the FCPA and the anti-bribery laws of the other jurisdictions in which we conduct business. The FCPA Oversight Committee meets quarterly and is composed of our Executive Vice President, General Counsel and Corporate Secretary, who chairs the committee; our Executive Vice President and CFO; our Vice President of Internal Audit and Corporate Compliance; and representatives from each non-U.S. division, the business functions responsible for administration of our policies, and the business functions that manage our transactions outside of the U.S. The FCPA Oversight Committee receives regular updates and manages enhancements to Company policies, regular risk assessments, the Company’s training program for key associates and third parties, and its third-party diligence and monitoring program. It also oversees any relevant investigatory work and FCPA-specific audits of our international operations performed through our internal audit team and utilizing outside anti-bribery experts.
OVERSIGHT OF SUSTAINABILITY AND HUMAN CAPITAL MANAGEMENT

We view sustainability and human capital management matters through the lens of our business, with an understanding that if we support our associates, our customers, our suppliers, and the communities we serve, we also support our business and create value for our shareholders. We believe these priorities are embedded in how we run our business, align closely with our corporate culture and strategy, and support value creation for our business and shareholders. We have three key pillars of focus for our sustainability and human capital management initiatives: (1) Focus on Our People, (2) Operate Sustainably, and (3) Strengthen Our Communities. The Company maintains a dedicated webpage to provide access to information about the Company’s oversight and management of these matters, which can be found at https://ir.homedepot.com/sustainability. Our 2024 ESG Report, which is available on this dedicated webpage, describes the key sustainability, human capital management, and governance issues relevant to the Company, our initiatives and goals related to those issues, and our progress with respect to those initiatives.
Board and Committee Oversight
Because it encompasses such a broad area, oversight of sustainability and human capital management is shared among several committees and the Board.
•Each year, the Board receives a report on our sustainability and human capital management strategy and activities, including a discussion of our related efforts and communications, our annual voluntary sustainability reports, and emerging sustainability and human capital management issues as necessary. In Fiscal 2024, the Board held a separate, longer meeting to allow us to better cover a range of sustainability and human capital management matters, which was held on the same day as the Board’s dedicated cybersecurity meeting. Our Board also receives quarterly updates on safety matters.

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•The NCG Committee has primary responsibility for governance of sustainability generally and the alignment of those matters with our business priorities. The NCG Committee also oversees risks related to customer and associate safety, as well as our responsible sourcing program and related supply chain risks. In addition, the NCG Committee provides oversight of corporate political activity, reviewing corporate donations, payments to trade associations, and our Political Activity Policy at least annually and more frequently as needed. The NCG Committee receives regular reports on engagements with shareholders and related investor feedback, as well as information on recent developments with respect to sustainability.
•The LDC Committee oversees risks related to human capital management, including matters relating to associate compensation and benefits; associate engagement, development and training; and diversity, inclusion, and pay equity. The LDC Committee also receives regular updates on the findings from our reviews of compensation practices for our U.S. associates.
•The Audit Committee oversees risks related to the financial and controls aspects of disclosures on these matters and receives periodic updates on these matters from our Chief Accounting Officer.
Management-Level Oversight
To provide management-level oversight and coordination of our sustainability and human capital management efforts, the Company has formed a cross-functional governance committee chaired by our Senior Vice President – Finance, Chief Accounting Officer and Controller and composed of representatives across several business functions, including Communications, Corporate Governance, Finance, Government Relations, Human Resources, Internal Audit, Investor Relations, Legal, Sustainability, and Tax. This committee is focused on identifying key sustainability- and human capital management-related issues of concern to our stakeholders and further developing our strategies to ensure they support the business and long-term value creation and receives regular updates on the progress of our sustainability efforts.
SHAREHOLDER OUTREACH AND ENGAGEMENT

We approach shareholder engagement as an integrated, year-round process involving senior management, our investor relations team, and our corporate governance team, as well as other subject matter experts as appropriate. In Fiscal 2024, we proactively sought engagement with our 40 largest institutional shareholders, who represented approximately 44% of our outstanding shares. We ultimately engaged with many of these holders as well as a number of other institutional shareholders on a variety of topics, including the matters raised by the shareholder proposals on the ballot at our annual meetings and other topics of interest to our investors. We also have an active investor relations program that engages throughout the year with a significant portion of our shareholders and potential holders on matters regarding corporate strategy, financial performance, business environment, and other relevant topics. We value the feedback these engagements provide and intend to continue our engagement efforts.
The Board values our shareholders’ perspectives, and feedback from our shareholders on our business, corporate governance, compensation, sustainability practices, human capital management, and other matters has been important for discussions with the Board and its committees. This engagement, together with our cross-functional sustainability and human capital management efforts and our commitment to robust corporate governance, has led to a number of enhancements and best practices over the past several years, including the following:
•We expanded our Executive Compensation Clawback Policy to specifically include conduct that causes significant reputational harm to the Company. This approach extends our executive compensation clawback policy beyond the mandatory clawback of incentive compensation following an accounting restatement that is required by NYSE listing standards. We discussed our policy extensively with shareholders in Fiscal 2024, including as part of our proxy season engagement, and reviewed the results with the NCG Committee both prior to and following the 2024 annual meeting. We plan to continue monitoring evolving practices in this area going forward.
•As noted above, we include disclosure of sustainability and human capital management matters on a dedicated page on our Investor Relations website, available at https://ir.homedepot.com/sustainability, to better enable our investors to access key information about our oversight and management of these areas, including related goals.

8	The Home Depot 2025 Proxy Statement

•We have enhanced our annual voluntary sustainability reports to provide more transparent and quantitative disclosure informed by Global Reporting Initiative (GRI), Sustainable Accounting Standards Board (SASB), and TCFD frameworks and have continued our participation in CDP’s disclosure process, including with respect to climate change and forestry matters.
•In Fiscal 2024, the Science Based Targets initiative (SBTi) approved our near-term science-based emissions reduction targets to reduce our combined absolute Scope 1 and 2 greenhouse gas (GHG) emissions and our absolute Scope 3 Category 11 (“Use of Sold Products”) GHG emissions by 42%, both by the end of Fiscal 2030 from a Fiscal 2020 base year. The SBTi has validated that our enhanced goals conform with its criteria and has determined that our Scope 1 and 2 target is in line with a 1.5-degree Celsius trajectory.
•We have continued to identify ways to reduce our environmental impact by embedding sustainability into our business strategy through investments in operational efficiencies and partnering with suppliers to provide our customers with more sustainable solutions in product and packaging options.
GOVERNANCE BEST PRACTICES

Our Board believes that effective governance means regular and thoughtful evaluation of the Company’s governance policies and processes in light of the broader governance landscape. As a result, our governance framework contains a variety of methods for shareholder engagement, as well as mechanisms to ensure effective Board operations.
Shareholder Rights
Our shareholders have the following important rights:
•Right of the holders of 15% or more of our common stock to call a special meeting of shareholders.
•Right to act by majority written consent in lieu of a meeting.
•Right to include director nominees in our Proxy Statement. Our “proxy access” right permits a shareholder, or group of up to 20 shareholders, owning at least 3% of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to the greater of two individuals or 20% of the Board, provided that the shareholders and the nominees satisfy the requirements specified in our By-Laws.
In addition, as described in more detail beginning on page 13, shareholders may recommend Board candidates for consideration by the NCG Committee.
Corporate Governance Guidelines
The Company maintains Corporate Governance Guidelines that establish a common set of expectations to assist the Board and its committees in performing their duties. The table below provides an overview of several key elements of our Corporate Governance Guidelines, which are available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Overview” and in print at no charge upon request.

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Key Corporate Governance Guidelines Provisions
Outside Board Policy
We limit the number of other public company boards our directors may join to ensure that a director is not “overboarded” and is able to devote the appropriate amount of time and attention to the oversight of the Company. Generally, a director who is an executive officer with another public company may only serve on the board of that company in addition to his or her service on our Board. If the only executive officer role held by a director is that of executive chair of another company, the director may serve on the board of that company, our Board, and the board of one other public company, subject to a determination by the NCG Committee that the additional commitment, when added to the director’s existing executive chair role, permits sufficient time for, and will not impair his or her service on, our Board. Other directors may not serve on more than three other public company boards, and no member of the Company’s Audit Committee may serve on more than two other public company audit committees. In addition, our CEO may not serve on more than one other public company board. Any director seeking to join the board of directors of another public company or for-profit organization must first notify the NCG Committee and obtain its approval to continue as a member of our Board.

Management Succession Planning
A key responsibility of the Board is overseeing the identification and development of senior leadership. Both the Board and LDC Committee are actively engaged in succession planning. The LDC Committee oversees the development and implementation of succession plans for senior leadership positions. This process includes review and discussion of the performance and development of senior leadership on a regular basis, along with management’s evaluation and recommendations for senior leadership succession. The Board also annually reviews succession plans for senior management and the CEO, including both a long-term succession plan and an emergency succession plan. To assist the Board, our CEO annually provides an assessment of senior leaders and their potential to succeed at key senior management positions. The Board meets potential leaders at many levels across the organization through formal presentations and informal events throughout the year, including through the store and facility walks and management meetings that are part of our director engagement program.

Director Engagement, Continuing Education and Orientation Program
The NCG Committee oversees the director engagement, continuing education and orientation program, which includes both internal activities and access to external programming. Our ongoing engagement program includes periodic walks of our stores and other facilities, product walks, and in-depth meetings with management to provide our directors with the opportunity to observe our strategic initiatives in action and to expand their insight into business operations and activities. We also have a structured director orientation program for new directors during their first year on the Board. This program includes information sessions with committee chairs and senior management and visits to our stores and facilities to accelerate their on-boarding. We also provide all directors with membership in the NACD and continuing education opportunities.

Board Self-Evaluations
Each year, the Board conducts an evaluation of its performance and effectiveness, in accordance with our Corporate Governance Guidelines. As set forth in its charter, the NCG Committee oversees this process, which includes two key components:

•The Board and each committee conduct self-evaluations, which solicit feedback on a range of issues, including Board and committee structure, leadership, culture and dynamics; meeting content; and interactions with management. The results of these self-evaluations are discussed in executive session, generally at the first regularly scheduled meeting of the fiscal year.

•Our Lead Director conducts individual interviews with each of the directors. These interviews address similar topics, with the one-on-one setting permitting more detailed feedback on Board operations and director performance, as well as providing opportunities for mentoring newer directors. The feedback from these interviews is typically discussed with the Board at its February meeting.

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Executive Compensation Clawback Policy
The Company maintains an Executive Compensation Clawback Policy, which is administered by the LDC Committee. The policy applies to current and former executive officers of the Company, including the NEOs, and includes a mandatory clawback that complies with the applicable listing standards of the NYSE and Rule 10D-1 of the Exchange Act. In the event the Company is required to prepare an accounting restatement to correct material noncompliance with any financial reporting requirement under U.S. federal securities laws, it is the Company’s policy to recover erroneously awarded incentive-based compensation received by its executive officers, with certain limited exceptions permitted under the NYSE listing standards. The recovery of such compensation applies regardless of whether an executive officer engaged in misconduct or otherwise caused or contributed to the requirement for a restatement. The Executive Compensation Clawback Policy also contains discretionary clawback requirements, which apply to the extent not superseded by the mandatory clawback. Under the discretionary requirements, the Company will seek to recover, as it deems appropriate and to the extent permitted by law, any bonus, incentive payment, equity award, or other compensation awarded to or received by a covered executive if the LDC Committee determines that (i) the compensation was based on financial results or operating metrics that were satisfied as a result of the officer’s knowing or intentional fraudulent or illegal conduct, or (ii) the covered executive engaged in intentional misconduct (as determined by the LDC Committee in its sole discretion) that caused the Company material financial or reputational harm. The Executive Compensation Clawback Policy is set forth in an exhibit to our Corporate Governance Guidelines.

Insider Trading Policies and Procedures
The Company has an Insider Trading Policy governing the purchase, sale and certain other dispositions of our securities by directors, officers, other associates, and certain other persons and entities that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards. The Insider Trading Policy also addresses trading by the Company in our securities and sets forth procedures related to the repurchase of securities by the Company. A copy of the policy was filed as Exhibit 19.1 to our 2024 Form 10-K.

DIRECTOR INDEPENDENCE

The Director Independence Standards in our Corporate Governance Guidelines, which are available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Overview,” exceed the independence standards adopted by the NYSE. In early 2025, pursuant to the Corporate Governance Guidelines, the Board and the NCG Committee reviewed the independence of each current director. The Board and NCG Committee also reviewed the independence of Ms. Sharma prior to her nomination. During this review, the Board and the NCG Committee considered all relevant facts and circumstances related to transactions and relationships between each director (and his or her immediate family and affiliates) and the Company and its management to determine whether any such relationship or transaction would prohibit a director from being independent under SEC rules, NYSE listing standards, or the Company’s Director Independence Standards.
Based on this review and the recommendation of the NCG Committee, the Board affirmatively determined that all of our current directors and Ms. Sharma, our new director nominee, are independent except Edward P. Decker, our Chair, President and CEO.
The Company has purchase, sale and other transactions and relationships in the normal course of business with companies with which certain Company directors are associated but which our Board determined are not material to our Company, the directors or the companies with which the directors are associated. These transactions were reviewed and considered by the Board and the NCG Committee in determining the independence of Company directors. In particular, the Board and the NCG Committee took into account the following transactions in its analysis:
•Mr. Brenneman serves as Executive Chairman of CCMP Capital Advisors, LP, which manages funds that have or in Fiscal 2024 had an equity interest in: (1) BGIS, from which we purchased facilities management services and which purchased MRO products from us; (2) RealTruck, from which we purchased automotive equipment; and (3) Shoes for Crews, from which we purchased footwear. In Fiscal

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2024, Mr. Brenneman served as a member of the board of directors of BGIS, but he did not serve as a director or officer of RealTruck or Shoes for Crews.
•In Fiscal 2024, Ms. Linnartz served as President, Chief Executive Officer, and a member of the Board of Directors of Under Armour, Inc., from which we purchased apparel.
•Ms. Santilli serves as Chief Executive Officer, Latin America Foods of PepsiCo, Inc., from which we purchased food and beverage products and which purchased MRO products from us.
•Ms. Seidman-Becker serves as Chair and Chief Executive Officer of CLEAR Secure, Inc., from which we purchased identity verification and travel-related services.
•Ms. Sharma serves as Corporate Vice President and Head of Product, AI Platform of Microsoft, from which we purchased software and technology products and services and which purchased MRO products from us.
In each instance described above, the amount of payments made and received by each entity represented an immaterial percentage of the Company’s and the other entity’s revenues. The Board and the NCG Committee believe that all of the transactions and relationships described above were on arm’s-length terms that were reasonable and competitive and that the directors did not participate in or receive any direct personal benefit from these transactions.
RELATED PERSON TRANSACTIONS

The Company has adopted a written policy requiring reasonable prior review and approval by the NCG Committee of all “Related Person Transactions.” These are transactions in which the Company is a participant, the amount involved exceeds $120,000, and a director, executive officer, or holder of more than 5% of our common stock has a direct or indirect material interest.
Under our Related Person Transaction Policy, our General Counsel has primary responsibility for determining whether, based on the facts and circumstances, a related person has a direct or indirect material interest in a proposed or existing transaction. To help identify Related Person Transactions, each director and executive officer completes a questionnaire that requires the disclosure of any transaction that the person, any member of his or her immediate family, or any entity with which he or she is affiliated has or will have with the Company. Our General Counsel also conducts an investigation that includes a review of the Company’s financial systems to determine if a director or executive officer, or a company with which he or she is affiliated, engaged in transactions with the Company during the fiscal year. Additionally, the Company’s Business Code of Conduct and Ethics, Corporate Governance Guidelines and conflict of interest policies require that all associates and directors promptly disclose all conflicts or potential conflicts of interest.
If the General Counsel determines that the related person would have a direct or indirect material interest in the transaction, the General Counsel must present the transaction to the NCG Committee for review. The NCG Committee must then either approve or reject the transaction in accordance with the terms of the policy. When making this determination, the NCG Committee must consider all relevant information available and, as appropriate, take into consideration the following:
•Whether the transaction was undertaken in the ordinary course of business of the Company;
•Whether the transaction was initiated by the Company or the related person;
•Whether the transaction contains terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
•The purpose of the transaction and its potential benefits to the Company;
•The approximate dollar value of the transaction, particularly as it involves the related person;
•The related person’s interest in the transaction; and
•Any other information regarding the related person’s interest in the transaction that would be material to investors under the circumstances.
The NCG Committee may only approve the transaction if it determines that the transaction is reasonable, on competitive terms, and fair to the Company and not inconsistent with the best interests of the Company as a

12	The Home Depot 2025 Proxy Statement

whole. Further, in approving any such transaction, the NCG Committee has the authority to impose any terms or conditions it deems appropriate on the Company or the related person.
If review of a Related Person Transaction is required between NCG Committee meetings, and it is determined that approval of a Related Person Transaction by the entire NCG Committee prior to consummation or effectiveness of the transaction is impracticable under the circumstances, the Chair of the NCG Committee will review and may approve the transaction at his or her discretion. The Chair of the NCG Committee must report that transaction to the NCG Committee at its next regularly scheduled meeting, including the rationale for approving the transaction prior to committee review. Transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s Proxy Statement. There were no Related Person Transactions since the beginning of Fiscal 2024 requiring disclosure in this Proxy Statement.
SELECTING NOMINEES TO THE BOARD OF DIRECTORS

The NCG Committee is responsible for considering candidates for the Board and recommending director nominees to the Board. All members of the NCG Committee have been determined to be independent by the Board pursuant to SEC rules, NYSE listing standards and the Company’s Director Independence Standards.
The NCG Committee considers a diverse slate of candidates for nomination to the Board from a variety of sources. Current members of the Board are considered for re-election unless they have notified the Company that they do not wish to stand for re-election and provided they have not reached age 72 by the calendar year-end immediately preceding the Company’s next annual meeting of shareholders. The NCG Committee may also consider candidates recommended by current members of the Board, members of management, and shareholders, as discussed below under “Director Candidates Recommended by Shareholders.”
From time to time, the NCG Committee engages independent search firms to assist in identifying potential Board candidates. Services provided by the search firms include identifying and assessing potential director candidates, ensuring candidates meet criteria established by the NCG Committee, verifying information about the prospective candidate’s credentials, and obtaining a preliminary indication of interest and willingness to serve as a Board member. During Fiscal 2024, the NCG Committee engaged a third-party search firm to assist it in identifying and assessing potential director candidates. Ms. Sharma, who has been nominated for election as a director at the Meeting, was recommended by this third-party search firm.
The NCG Committee evaluates all candidates, regardless of who recommended a candidate, based on the same criteria. The criteria and the process by which director nominees are considered and selected are discussed further below under “Election of Directors.”
DIRECTOR CANDIDATES RECOMMENDED BY SHAREHOLDERS

The NCG Committee will consider candidates recommended by a shareholder (or group of shareholders) who own(s) at least 1% of the Company’s outstanding shares of common stock and who has held such shares for at least one year as of the date of the recommendation. If the shareholder does not meet these requirements, the NCG Committee may, but is not obligated to, evaluate the candidate and consider him or her for nomination to the Board. A shareholder wishing to recommend a candidate must submit the following documents to the Corporate Secretary, The Home Depot, Inc., 2455 Paces Ferry Road, Building C-22, Atlanta, Georgia 30339 not less than 120 calendar days prior to the anniversary of the date on which the Company’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting of shareholders:
•A recommendation that identifies the candidate and provides contact information for that candidate;
•The written consent of the candidate to serve as a director of the Company, if elected; and
•Documentation establishing that the shareholder making the recommendation meets the ownership requirements set forth above.
If the candidate is to be evaluated by the NCG Committee, the Corporate Secretary will request from the candidate a detailed résumé, an autobiographical statement explaining the candidate’s interest in serving as a director of the Company, a completed statement regarding conflicts of interest, and a waiver of liability for a

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background check. These documents must be received from the candidate before the first day of February preceding the annual meeting of shareholders.
COMMUNICATING WITH THE BOARD

Shareholders and others who are interested in communicating directly with the Board, our Lead Director, or other independent directors, including those wishing to express concerns relating to accounting, internal controls, audit matters, fraud or unethical behavior, may do so by e-mail at HD_Directors@homedepot.com or by writing to the directors at the following address:
[Name of Director or Directors]
c/o Corporate Secretary
The Home Depot, Inc.
2455 Paces Ferry Road
Building C-22
Atlanta, Georgia 30339
The Corporate Secretary reviews and provides the Board and the NCG Committee with a summary of all such communications and a copy of any correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or the standing committees of the Board or that otherwise requires the attention of the Board and the NCG Committee. Correspondence relating to accounting, internal controls or auditing matters is brought to the attention of the Company’s internal audit department and, if appropriate, to the Audit Committee. All such communications are treated confidentially.

14	The Home Depot 2025 Proxy Statement

ELECTION OF DIRECTORS
(ITEM 1 ON THE PROXY CARD)
The Board is elected annually by shareholders to oversee the long-term health and the overall success and financial strength of the Company’s business. The NCG Committee is responsible for considering candidates for the Board and recommending director nominees for the Board.
DIRECTOR CRITERIA AND QUALIFICATIONS

The NCG Committee, when considering the composition of our Board, focuses on ensuring that our directors collectively possess the breadth of expertise and experience appropriate for a retailer of our size and geographic scope. The Company is the world’s largest home improvement retailer, with 2,347 stores and over 780 branches in the United States, Canada and Mexico as of the end of Fiscal 2024. Our business involves all facets of retail, including merchandising, supply chain, finance, real estate, human capital management, IT and cybersecurity, e-commerce, strategic management, marketing and communications, international commerce, sustainability, and corporate governance. The NCG Committee evaluates each director candidate on the basis of the length, breadth and quality of the candidate’s business experience, the applicability of the candidate’s skills and experience to the Company’s business and strategic direction, the perspectives that the candidate would bring to the Board, the candidate’s ability to devote sufficient time to the Board and any committee service, and the personality or “fit” of the candidate with our culture, existing members of the Board, and management.
The NCG Committee seeks directors who:
•Demonstrate integrity, accountability, informed judgment, financial literacy, creativity and vision, and our servant leadership mindset;
•Are prepared to represent the best interests of all Company shareholders and not just one particular constituency;
•Demonstrate a record of professional accomplishment in his or her chosen field; and
•Are prepared and able to participate fully in Board activities, including membership on at least two committees.
BOARD COMPOSITION AND REFRESHMENT

We routinely assess the composition of the Board and aim to strike a balance between the knowledge and understanding of the business that comes from longer-term service on the Board and the fresh ideas and perspective that can come from adding new members. We also consider the complement of relevant skills and experience on the Board as our business changes and expands.
The Board and the NCG Committee recognize the importance of selecting directors from varied backgrounds with a wide array of personal and professional experiences to ensure that the Board as a whole has a breadth of perspectives to better inform its decisions and make our business stronger and more innovative to keep pace with a rapidly changing marketplace. Accordingly, the NCG Committee is committed to including candidates with varied backgrounds in each director search, including but not limited to demographic diversity, as outlined in our Policy on the Consideration and Evaluation of Board Candidates, available on our Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Overview.” The NCG Committee assesses the composition of the Board at least once a year and more frequently as needed, particularly when considering potential new candidates.
Our directors have a rich array of experiences and a balance of tenure and demographics, which provides our Board with an effective mix of perspectives. The retail landscape has rapidly evolved over the past decade and continues to change and develop. We believe that Board succession planning and refreshment are important as the Company’s business strategy continues to evolve. We have included one new nominee, Ms. Sharma, who further strengthens the Board’s experience relating to technology and operational excellence, for election at the Meeting. Taking into account Ms. Sharma’s nomination, in the past three years, we have added three new independent directors, while in the past seven years, we have added five new independent directors. Collectively, these directors have added to the skills and experience of our Board and its ability to support the Company’s business and the creation of long-term shareholder value, including through the

The Home Depot 2025 Proxy Statement	15

addition of directors with first-hand experience building an interconnected experience for their own companies’ customers.
The average tenure of our director nominees is 9.1 years. We remain committed to ongoing Board refreshment to support the evolution of our strategy.
We believe that we also benefit from having several seasoned directors, including our Lead Director, who are well-versed in the Company’s business and can help facilitate the transfer of institutional knowledge. Having a tenured Lead Director who has served with five of our CEOs and navigated several business cycles has proven extremely valuable, particularly as we have added new Board members and experienced senior management transitions. We believe the average tenure of our directors reflects the balance the Board seeks to achieve between different perspectives brought by long-serving and newer directors.

16	The Home Depot 2025 Proxy Statement

2025 DIRECTOR NOMINEES

After evaluating the performance and experience of each of the current directors and the composition of the Board, the NCG Committee and the Board have recommended the election of all 11 of our current Board members, as well as one new independent director nominee, Ms. Sharma.
The tables and the detailed director nominee biographies below summarize the skills, qualifications and attributes of our director nominees that are important to us and depict how the composition of our nominees for the Board meets these needs.

Skills, Qualifications and Attributes	Relevance to The Home Depot
Retail/Merchandising	Experience in the retail industry provides a relevant understanding of our business, strategy and marketplace dynamics.
Strategic Management	Our Board regularly reviews and has input on our strategic plan, which guides our long-term business investments and objectives and our capital allocation.
Supply Chain	Upstream and downstream supply chain structure and design, as well as last-mile offerings, are critical to our strategic initiatives and responsible sourcing.
Marketing/Communications	Effective marketing and communications are critical to building customer loyalty, deepening customer engagement, and expanding market share.
E-Commerce	E-commerce is an essential part of the Company’s strategy for growth of the business and optimization of our customer experience.
Real Estate	Given our significant physical footprint, directors with real estate experience can provide insight on opportunities and managing our locations.
Human Capital Management	With our significant associate population, directors with experience in organizational management and talent development provide key insights into developing and investing in our associates.
IT	We rely on technology to manage customer, associate and supplier data and deliver products and services to the market.
Data Protection/Cybersecurity	The protection of customer, associate, corporate, and supplier data is of the utmost importance and will continue to grow in importance as we expand our technological capabilities.
International	With global operations in several countries, international experience helps us understand opportunities and challenges.
Finance	Our business involves complex financial transactions and reporting requirements.
Governance	As a public company, we and our shareholders expect effective oversight and transparency.
CEO Experience	The significant leadership experience that comes from a CEO role can provide insight on business operations, driving growth, and building and strengthening corporate culture.
Sustainability	We believe running a responsible, sustainable company makes our business stronger, more agile, and more resilient and helps us deliver industry-leading results.

The Home Depot 2025 Proxy Statement	17

Each of the 12 individuals nominated for election to the Board would hold office until the 2026 Annual Meeting of Shareholders and until his or her successor is elected and qualified. Each nominee has agreed to serve as a director if elected. If for some unforeseen reason a nominee becomes unwilling or unable to serve, the Board may reduce the number of directors that serve on the Board or choose a substitute nominee in accordance with our By-Laws. If a nominee becomes unable to serve for good cause or is unwilling to serve, a substitute nominee is chosen, and you have already submitted your proxy, the proxy holders may vote your shares for the substitute nominee in their discretion.

18	The Home Depot 2025 Proxy Statement

The 12 nominees for election to the Board are set forth below.

GERARD J. ARPEY
Director since: 2015 Age: 66 Committees: Nominating and Corporate Governance Finance
Mr. Arpey has been a partner in Emerald Creek Group, LLC, a private equity firm based in Southern California, since 2012. Mr. Arpey served as Chief Executive Officer of AMR Corporation, a global airline holding company, and its subsidiary American Airlines, from 2003 until his retirement in 2011. From 2004 through his retirement, he was also Chairman of the AMR Board of Directors. Mr. Arpey also previously served as American Airlines’ President and Chief Operating Officer, Senior Vice President of Finance and Planning, and Chief Financial Officer. Mr. Arpey currently serves on the board of directors of S. C. Johnson & Son, Inc., a privately-held company. He also serves as a trustee of the American Beacon Funds.
Skills and Qualifications: Mr. Arpey brings to the Board extensive organizational management, strategic, financial, IT, governance, and international experience from his service as chairman, chief executive officer, and chief financial officer of one of the largest global airlines and service as a director of public and private companies.
Other U.S. Public Company Board Memberships in Past Five Years:
None

ARI BOUSBIB
Director since: 2007 Age: 64 Committees: Audit Finance (Chair)
Mr. Bousbib serves as Chairman and Chief Executive Officer of IQVIA Holdings Inc., a leading global provider of advanced analytics, technology solutions and contracted research services to the life sciences industry. He assumed this position in October 2016 following the merger of IMS Health Holdings, Inc. (“IMS Holdings”) and Quintiles Transnational Holdings, Inc. From 2010 to October 2016, Mr. Bousbib served as Chairman and Chief Executive Officer of IMS Health Incorporated (“IMS Health”), a subsidiary of IMS Holdings, and he also served as Chairman, Chief Executive Officer and President of IMS Holdings since its initial public offering in 2014. Prior to joining IMS Health, Mr. Bousbib spent 14 years at United Technologies Corporation (“UTC”), a commercial aerospace, defense and building industries company. From 2008 until 2010, he served as President of UTC’s Commercial Companies, including Otis Elevator Company (“Otis”), Carrier Corporation, UTC Fire & Security and UTC Power. From 2002 until 2008, Mr. Bousbib was President of Otis, and from 2000 until 2002, he served as its Chief Operating Officer. Prior to joining UTC, Mr. Bousbib was a partner at Booz Allen Hamilton, a global management and technology consulting firm.
Skills and Qualifications: In serving on our Board, Mr. Bousbib draws from his experience with managing large, sophisticated businesses, including oversight of extensive global operations, as well as strategic, finance, supply chain and IT matters. He plays a key role in the Board’s oversight of the Company’s supply chain, IT, international and finance matters, and provides insight into the development of corporate strategy.
Other U.S. Public Company Board Memberships in Past Five Years:
IQVIA Holdings Inc. (2016 to present)

The Home Depot 2025 Proxy Statement	19

JEFFERY H. BOYD
Director since: 2016 Age: 68 Committees: Nominating and Corporate Governance (Chair) Finance
Mr. Boyd served in a number of senior executive positions during his long and successful tenure at Booking Holdings Inc. (“Booking”), a leading provider of online travel and related services. His strategic leadership at Booking guided the company to grow from a loss in 2002 to a multi-billion dollar profitable business. He served as Chairman of the Board of Booking from June 2018 to June 2020, and from January 2017 to June 2018, he served as Booking’s Executive Chairman. Prior to January 2017, Mr. Boyd served in a number of roles of increasing responsibility at Booking, including as its President and Chief Executive Officer from November 2002 until December 2013, Chairman from January 2013 to December 2016, and interim Chief Executive Officer and President during a portion of 2016. Mr. Boyd was Booking’s President and Co-Chief Executive Officer from August 2002 to November 2002; its Chief Operating Officer from November 2000 to August 2002; and its Executive Vice President, General Counsel and Secretary from January 2000 to October 2000. Prior to joining Booking, Mr. Boyd was Executive Vice President, General Counsel and Secretary of Oxford Health Plans, Inc.
Skills and Qualifications: Mr. Boyd brings to our Board extensive experience in global e-commerce, sales, and digital marketing, as well as proven leadership, corporate governance and strategic management skills. His e-commerce experience provides valuable insights into the continued execution and evolution of our interconnected retail strategy.
Other U.S. Public Company Board Memberships in Past Five Years:
CLEAR Secure, Inc. (“CLEAR”) (2021 to present)
Oscar Health, Inc. (2021 to present)
Booking Holdings Inc. (2001 to 2021)

GREGORY D. BRENNEMAN
Director since: 2000 Age: 63 Lead Director
Mr. Brenneman, our Lead Director, serves as Executive Chairman of CCMP Capital Advisors, LP (“CCMP”), a private equity firm with over $3 billion under management, a position he has held since October 2016. He served as Chairman of CCMP from 2008 until October 2016 and as its President and Chief Executive Officer from February 2015 until October 2016. He is also Chairman and Chief Executive Officer of TurnWorks, Inc., a private equity firm focusing on corporate turnarounds, which he founded in 1994. Prior to joining CCMP, Mr. Brenneman led restructuring and turnaround efforts at Quiznos, Burger King Corporation, PwC Consulting, a division of PricewaterhouseCoopers (“PwC”), and Continental Airlines, Inc. that resulted in improved customer service, profitability, and financial returns.
Skills and Qualifications: As a successful business leader who has been involved in several well-known corporate spin-off and turnaround-driven transformations, Mr. Brenneman has an extensive background in general management of large organizations and expertise in accounting and corporate finance, retail, supply chain, marketing, and international matters. In addition, his directorships at other public companies provide him with broad experience on governance issues.
Other U.S. Public Company Board Memberships in Past Five Years:
Baker Hughes Company (2017 to present)
Ecovyst Inc. (formerly PQ Group Holdings Inc.) (2017 to 2022)
Hayward Holdings, Inc. (2021 to 2023)

20	The Home Depot 2025 Proxy Statement

J. FRANK BROWN
Director since: 2011 Age: 68 Audit Committee Financial Expert Committees: Audit (Chair) Finance
Mr. Brown is a seasoned executive who served in various roles with General Atlantic LLC (“General Atlantic”), a global growth equity firm investing in innovative and technology-driven companies. He served as Managing Director and Chief Risk Officer from 2020 until his retirement at the end of 2021, after which he served as an advisor through the end of 2024. He served as Managing Director and Chief Operating Officer of General Atlantic from 2011 through 2019. From 2006 to 2011, Mr. Brown was Dean of INSEAD, an international business school with campuses in France, Singapore and Abu Dhabi. Before his appointment as Dean of INSEAD, he served as a member of its Board and as Chairman of its U.S. Council. Prior to his tenure at INSEAD, Mr. Brown spent 26 years at PwC, where he held a series of leadership roles, including head of its Assurance and Business Advisory Service, Transactions Services, and Corporate Development practices, and ultimately the leader of its $3.5 billion Advisory Services operating unit. He also launched PwC’s Genesis Park, a leadership development program to train the next generation of global leaders within the firm. Mr. Brown is a trustee of The Asia Society and Bucknell University, and a member of the American Institute of Certified Public Accountants. He is also an author and frequent speaker on leadership.
Skills and Qualifications: Mr. Brown is a seasoned international business and academic leader whose strong technical expertise in financial and accounting matters qualifies him as an “audit committee financial expert” under SEC guidelines. In addition, his role at General Atlantic provided insight into risk management, real estate, human capital management, IT and cybersecurity, and e-commerce.
Other U.S. Public Company Board Memberships in Past Five Years:
None

EDWARD P. DECKER
Director since: 2022 Age: 62 Chair, President and CEO
Mr. Decker has served as our Chair since October 2022 and as our President and CEO since March 2022. Prior to assuming the role of CEO, he served as our President and COO from October 2020 through February 2022, where he was responsible for global store operations, global sourcing operations, global supply chain, outside sales and service, and real estate, as well as merchandising, marketing and online strategy. From August 2014 to October 2020, he served as Executive Vice President – Merchandising, where he was responsible for merchandising strategy, marketing, vendor management, and in-store environment. From October 2006 through July 2014, he served as Senior Vice President – Retail Finance, Pricing Analytics, and Assortment Planning. Mr. Decker joined The Home Depot in 2000 and held various strategic planning roles, including serving as Vice President – Strategic Business Development from November 2002 to April 2006 and Senior Vice President – Strategic Business and Asset Development from April 2006 to September 2006. Prior to joining the Company, Mr. Decker held various positions in strategic planning, business development, finance, and treasury at Kimberly-Clark Corp. and Scott Paper Co.
Skills and Qualifications: With over two decades of experience with the Company, Mr. Decker brings to our Board extensive retail experience and knowledge of our business, including leadership experience in retail operations, merchandising, marketing, e-commerce, supply chain, real estate, strategic business development, finance, vendor management, organizational development, and international matters.
Other U.S. Public Company Board Memberships in Past Five Years:
None

The Home Depot 2025 Proxy Statement	21

WAYNE M. HEWETT
Director since: 2014 Age: 60 Committees: Leadership Development and Compensation (Chair) Audit
Mr. Hewett is a seasoned executive leader who has worked across a number of industries. Since March 2018, he has served as a senior advisor to Permira, a global private equity firm. Since December 2019, he has also served as Chairman of Cambrex Corporation, a contract developer and manufacturer of active pharmaceutical ingredients; and since October 2023 he has served as Chairman of Quotient Sciences, a drug development and manufacturing accelerator, all of which are Permira portfolio companies. In March 2023, he joined the board of managers of ASP Resins Holdings LP, a private company that produces adhesives and performance materials. From March 2018 to December 2021, he served as Chairman of DiversiTech Corporation, a manufacturer and supplier of HVAC equipment. From August 2015 to November 2017, Mr. Hewett served as Chief Executive Officer of Klöckner Pentaplast Group, a packaging supplier. From January 2010 to February 2015, he served as President, Chief Executive Officer and a member of the board of directors of Arysta LifeScience Corporation (“Arysta”), a privately-held crop protection and life science company. In February 2015, Arysta was acquired by Platform Specialty Products Corporation, a global producer of high technology specialty chemical products, where Mr. Hewett served as President until August 2015. Mr. Hewett’s career has also included over 20 years with General Electric Company (“GE”), including leadership roles in various GE business units and membership on GE’s Corporate Executive Council.
Skills and Qualifications: Mr. Hewett brings to our Board extensive experience in general management, finance, risk management, supply chain, operational, sustainability, and international matters. He has significant experience executing company-wide initiatives across large organizations, developing proprietary products, optimizing a supply chain, and using emerging technologies to provide new products and services to customers.
Other U.S. Public Company Board Memberships in Past Five Years:
United Parcel Service, Inc. (2020 to present)
Wells Fargo & Company (2019 to present)

22	The Home Depot 2025 Proxy Statement

MANUEL KADRE
Director since: 2018 Age: 59 Committees: Audit Finance
Mr. Kadre is Chairman and Chief Executive Officer of Kollective Auto Group (formerly known as MBB Auto Group), a premium luxury retail automotive group with a number of dealerships in the Northeast and Texas, a position he has held since 2012. Mr. Kadre also serves as Chairman of the Board of Republic Services, Inc., an industry leader in U.S. recycling and non-hazardous solid waste disposal. Prior to his role with Kollective Auto Group, he was the Chief Executive Officer of Gold Coast Caribbean Importers, LLC from July 2009 until 2014. From 1995 until July 2009, Mr. Kadre served in various roles, including President, Vice President, General Counsel and Secretary, for CC1 Companies, Inc., a distributor of beverage products in markets throughout the Caribbean. Mr. Kadre also serves as Chair-Elect of the Board of Trustees of the University of Miami.
Skills and Qualifications: Mr. Kadre brings significant chief executive and senior management expertise to our Board, together with financial, strategic, environmental, and real estate experience. His service on other boards, including service as chairman and lead independent director of two public companies, enhances our Board’s capabilities in the areas of management oversight, corporate governance and board dynamics.
Other U.S. Public Company Board Memberships in Past Five Years:
NeueHealth, Inc. (formerly Bright Health Group, Inc.) (2021 to present)
Republic Services, Inc. (2014 to present)
Mednax, Inc. (2007 to 2022)

STEPHANIE C. LINNARTZ
Director since: 2018 Age: 57 Committees: Audit Leadership Development and Compensation
Ms. Linnartz served as the President, Chief Executive Officer and a member of the board of directors of Under Armour, Inc. (“Under Armour”), a leading sportswear company, from February 2023 through March 2024. From 2021 through February 2023, Ms. Linnartz served as the President of Marriott International, Inc. (“Marriott”), the world’s largest hospitality company with the travel industry’s largest customer-loyalty program, Marriott BonvoyTM, and some of the most iconic brands in travel, where she was responsible for developing and executing all aspects of the company’s global consumer strategy. She served as Group President, Consumer Operations, Technology & Emerging Businesses for Marriott from 2020 to 2021, and as Marriott’s Executive Vice President and Global Chief Commercial Officer from 2013 to 2019. Ms. Linnartz joined Marriott as a financial analyst in 1997, and held positions in operations, finance, revenue management, sales, distribution, technology and digital over the years. Under her leadership, Marriott launched a new premium home rental offering and expanded its consumer offerings to include travel categories beyond hotels. Prior to Marriott, Ms. Linnartz worked for the Hilton Hotels Corporation.
Skills and Qualifications: From her role at Under Armour, Ms. Linnartz adds to the retail and executive leadership experience on our Board. In her role at Marriott, Ms. Linnartz was responsible for providing strategic leadership for all aspects of Marriott’s global strategy, giving her experience across a range of business functions, including brand management, sales (including e-commerce), loyalty strategies, customer engagement, technology, real estate development, and sustainability. Her experience, along with her strong financial background, enhances the Board’s oversight of our interconnected retail strategy and the investments we are making for our customer experience.
Other U.S. Public Company Board Memberships in Past Five Years:
Under Armour, Inc. (2023 to 2024)

The Home Depot 2025 Proxy Statement	23

PAULA A. SANTILLI
Director since: 2022 Age: 60 Committees: Nominating and Corporate Governance Finance
Ms. Santilli has served as the Chief Executive Officer, Latin America Foods, for PepsiCo, Inc. (“PepsiCo”), a consumer products company, since January 2025. Prior to this role, Ms. Santilli served as Chief Executive Officer, Latin America, from 2019 to 2024. Previously she served in various leadership positions at PepsiCo Mexico Foods, as President from 2017 to 2019, as Chief Operating Officer from 2016 to 2017, and as Vice President and General Manager from 2011 to 2016. Prior to joining PepsiCo Mexico Foods, she held a variety of roles, including leadership positions, with PepsiCo in Mexico and in the Latin America Southern Cone region comprising Argentina, Uruguay and Paraguay. Ms. Santilli joined PepsiCo in 2001 following PepsiCo’s acquisition of the Quaker Oats Company, where she held various roles of increasing responsibility from 1992 to 2001, including running the regional Quaker Foods and Gatorade businesses in Argentina, Chile and Uruguay.
Skills and Qualifications: Ms. Santilli brings extensive experience in oversight of retail, marketing, supply chain, sustainability, and international operations, as well as the human capital management and compensation needs of a complex sales organization, from her time at PepsiCo, and she contributes to the general strategic management experience of the Board.
Other U.S. Public Company Board Memberships in Past Five Years:
None

CARYN SEIDMAN-BECKER
Director since: 2022 Age: 52 Committees: Leadership Development and Compensation Nominating and Corporate Governance
Ms. Seidman-Becker has served as the Chief Executive Officer of CLEAR, a secure identity platform operating in travel, healthcare, sports and entertainment, since she and a co-founder purchased and relaunched its predecessor, Alclear Holdings, LLC, in 2010, and she serves as the Chair of CLEAR’s board of directors. Prior to CLEAR, Ms. Seidman-Becker founded and was the managing partner of Arience Capital, an over $1 billion value-oriented asset management firm focused on investing in companies across a broad spectrum of industries, including consumer, technology, aerospace and defense and turnarounds. Prior to Arience Capital, she served as managing director at Iridian Asset Management, an investment advisor firm, and assistant vice president at Arnhold and S. Bleichroeder, an investment bank.
Skills and Qualifications: Ms. Seidman-Becker brings significant strategic management experience, operational insights and expertise on technology from her experience serving as Chair and Chief Executive Officer of CLEAR, as well as finance and financial management expertise from her leadership roles with asset management firms and her investment banking experience.
Other U.S. Public Company Board Memberships in Past Five Years:
CLEAR Secure, LLC (2021 to present)
Lemonade, Inc. (2020 to 2022)

24	The Home Depot 2025 Proxy Statement

ASHA SHARMA
New Director Nominee Age: 36 Committees: Audit Committee Leadership Development and Compensation
Ms. Sharma has served as Corporate Vice President and Head of Product, AI Platform at Microsoft, a computer software provider, since March 2024. In this role, she leads product development and computational design for the AI models, tools and services for Microsoft’s enterprise, developer and data science customers. Prior to joining Microsoft, Ms. Sharma was the Chief Operating Officer of Maplebear Inc. (doing business as Instacart), a leading provider of online grocery services, from 2021 through 2024, during which time she also oversaw execution of Instacart’s financial model. From 2017 through 2021, Ms. Sharma served in various roles at Facebook, Inc. (now known as Meta Platforms, Inc.), a global technology company, including serving as Vice President of Product for multiple product groups building Messenger, Instagram Direct, Messenger Kids, Remote Presence (including calling and video), and company-wide platforms. She also served as Chief Operating Officer at Porch Group, Inc. (“Porch Group”), a home services software provider, from 2015 to 2017, and served as Chief Marketing Officer at Porch Group from 2013 to 2015.
Skills and Qualifications: Ms. Sharma brings extensive technology expertise, data protection and cybersecurity experience, and product development experience from her work with Microsoft. She brings operational insights, strategic management, e-Commerce, finance and supply chain experience from her work as a Chief Operating Officer for Instacart and Porch Group, and marketing and communications experience from her role as Chief Marketing Officer at Porch Group, all of which provide valuable insights into the continued execution and evolution of our interconnected retail strategy.
Other U.S. Public Company Board Memberships in Past Five Years:
Coupang, Inc. (2024 to present)
AppLovin Corporation (2021 to 2023)
Porch Group, Inc. (2015 to 2022)

WE RECOMMEND THAT YOU VOTE “FOR” THE ELECTION
OF EACH NOMINEE TO THE BOARD OF DIRECTORS.

The Home Depot 2025 Proxy Statement	25

RATIFICATION OF THE APPOINTMENT OF KPMG LLP
(ITEM 2 ON THE PROXY CARD)
The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit Committee annually evaluates the independent registered public accounting firm’s qualifications, performance and independence and assesses whether to continue to retain the firm or select a different firm. The Audit Committee and its Chair are also involved in and approve the selection of the lead audit partner, who is limited to no more than five consecutive years in that role before the position must be rotated in accordance with SEC rules. Pursuant to these requirements, we will have a new lead partner in Fiscal 2025. The Audit Committee has approved the selection of the new lead partner.
The Audit Committee has appointed KPMG to serve as the Company’s independent registered public accounting firm for Fiscal 2025. KPMG (or its predecessor firms) has served in that capacity for the Company since 1979. The Audit Committee and the Board believe that the continued retention of KPMG as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. Although we are not required to submit this matter to shareholders, the Board believes that it is a sound corporate governance practice to seek shareholder ratification of the appointment of KPMG. If shareholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment. Even if the appointment of KPMG is ratified by shareholders, the Audit Committee in its discretion may change the appointment at any time if it determines that such a change would be in the best interests of the Company.
One or more representatives of KPMG will be present at the Meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from shareholders.
WE RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF
KPMG LLP AS THE COMPANY’S FISCAL 2025 INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM.

26	The Home Depot 2025 Proxy Statement

AUDIT COMMITTEE REPORT
Each member of the Audit Committee is independent under SEC rules, the NYSE listing standards and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines. The Board has determined that Mr. Brown is an “audit committee financial expert,” as such term is defined in SEC rules.
The Audit Committee acts under a written charter, which sets forth its responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. The Audit Committee charter is available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Committee Members & Charters” and is also available in print at no charge upon request.
The Audit Committee has completed the following:
•Reviewed and discussed the audited consolidated financial statements with the Company’s management and discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees;
•Received from KPMG the written communications required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s independence, discussed with KPMG its independence, and concluded that KPMG is independent from the Company and its management;
•After review and discussions with management and KPMG, recommended to the Board that the audited consolidated financial statements for the Company be included in the Company’s 2024 Form 10-K for filing with the SEC; and
•Reviewed and discussed the fees billed to the Company by KPMG for audit, audit-related, tax and all other services provided during Fiscal 2024, which are set forth below under “Independent Registered Public Accounting Firm’s Fees,” and determined that the provision of non-audit services is compatible with KPMG’s independence.
This report has been furnished by the current members of the Audit Committee:
•    J. Frank Brown, Chair
•    Ari Bousbib
•    Wayne M. Hewett
•    Manuel Kadre
•    Stephanie C. Linnartz

The Home Depot 2025 Proxy Statement	27

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

AUDIT AND OTHER FEES

The following table presents fees billed or expected to be billed for services rendered by KPMG during Fiscal 2024 and Fiscal 2023 (amounts in thousands):

	Fiscal 2024	Fiscal 2023
Audit Fees	$8,688	$7,425
Audit-Related Fees	$270	$260
Tax Fees	$—	$45
All Other Fees	$—	$—
Total Fees	$8,958	$7,730

Audit fees consist of fees for the annual audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K, the annual audit of the Company’s internal control over financial reporting, the quarterly reviews of the Company’s consolidated financial statements included in its Quarterly Reports on Form 10-Q, services related to other regulatory filings made with the SEC, comfort letters, and statutory audits of certain subsidiaries. The increase in audit fees in Fiscal 2024 relates to the SRS acquisition.
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the consolidated financial statements but are not reported in the prior paragraph. These fees are also related to the Company’s employee benefit plan audits.
Tax fees for Fiscal 2023 consist of fees of $37,000 for tax compliance and preparation services and $8,000 for tax planning, advisory and consulting services. There were no tax fees for Fiscal 2024.
PRE-APPROVAL POLICY AND PROCEDURES

The Audit Committee has adopted a policy regarding the retention of the independent registered public accounting firm that requires pre-approval of all services by the Audit Committee or by the Chair of the Audit Committee. Prior to the engagement of our independent registered public accounting firm, our Audit Committee pre-approves the above-described services by category of service and maximum amount of fees per category. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval or for services in excess of the originally pre-approved amount. In those instances, our Audit Committee requires that we obtain specific pre-approval for those services. If pre-approval is required between Audit Committee meetings, the Chair of the Audit Committee may pre-approve the services, provided that notice of such pre-approval is given to the other members of the Audit Committee and presented to the Audit Committee at its next regularly scheduled meeting. All services provided by KPMG in Fiscal 2024 and Fiscal 2023 were pre-approved by the Audit Committee.

28	The Home Depot 2025 Proxy Statement

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (ITEM 3 ON THE PROXY CARD)
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, the Company provides its shareholders with the opportunity each year to vote to approve, on an advisory basis, the compensation of our NEOs. The Company recommends that you vote “for” the approval of the compensation of our NEOs as described in this Proxy Statement, pursuant to the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the Company’s Proxy Statement for the 2025 Annual Meeting of Shareholders.
As described in the Compensation Discussion and Analysis beginning on page 37 and our “Fiscal 2024 Executive Compensation Report Card” on page 39, the Company’s compensation philosophy is to align executive pay with Company performance. We believe that this alignment motivates our executives to achieve our key financial and strategic goals, creating long-term shareholder value.
Our executive compensation program links pay to performance and reflects best practices as follows:
✓    Approximately 90.8% of the Fiscal 2024 target compensation for our CEO and approximately 81.5% of the Fiscal 2024 target compensation for our other NEOs was variable and paid based upon attainment of our pre-determined corporate performance objectives or the performance of our common stock.
✓    For Fiscal 2024, approximately 72.4% of our CEO’s target compensation, and approximately 61.3% of the target compensation of our other NEOs, was equity-based and paid in a mix of performance shares, performance-based restricted stock, and options.
✓    Our NEOs do not receive tax reimbursements (also known as “gross-ups”), supplemental executive retirement plans, defined benefit pension plans, guaranteed salary increases or guaranteed bonuses and receive only limited perquisites.
✓    We employ a number of mechanisms to mitigate the chance of our compensation programs encouraging excessive risk taking, including a review and risk assessment of the elements of compensation by the LDC Committee on at least an annual basis, an executive compensation clawback policy, stock ownership guidelines, and an anti-hedging and anti-pledging policy.
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the LDC Committee or the Board. Because we value our shareholders’ views, however, the LDC Committee and the Board will consider the results of this advisory vote when formulating future executive compensation policy. As noted on page 44 in the Compensation Discussion and Analysis, the LDC Committee considered the result of last year’s vote, in which approximately 93% of the shares voted were voted in support of the compensation of the Company’s NEOs. Your advisory vote serves as an additional tool to guide the LDC Committee and the Board in continuing to align the Company’s executive compensation program with the interests of the Company and its shareholders and is consistent with our commitment to high standards of corporate governance.
This vote is not intended to express a view on any specific element of compensation, but rather on the overall NEO compensation program and philosophy as described in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure as set forth below under “Executive Compensation.” We encourage you to carefully review these disclosures and to indicate your support for the NEO compensation program.
WE RECOMMEND THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS AS PRESENTED IN THIS PROXY STATEMENT.

The Home Depot 2025 Proxy Statement	29

SHAREHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIR (ITEM 4 ON THE PROXY CARD)
Mr. John Chevedden, located at 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, has been the beneficial owner of at least $2,000 in shares of the Company’s common stock for at least three years prior to submission of his proposal and has notified the Company of his intention to present the following proposal at the Meeting. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.
Proposal 4 – Independent Board Chairman
Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO.
Wherever possible, the Chairman of the Board shall be an Independent Director.
The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board on an expedited basis.
It is a best practice to adopt this policy soon. However this policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.
The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company.
A lead director is no substitute for an independent Board Chairman. Plus the Home Depot Lead Director violates the most important attribute of a Lead Director – independence. As director tenure goes up director independence goes down. The Home Depot lead director has 25-years long director tenure.
Home Depot has 2 directors with more than 17-years tenure each. This could be a red flag for poor Board refreshment and lack of succession planning.
Please vote yes:
Independent Board Chairman – Proposal 4

30	The Home Depot 2025 Proxy Statement

RESPONSE TO PROPOSAL REGARDING INDEPENDENT BOARD CHAIR
The Board recommends that you vote against this shareholder proposal. Shareholders of the Company rejected similar proposals in 2006, 2007, 2010, 2015, 2022, and most recently in 2023, when 73% of votes were cast against the proposal. Our Board believes in the importance of having the flexibility to meet the needs of the Company and its shareholders rather than being limited to a particular leadership structure. On at least an annual basis, our Board assesses its leadership structure, including the appointment of the Board Chair. The stability and consistency in the leadership provided by one person serving as Chair and CEO, together with our independent Board committees, our independent Lead Director, and our other robust corporate governance practices, including our commitment to ongoing Board refreshment, has provided a very effective Board leadership structure for our Company at many times throughout our history.
Since 1998, the Company has had a Lead Director, an independent director elected annually by the independent members of the Board. The robust responsibilities of the Lead Director role are set forth in our Corporate Governance Guidelines. Gregory D. Brenneman currently serves as our Lead Director and has served on the Board through multiple business cycles and with a number of different management teams, which provides him with a deep level of understanding of our business that enhances his independence from management and his ability to provide strong oversight. The NCG Committee undertakes a rigorous analysis of each director’s independence, which is reviewed by the Board, on at least an annual basis. Our Lead Director and other independent directors, together with our independent Board committees, have provided strong independent and effective oversight of management. Our performance since 1998 has demonstrated the effectiveness of this leadership structure.
Our Board recognizes that circumstances may change such that a different structure could be warranted to support the Company’s needs. At different points in the Company’s history, the Board has recognized the importance of the departing CEO remaining as the Chair of the Board for a period of time to assist with a smooth succession process and leadership transition for the incoming CEO. In our two most recent CEO transitions in 2014 and 2022, the independent members of our Board determined that it was in the best interest of the Company for the former CEO to remain on the Board as Chair following his successor’s appointment as CEO to support the leadership transition. When the prior CEO retired from the Chair role, the independent members of the Board again carefully assessed the Board’s leadership structure to determine what best supported the Company and decided to return to a combined Chair and CEO structure. In the role of Chair, to which he was appointed in 2022, Mr. Decker serves as a conduit between the Board and the operating organization to promote communication and provide consistent leadership on the Company’s key strategic objectives. Utilizing this leadership structure, the Board has overseen our transformational journey to continue investing in and growing the business by executing across multiple strategic initiatives.
We believe that our Board is best situated to determine which director should serve as Chair. While having a separate CEO and Chair has supported a smooth management transition and ensured strong leadership at other times in the Company’s history, our independent directors have determined that having a combined Chair and CEO, a strong independent Lead Director, and Board committees composed entirely of independent directors provides a successful Board leadership structure for the Company at this time. We believe that the Board should retain the flexibility to decide the most effective leadership structure given the needs of the Company and its shareholders at any given time.
WE RECOMMEND THAT YOU VOTE “AGAINST” THE
ADOPTION OF THIS SHAREHOLDER PROPOSAL.

The Home Depot 2025 Proxy Statement	31

SHAREHOLDER PROPOSAL REGARDING BIODIVERSITY IMPACT AND DEPENDENCY ASSESSMENT (ITEM 5 ON THE PROXY CARD)
Domini Impact Equity Fund, located at 180 Maiden Lane, Suite 1302, New York, NY 10038, has been the beneficial owner of at least $25,000 in shares of the Company’s common stock for at least one year prior to submission of its proposal and has notified the Company of its intention to present the following proposal at the Meeting as lead proponent along with other co-proponents. We will provide the names, addresses, and amount of shares held by the co-proponents to shareholders promptly upon oral or written request. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.
WHEREAS: Nature and biodiversity are systemically important to climate stabilization, health, human rights, and thriving economies. An estimated $5 trillion of private financial flows were directly harmful to nature in 2022.1 Companies that mismanage their nature impacts face risks,2 while companies that mitigate harmful nature impacts may capture opportunities.3
Home Depot is exposed to risk from its contributions to nature and biodiversity loss yet its business, including its global sourcing, also depends on nature and healthy ecosystems. Home Depot’s sourcing contributes deforestation and loss of primary forests. Logging leaves forests vulnerable to fires, pests, and climate disruption that threaten its ability to regenerate, in spite of using “sustainable forest management” practices.4 The company has also been linked to illegally logged timber.5 Additional product categories also have a negative impact on nature. For example, the sale of invasive species, pesticides containing glyphosate,6 and paints or other products that may contain PFAS (per- and poly-fluoroalkyl substances) known as “forever chemicals”,7 can harm human health, and contribute to biodiversity loss and legal risk.
The importance of conducting biodiversity assessments is recognized by the Global Biodiversity Framework, regulations, and growing industry tools.8 A recent report from Nature Action 100, a widely supported investor initiative, found Home Depot has not met benchmark expectations in any of the six assessment areas.9 Meanwhile, over 300 companies are using the Taskforce on Nature-related Financial Disclosures (TNFD) framework to assess their nature-related dependencies, impacts, risks, and opportunities, providing the foundation for the development of informed biodiversity strategies.10
Home Depot has incomplete nature-related initiatives and disclosures. Because these efforts are not rooted in a biodiversity assessment of upstream and downstream risks, impacts, dependencies, and opportunities, they do not necessarily address key issues. Investors are therefore unable to evaluate Home Depot’s exposure to systemic biodiversity risk and determine whether its management systems are sufficient. For example, it does not address sourcing from primary forests and its forest report does not adequately consider degradation and the risks of Canadian sourcing. Failure to evaluate and manage the risks associated with cumulative forest degradation threatens the long-term viability of this revenue stream.11 Logging can increase wildfire risk, and proportionally more wildfires occurred in Canada’s managed forests where logging took place in 2023.12
1 https://www.unep.org/resources/state-finance-nature-2023
2 https://assets.bbhub.io/professional/sites/24/BNEF_Nature-Risk.pdf
3 https://assets.bbhub.io/professional/sites/24/Nature-Opportunities-2024.pdf
4 https://www.nytimes.com/2024/01/04/world/canada/canada-boreal-forest-logging.html
5 https://eia.org/wp-content/uploads/2024/05/Failing-the-Forest-v6.pdf
6 https://foe.org/wp-content/uploads/2024/10/Roundup_Report_2025_final.pdf
7 https://ceh.org/latest/press-releases/new-testing-reveals-high-levels-of-toxic-pfas-in-artificial-turf/;
https://toxicfreefuture.org/retailer-report-card/2024/retailer/the-home-depot/; https://habitablefuture.org/wp-content/
uploads/2024/03/97-pfas-in-paints.pdf
8 https://www.ey.com/content/dam/ey-unified-site/ey-com/en-us/insights/climate-change-sustainability-services/documents/ey-nature-risk-barometer-2024.pdf
9 https://natureaction100.benchmarkingframework.com/companyassessments2024/?fileid=83f6a192-2dde-4183-
95b8-0184f2fa7f1a&brochureid=2afd93bd-791f-4b11-8deb-a7e3d74770ec&userentryid=58C22622-6F10-4014-
B051-30344182CB2C
10 https://tnfd.global/recommendations-of-the-tnfd/#risk-impact-management; https://tnfd.global/over-500-
organisations-and-17-7-trillion-aum-now-committed-to-tnfd-aligned-risk-management-and-corporate-reporting/
11 https://davidsuzuki.org/science-learning-centre-article/defining-forest-degradation-in-canada/
12 https://onlinelibrary.wiley.com/doi/10.1111/gcb.17392

32	The Home Depot 2025 Proxy Statement

Logging and related infrastructure have played a significant role in disturbing wildlife habitats and contribute to the decline of the threatened wood caribou, an indicator species for the health of the boreal ecosystem.13
In addition, a biodiversity assessment of opportunities to improve the nature impacts of products may result in higher sales margins and build consumer trust, while reducing litigation and reputational risk.14
RESOLVED: Shareholders request that Home Depot conduct and disclose a biodiversity impact and dependency assessment, including the full value chain and use of sold products, to inform its strategy to manage nature-related risks, impacts, opportunities, and dependencies.

13 https://www.sciencedirect.com/science/article/abs/pii/S037811270900036X;
https://wildlife.onlinelibrary.wiley.com/doi/pdfdirect/10.1002/jwmg.21937
14 https://www.justsaynohomedepot.org/

The Home Depot 2025 Proxy Statement	33

RESPONSE TO PROPOSAL REGARDING BIODIVERSITY IMPACT AND DEPENDENCY ASSESSMENT
The Board recommends that you vote against this shareholder proposal. Given the Home Depot’s existing work to reduce our environmental impact and our recent assessment and disclosure regarding sustainable forestry and biodiversity protection, we believe that the requested assessment and reporting would be duplicative and unnecessary and would require additional costs on the Company without adding meaningfully to our ongoing efforts in this area.
Our biggest environmental impact comes from the products we sell, and the biodiversity matters most relevant to the Home Depot and our sphere of influence include responsible wood sourcing and encouraging organic gardening and native plants through our Eco Actions program, which helps promote ecological balance and biodiversity conservation.
Our commitment to sustainable forestry practices began over 25 years ago. Of note, in 1999, we adopted our first Wood Purchasing Policy, and in 2018, we required the purchase of any wood sourced from endangered regions such as the Amazon or Congo Basin areas, Papua New Guinea or the Solomon Islands to be Forest Stewardship Council (FSC)®-certified. In response to a shareholder proposal in 2022, we undertook a careful examination of our wood sourcing. Working with the assistance of an outside law firm with environmental expertise and experience in conducting forestry assessments, we reviewed not only our current wood sourcing footprint but also the policies and procedures governing our wood purchasing. As part of that assessment, we conducted a survey of our wood suppliers to supplement and update our wood sourcing information for our wood and wood-containing products. We have since enhanced our wood surveys by also soliciting information about our suppliers’ biodiversity initiatives.
Our commitment to sustainable forestry extends to our disclosures related to these matters. In January 2024, we published a Sustainable Forestry Report,1 which sets forth key findings from our review, describes our current wood sourcing practices and policies, and presents our intended path forward to further enhance and develop our existing commitment to sustainable forestry and biodiversity protection. Informed by that assessment, we updated our Wood Purchasing Policy, taking additional steps to implement our longstanding regional, risk-based approach to sustainable forestry. We have also enhanced our voluntary sustainability report to provide stakeholders with greater transparency regarding our wood sourcing. In addition, we respond annually to the forestry-related questions in CDP’s questionnaire process. CDP is already partially aligned with the TNFD’s recommended framework and intends to fully align with the TNFD’s recommendations2; for this reason, our continued participation in the CDP process will substantially provide the disclosures that the proponents request. We plan to continue expanding our biodiversity-related disclosures and to provide updates on our sustainable forestry efforts and biodiversity initiatives in our voluntary sustainability report and through our responses to the CDP questionnaire going forward.
Beyond sustainable forestry, our biodiversity efforts focus on the gardening products that we offer. We promote sustainable landscapes at a smaller scale by offering our customers products that facilitate responsible gardening products and methods. Our partnerships with local growers enable us to offer healthy, environmentally beneficial plants and support businesses in the communities we serve. We partner with our growers and suppliers in advance of each growing season to offer trees, blooms and edible plants that support local environments and pollinators. Our gardening product offerings are informed by our understanding that backyards, balconies and patios are well-being retreats for our customers and mini-ecosystems that have an impact on their surroundings. We discuss these programs, as well as various other efforts to reduce our environmental impact, in our annual voluntary sustainability report.
Given the Company’s existing policies and practices related to biodiversity matters, as well as the accompanying disclosures and our intention to continue expanding those disclosures, the Board believes that the actions requested by the proponents are unnecessary and duplicative and would require additional costs on the Company without adding meaningfully to our ongoing efforts in this area.
WE RECOMMEND THAT YOU VOTE “AGAINST” THE
ADOPTION OF THIS SHAREHOLDER PROPOSAL.
1 Our Sustainable Forestry Report, updated Wood Purchasing Policy, 2024 ESG Report, and 2024 CDP Response are all available on our Investor Relations website at https://ir.homedepot.com/sustainability.
2 See CDP’s Alignment with Disclosure Frameworks and Standards, available at https://cdp.net/en/about/framework-alignment.

34	The Home Depot 2025 Proxy Statement

SHAREHOLDER PROPOSAL REGARDING REPORT ON PACKAGING POLICIES FOR PLASTICS (ITEM 6 ON THE PROXY CARD)
As You Sow Foundation Fund, located at 11461 San Pablo Avenue, Suite 400, El Cerrito, CA 94530, has been the beneficial owner of at least $25,000 in shares of the Company’s common stock for at least one year prior to submission of its proposal and has notified the Company of its intention to present the following proposal at the Meeting as lead proponent along with other co-proponents. We will provide the names, addresses, and amounts of shares held by the co-proponents to shareholders promptly upon oral or written request. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.
WHEREAS: Without immediate and sustained new commitments to make packaging recyclable, reusable, or compostable, and reduce overall plastic use, annual flows of plastics into oceans could nearly triple by 2040.1 The authoritative study Breaking the Plastic Wave, by Pew Charitable Trusts (“Pew Report”), concludes that if all current industry and government commitments were met, ocean plastic deposition would be reduced by only 7%.2
Improved recycling must be coupled with reductions in use, materials redesign, and substitution. The Pew Report concludes that plastic demand should be reduced by at least one-third to cut ocean plastic pollution 80% by 2040, and that reducing plastic production is the most attractive solution from environmental, economic, and social perspectives. Many governments and major brands have committed to significant cuts in the use of virgin and single-use plastics.3
The growing plastic pollution crisis poses increasing risk to Home Depot. Corporations could face an annual financial risk of approximately $100 billion should governments require them to cover the waste management costs of the packaging they produce, a policy that is increasingly being enacted around the globe.4
While Home Depot has taken initial steps to partner with suppliers to target the reduction of 200 million pounds of virgin plastic by 2028, or convert them to recycled or alternative materials, it has not disclosed its total plastic footprint, leaving investors unsure about the impact of its commitment.5
Competitors Walmart and Target have adopted goals to make their private brand plastic packaging recyclable, reusable, or compostable by 2025, and Lowe’s has agreed to do the same by 2030. Home Depot is also notably absent from participation in the largest pre-competitive corporate initiative to address plastic pollution, the New Plastics Economy Global Commitment.
Reducing the Company’s overall plastic packaging and making all packaging recyclable are necessary steps to combat the plastic pollution crisis. Our Company is overdue to take action on this important issue.
BE IT RESOLVED: Shareholders request the Board issue a report, at reasonable expense and excluding proprietary information, describing how the Company could match its peers by committing to make all its packaging curbside recyclable, reusable, or compostable.
SUPPORTING STATEMENT: The report should, at Board discretion:
•Quantify the weight of total plastic packaging used by the Company;
•Set a time-bound goal to make all its packaging curbside recyclable, reusable, or compostable; and
•Describe planned reduction strategies or goals, materials redesign, transition to reusables, substitution, or reductions in Company use of plastic packaging.
1 https://www.pewtrusts.org/-/media/assets/2020/07/breakingtheplasticwave_report.pdf, p.4
2 https://www.pewtrusts.org/-/media/assets/2020/07/breakingtheplasticwave_report.pdf, p.13
3 https://gc-data.emf.org/; https://www.asyousow.org/press-releases/2021/10/6/walmart-commits-plastic-reduction-goal;
4 https://www.weforum.org/agenda/2020/10/canada-bans-single-use-plastics;
https://www.packworld.com/news/sustainability/article/22419036/four-states-enact-packaging-epr-laws;
https://environment.ec.europa.eu/topics/plastics/single-use-plastics_en
5 https://ecoactions.homedepot.com/blog/plastic-reduction-earth-day-
2024/#:~:text=By%20the%20end%20of%202028,to%20recycled%20or%20alternative%20materials

The Home Depot 2025 Proxy Statement	35

RESPONSE TO PROPOSAL REGARDING REPORT ON PACKAGING POLICIES FOR PLASTICS
The Board recommends that you vote against this shareholder proposal. Given The Home Depot’s existing work to reduce our environmental impact, including our focus on circularity and the reduction of hard-to-recycle products, including plastics, as well as our existing goals related to plastic reduction, we believe that the requested report is unnecessary and would require additional costs without adding meaningfully to our ongoing efforts in this area or to our current disclosures.
Circularity has been a sustainability pillar for The Home Depot since 2019. The Company prioritizes reducing hard-to-recycle products based on impact to our business. We have a comprehensive and risk-based approach to addressing hard-to-recycle materials and have established capabilities to support the reduction, reuse, and recycling of plastics.
We encourage supplier innovation in product and packaging design, material selection, and manufacturing in order to offer products and packaging, where possible without impacting product efficacy and safety, with a lower environmental impact and a focus on plastics reduction, reuse and longevity. These initiatives are aimed at helping us achieve our goal of reducing or converting 200 million pounds of virgin plastic used in products to more sustainable, recycled, or alternative materials by the end of Fiscal 2028, with a start year of Fiscal 2020. In addition, in Fiscal 2023, we achieved our goal to exclude expanded polystyrene (EPS) foam and polyvinyl chloride (PVC) film from our new private-brand packaging. By achieving this goal, The Home Depot was able to meaningfully reduce our environmental impact by eliminating these hard-to-recycle materials, improve customers’ experience with less packaging waste and reduce shipping costs with right-sized packages. Moving forward, we plan to continue to partner with our suppliers to keep these materials out of future private-brand packaging.
We have also embedded circularity and recycling practices into our own store and distribution operations. Between our market delivery operations and reverse logistic centers, we recycle hard plastics, shrink wrap, and EPS packaging, as well as other materials. In Fiscal 2023 alone, The Home Depot recycled roughly 19.4 million pounds of plastic (low density polyethylene).
We discuss all of these goals and initiatives, as well as various other efforts to reduce our environmental impact, in our public disclosures, including our annual voluntary sustainability reports, which are available on our Investor Relations website at https://ir.homedepot.com/sustainability.
With the continued evolution of policies and innovation around sustainable packaging materials and expansion of recycling infrastructure, the Company looks for opportunities where we have the ability to drive sustainable solutions and partners with suppliers to encourage meeting customers’ expectations for quality packaging with a lower environmental impact. As we do so, we acknowledge, like other companies have done, that there are currently no uniform standards that would allow us to achieve the ambition of having “all [our] packaging curbside recyclable, reusable, or compostable” as the proposal requests. Jurisdictions vary on what materials and products they will accept through curbside programs, and on what materials they deem to be recyclable, reusable, or compostable.
Given the Company’s goals, policies and practices related to plastics packaging, as well as disclosures relating to these matters, the Board believes that the actions requested by the proponent are unnecessary and would require additional costs without adding meaningfully to our ongoing efforts in this area or to our current disclosures.
WE RECOMMEND THAT YOU VOTE “AGAINST” THE
ADOPTION OF THIS SHAREHOLDER PROPOSAL.

36	The Home Depot 2025 Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section of the Proxy Statement provides our discussion and analysis of the Company’s Fiscal 2024 executive compensation program, focusing on the compensation of our named executive officers, or “NEOs.” Our NEOs for Fiscal 2024 were as follows:
•Edward P. Decker, Chair, President and CEO.
•Richard V. McPhail, Executive Vice President and CFO.
•Ann-Marie Campbell, Senior Executive Vice President.
•William D. Bastek, Executive Vice President – Merchandising.
•Teresa Wynn Roseborough, Executive Vice President, General Counsel and Corporate Secretary.
•Matthew A. Carey, former Executive Vice President. Mr. Carey served as our Executive Vice President – Customer Experience until June 3, 2024, and served as Executive Vice President from June 3, 2024 until he retired from the Company effective December 31, 2024.
The Compensation Discussion and Analysis is organized as follows:

The Home Depot 2025 Proxy Statement	37

EXECUTIVE SUMMARY

Fiscal 2024 Business Objectives and Performance
Despite continued pressure on home improvement demand driven by ongoing macroeconomic uncertainty and persistently high interest rates, our strategy allowed us to continue to execute at a high level in Fiscal 2024. In Fiscal 2024, we continued our strategic investments aimed at creating an interconnected, frictionless shopping experience that enables our customers to seamlessly blend the digital and physical worlds, growing our market share with Pros through our ecosystem of capabilities, and building new stores. In June 2024, we also acquired SRS, a leading residential specialty trade distribution company across several verticals serving the professional roofer, landscaper and pool contractor. Our results for Fiscal 2024, which reflect a 53rd week, include the following:
•Net sales increased by 4.5% to $159.5 billion.
•Operating income decreased by 0.8% to $21.5 billion.
•Net earnings decreased by 2.2% to $14.8 billion and diluted earnings per share decreased by 1.3% to $14.91. Adjusted(1) diluted earnings per share decreased by 0.1% to $15.24.
•Generated $19.8 billion in operating cash flow.
•Generated ROIC(1) of 31.3%, compared to 36.7% in Fiscal 2023.
The 53rd week in Fiscal 2024 added approximately $2.5 billion of net sales and increased diluted earnings per share by approximately $0.30.
As a result of our significant cash flow from operations and disciplined capital allocation, we were also able to return value to our shareholders during Fiscal 2024 through $8.9 billion in dividends. We also returned approximately $0.6 billion through share repurchases in early Fiscal 2024 before pausing share repurchases in anticipation of the SRS acquisition. Our one-, three- and five-year total shareholder return, or TSR, was 18.8%, 21.3% and 103.8%, respectively.
At the same time, we continued to operate by aligning our decisions and actions with two of our core values — Doing the Right Thing and Taking Care of our People — maintaining our focus on the safety and well-being of our associates and customers and providing our customers and communities with the products and services that they need. Throughout the year, we continued to invest in our associates. Our associates earned approximately $249.9 million of Success Sharing bonus payments in Fiscal 2024 as a result of their continued work to service our customers despite the challenging environment.
Compensation Philosophy and Objectives: Pay for Performance
We designed our compensation program for associates at all levels with the intent to align pay with performance. By doing so, we seek to motivate associate performance and enhance morale, which drives a superior customer experience. We believe this alignment encourages achievement of our strategic goals and creation of long-term shareholder value.
The principal elements of our compensation program for executive officers are base salary, annual cash incentives and long-term equity incentives. We use several of the financial metrics highlighted above, which drive shareholder value, as the basis for key performance metrics in our compensation programs. This congruency aligns both pay with performance and executive interests with shareholder interests. The following Executive Compensation Report Card highlights the alignment between pay and performance for each of these elements of our compensation program for Fiscal 2024.
1 The Company reports its financial results in accordance with U.S. GAAP. As used above and throughout this Proxy Statement, adjusted diluted earnings per share and ROIC are non-GAAP financial measures. Refer to Appendix A for an explanation of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP measures.

38	The Home Depot 2025 Proxy Statement

FISCAL 2024 EXECUTIVE COMPENSATION REPORT CARD: THE HOME DEPOT PAYS FOR PERFORMANCE
Approximately 90.8% of our CEO’s target compensation for Fiscal 2024 (approximately 81.5% on average for our other NEOs) was at risk and contingent upon the achievement of corporate performance objectives and/or share price performance. The components of total target compensation for Fiscal 2024 were as shown below:

Below are the variable components of Fiscal 2024 total target compensation, including the performance measures used for each, actual Company performance in Fiscal 2024 relevant to those measures (or, for the Pro strategic goal, the achievement status), and the resulting compensation paid to our NEOs.

Fiscal 2024 Performance Measures and Actual Performance					Executive Compensation Results
Management Incentive Plan:
($ in billions) Metrics	Threshold	Target	Maximum	Actual*	NEO	Performance as % of Target	MIP Payout
Sales (40%)	$139.39	$154.88	$170.37	$153.37	E. Decker	98%	$2,743,532
Operating Profit (40%)	$19.62	$21.80	$23.98	$21.42	R. McPhail	98%	$930,841
Inventory Turns (10%)	4.10	4.55	5.01	4.71	A. Campbell	98%	$1,261,535
Pro Strategic Goal (10%)	n/a	Increased managed account sales**	n/a	Achieved	W. Bastek	98%	$734,875
					T. Roseborough	98%	$772,968
					M. Carey	98%	$908,810

Fiscal 2024-2026 Performance Share Award:
($ in billions) Metrics	Threshold	Target	Maximum	Results as of FYE2024*	At the end of the first year of the three-year performance cycle, results are tracking between the target and maximum level.
Three-Year Average ROIC (50%)	30.98%	36.45%	41.91%	37.68%	Shares are received following the end of the three-year performance period, if and to the extent the performance measures are met.
Three-Year Average Operating Profit (50%)	$18.45	$21.71	$24.96	$21.42
Payout as a Percent of Target	50%	100%	200%	n/a

* See “—Elements of Our Compensation Programs—Annual Cash Incentive—Potential Adjustments” beginning on page 46 below, “—Elements of Our Compensation Programs—Annual Cash Incentive—Fiscal 2024 MIP Results” starting on page 47 below, and “—Elements of Our Compensation Programs—Long-Term Incentives—Performance Shares” starting on page 48 below.
** See “—Elements of Our Compensation Programs—Annual Cash Incentive—Performance Goals” beginning on page 45 below.

The Home Depot 2025 Proxy Statement	39

Fiscal 2024 Performance Measures and Actual Performance				Executive Compensation Results
Performance-Based Restricted Stock:
Restricted stock is forfeited if Fiscal 2024 operating profit is not at least 90% of the MIP target.				Shares of restricted stock were not forfeited and will vest 50% after 30 months and 50% after 60 months from grant date.
($ in billions) Metric	Threshold (90% of Target)	Target	Actual*
Operating Profit	$19.62	$21.80	$21.42

Stock Options:
Based on stock price performance – annual grant with an exercise price of $384.41 made on March 20, 2024.				At the end of Fiscal 2024, options were in-the-money by $27.57 per share. Options vest 25% on each of the second, third, fourth and fifth anniversaries of the grant date.
*See “—Elements of Our Compensation Programs—Annual Cash Incentive—Potential Adjustments” beginning on page 46 below, “—Elements of Our Compensation Programs—Annual Cash Incentive—Fiscal 2024 MIP Results” starting on page 47 below, and “—Elements of Our Compensation Programs—Long-Term Incentives—Performance-Based Restricted Stock” starting on page 50 below.

Performance-Based Features of Fiscal 2024 Compensation and Compensation Best Practices
The following features of our executive compensation program illustrate our performance-based compensation philosophy and our practice of following compensation best practices:
✓    100% of the annual incentive compensation under our Fiscal 2024 MIP was tied to performance against pre-established, specific, measurable performance goals.
✓    One half of the annual Fiscal 2024 equity grant was in the form of a three-year performance share award, with payout contingent on achieving pre-established average ROIC and average operating profit targets over the three-year performance period.
✓    Our performance-based restricted stock awards, which comprised 30% of the annual Fiscal 2024 equity grant, were forfeitable if Fiscal 2024 operating profit was less than 90% of the Fiscal 2024 MIP operating profit target. Dividends on performance-based restricted stock grants are accrued and not paid out to executive officers unless and until the performance goal is met.
✓    Our equity awards have longer vesting periods than those of many of our peers, with the performance-based restricted stock awards and stock options vesting over five years and the performance shares cliff-vesting in full after three years (subject to achievement of performance goals), which aligns executive officers’ interests with the interests of our shareholders in the long-term performance of the Company.
✓    Approximately 90.8% of our CEO’s total target compensation was tied to the achievement of corporate performance objectives and/or share price performance.
✓    We do not provide tax reimbursements, also known as “gross-ups,” to NEOs; we have limited perquisites; and we do not have any change in control agreements, supplemental executive retirement plans, defined benefit pension plans, guaranteed salary increases or guaranteed bonuses for executive officers.
✓    We prohibit all associates, including executive officers, and directors from entering into hedging or monetization transactions designed to limit the financial risk of owning Company stock.
✓    We prohibit all Section 16 officers, including executive officers, and directors from pledging shares of our common stock as collateral, including to secure any indebtedness, and from opening margin accounts using our common stock.
✓ We maintain robust stock ownership and retention guidelines for executive officers.
✓ Our executive compensation clawback policy, applicable to all executive officers, extends beyond mandated requirements and allows the LDC Committee, in its discretion, to recoup any bonus, incentive payment, equity award or other compensation if, among other things, the executive officer engaged in intentional misconduct that caused the Company material financial or reputational harm.
✓ We conduct a compensation risk assessment on at least an annual basis.

40	The Home Depot 2025 Proxy Statement

Impact of Fiscal 2024 Business Results on Executive Compensation
The amount of incentive compensation paid to our executive officers, if any, is determined by our performance against our Fiscal 2024 business plan created at the beginning of the year and intended to be challenging in light of the prevailing economic conditions, yet attainable through disciplined execution of our strategic initiatives. Consistent with our business plan, and due to the continuing uncertainty regarding macroeconomic conditions and the persistently high interest rate environment, after adjusting for the 53rd week in Fiscal 2024, our executive compensation program targets reflected a modest decrease in the sales and operating profit goals from the actual results for the prior year and a modest increase in the inventory turns goals from prior year actual results. The compensation earned by our NEOs reflects our Company performance against those metrics.
•The LDC Committee approved salary increases for the NEOs (other than Mr. Decker) based on its assessment of individual performance and other factors, as discussed in more detail below.
•Our MIP paid out slightly below the target level due to results slightly below target for the sales and operating profit metrics and above target for the inventory turns metric. The Pro strategic goal, which was first introduced for Fiscal 2024, was achieved.
•The performance condition on the performance-based restricted stock granted in Fiscal 2024 was satisfied, although the shares still remain subject to time-based vesting requirements.
•The NEOs earned 25.6% of their Fiscal 2022-2024 performance share award due to average ROIC and average operating profit over the three-year performance period of 39.4% and $22.24 billion, respectively, reflecting results below the threshold level for average ROIC and above the threshold level for average operating profit.
Fiscal 2024 Management Transitions
As announced in May 2024, Matthew A. Carey served as our Executive Vice President – Customer Experience until June 3, 2024, at which time he served as Executive Vice President until his retirement on December 31, 2024. In connection with Mr. Carey’s retirement, Jordan Broggi was promoted from Senior Vice President and President – Online to Executive Vice President – Customer Experience and President – Online. Mr. Carey’s salary and other terms of employment were not adjusted in connection with his transition to Executive Vice President in June 2024, as he remained employed to facilitate this transition through the date of his retirement.
Opportunity for Shareholder Feedback
The LDC Committee carefully considers feedback from our shareholders regarding executive compensation matters. Shareholders are invited to express their views or concerns directly to the LDC Committee or the Board in the manner described under “Communicating with the Board” on page 14.

The Home Depot 2025 Proxy Statement	41

EXECUTIVE COMPENSATION DETERMINATION PROCESS

Participant		Role in the Executive Compensation Determination Process
Independent Members of the Board	•	The independent members of the Board, consisting of all directors in Fiscal 2024 other than Mr. Decker, evaluated the performance and determined the compensation of the CEO.
LDC Committee	•	The LDC Committee evaluated the CEO’s performance and made recommendations to the independent members of the Board regarding his compensation.
	•	The LDC Committee evaluated the performance and determined the compensation of our executive officers other than the CEO.
	•	The LDC Committee may delegate its responsibilities to subcommittees but did not delegate any of its authority with respect to the compensation of any executive officer for Fiscal 2024.
Executive Officers	•	The CEO and our EVP-HR made recommendations to the LDC Committee as to the amount and form of executive compensation for executive officers (other than the CEO’s compensation).
•
At the request of the LDC Committee, the EVP-HR and the CEO regularly attended LDC Committee meetings, excluding executive sessions. The CEO did not participate in or attend any LDC Committee or Board discussions pursuant to which his compensation was established.

Independent Compensation Consultant	•
In November 2023, the LDC Committee engaged Pay Governance as its independent compensation consultant for Fiscal 2024 to provide research, market data, survey information and design expertise in developing executive and director compensation programs. Pay Governance provides consulting services solely to compensation committees.

•
A representative of Pay Governance attended LDC Committee meetings in Fiscal 2024 and advised the LDC Committee on all principal aspects of executive compensation, including the competitiveness of program design and award values and specific analyses with respect to the Company’s executive officers, including Mr. Decker. The compensation consultant reports directly to the LDC Committee, and the LDC Committee is free to replace the consultant or hire additional consultants or advisers at any time.

•
Pursuant to the independent compensation consultant policy adopted by the LDC Committee, its compensation consultant provides services solely to the LDC Committee and is prohibited from providing services or products of any kind to the Company. Further, affiliates of the compensation consultant may not receive payments from the Company that would exceed 2% of the consolidated gross revenues of the compensation consultant and its affiliates during any year.

•
Pay Governance provided services solely to the LDC Committee in Fiscal 2024, and none of its affiliates provided any services to the Company. In addition, under the Company’s independent compensation consultant policy, the LDC Committee assessed Pay Governance’s independence and whether its work raised any conflicts of interest, taking into consideration the independence factors set forth in applicable SEC and NYSE rules. Based on that assessment, including review of a letter from Pay Governance addressing those factors, the LDC Committee determined that Pay Governance was independent and that its work did not raise any conflicts of interest.

Benchmarking
We do not target any specific peer group percentile ranking for total compensation or for any particular component of compensation for our NEOs. The LDC Committee considers each executive’s compensation history and peer group market position as reference points in setting compensation on an annual basis. For Fiscal 2024 for our CEO, the LDC Committee considered data provided by Pay Governance from two peer

42	The Home Depot 2025 Proxy Statement

groups. The first consisted of the Fortune 50 companies, excluding certain financial services and other companies due to their unique compensation structure (as noted below). This group reflects companies of similar size and complexity to us. The second group, listed below, consisted of the top ten retail companies by market capitalization, with which we compete for executive talent.

Retail Peer Group
Amazon.com	Ross Stores, Inc.

AutoZone, Inc.	Target Corporation

Costco Wholesale Corporation	The Kroger Co.

Lowe’s Companies, Inc.	The TJX Companies, Inc.

O’Reilly Automotive, Inc.	Walmart Inc.

The retail peer group remained largely unchanged from Fiscal 2023. The Kroger Co. replaced Dollar General Corporation in the retail peer group due to changes in their respective market capitalizations.
In reviewing the benchmarking data from 2023 in connection with setting Mr. Decker’s Fiscal 2024 compensation in early 2024, the LDC Committee and the independent directors also reviewed the percentile ranking of our revenues and Mr. Decker’s target total compensation compared to each of these peer groups, as reflected below:

	Percentile Rank
Category	Fortune 50(3)	Retail Peers
Market Cap(1)	80%	82%
Company Revenue(2)	53%	68%
CEO Target Total Compensation	8%	30%
(1) Based on one-month average in December 2023.
(2) Based on fiscal 2023 revenue as reported in SEC filings.
(3) Excludes Bank of America Corporation, Berkshire Hathaway Inc., Citigroup Inc., Fannie Mae, Freddie Mac, JPMorgan Chase & Co., and Wells Fargo & Company. Dell Technologies, Inc., Meta Platforms, Inc. and Tesla, Inc. were also excluded due to the atypical compensation structures of their founder/CEOs. State Farm Mutual Automobile Insurance was excluded because it is a private company and did not disclose executive compensation data.
For our other NEOs, the LDC Committee considered data from the Aon Radford McLagan Compensation Database (the “Aon Radford Database”), which provides information and comparisons on compensation for executive and industry-specific positions. For Ms. Campbell, Mr. McPhail, Ms. Roseborough and Mr. Carey, the LDC Committee also considered the compensation paid to NEOs in the retail peer group with the same pay rank within their respective companies as each of these NEOs. Data from the Aon Radford Database for Fortune 50 companies and retail peer group was utilized to the extent it was available for each NEO role. In some cases, proxy data was used where survey data was not available. This survey data helps the LDC Committee understand compensation for the market in which the Company principally competes for retail-specific talent and for customers.
Mitigating Compensation Risk
The LDC Committee performs a broad-based review and risk assessment of the proposed compensation policies and practices for the Company’s associates, including but not limited to our executive officers, on at least an annual basis. Based on the collective assessment, management and the LDC Committee determined that our compensation policies and practices did not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching that conclusion, management and the LDC Committee considered the following qualitative and quantitative factors:
Qualitative Factors:
•Management and the LDC Committee, with the advice of the independent compensation consultant, regularly review our executive compensation programs, with a focus on both their efficacy in driving

The Home Depot 2025 Proxy Statement	43

quality performance and potential responses to such programs by the investment community and other external constituencies.
•The LDC Committee and, for the CEO, the independent members of the Board, provide effective oversight in setting goals and monitoring attainment of those goals.
•Robust internal controls are in place to ensure compensation plans operate as designed and approved.
•Compensation programs and pay amounts at various leadership levels are routinely analyzed against market data by the LDC Committee and management to ensure compensation is appropriate to the market.
•Bonus, incentive and equity awards to executive officers are subject to an executive compensation clawback policy, as described below on page 51, to discourage manipulation of incentive program elements.
•Robust stock ownership guidelines are in place to further align the interests of shareholders and executive officers, as described below beginning on page 51.
Quantitative Factors:
•Performance and payment time horizons are appropriate, and they are not overweight in short-term incentives.
•The relationship between the incremental achievement levels and corresponding payouts in our incentive plans is appropriate. Each of our MIP performance metrics have payout caps, and our performance shares are subject to a maximum payout of 200%. The number of shares of our performance-based restricted stock and stock options is fixed at the time of grant.
•Programs employ a reasonable mix of performance metrics and are not overly concentrated on a single metric. Although the operating profit metric is used in more than one incentive, it is a key corporate goal that takes into account both revenue and expense, and the risk of overweighting it is mitigated by using it across different time horizons.
•Criteria for payments are closely aligned with our strategic initiatives, our business plan and shareholder interests.
•Payout curves are reasonable and do not contain steep “cliffs” that might encourage unreasonable short-term business decisions to achieve payment thresholds.
•Equity for senior officers is paid in a mix of performance shares, performance-based restricted stock, and stock options.
Consideration of Last Year’s Say-on-Pay Vote
At our 2024 annual meeting on May 16, 2024, approximately 93% of the shares voted were voted in support of the compensation of our NEOs. Since then, as part of our shareholder engagement program, we have continued to solicit feedback on our compensation practices. In considering the results of the 2024 advisory vote on executive compensation and feedback from these shareholders, the LDC Committee concluded that the compensation paid to our executive officers and the Company’s overall executive pay practices have strong shareholder support and therefore determined to maintain the current overall compensation structure for Fiscal 2024.
ELEMENTS OF OUR COMPENSATION PROGRAMS

The principal elements of our compensation programs for our NEOs are discussed below.
Base Salaries
We provide competitive base salaries that allow us to attract and retain a high-performing leadership team. Base salaries for our NEOs are reviewed and generally adjusted annually based on a comprehensive management assessment process. For Fiscal 2024, following discussion with the LDC Committee and based upon a review of competitive market data, and assessments of the Company’s business plan and then-anticipated economic conditions in Fiscal 2024, we established a Company-wide merit increase budget for hourly and salaried associates of 3.0%.

44	The Home Depot 2025 Proxy Statement

In late February 2024, the LDC Committee, and in the case of our CEO, the independent directors, performed their annual review of base salaries for the NEOs. In establishing the base salaries for the NEOs for Fiscal 2024, the LDC Committee considered total compensation, scope of responsibilities, performance over the previous year, experience, internal pay equity, potential to assume additional responsibilities, and the competitive marketplace. At Mr. Decker’s request, and following discussions with the LDC Committee and its independent compensation consultant, the independent members of the Board maintained Mr. Decker’s base salary at $1,400,000. His salary has therefore remained unchanged since his appointment to the position of President and CEO in March 2022. The other NEOs received annual salary increases as set forth in the table below. Mr. Bastek’s increase was primarily driven by consideration of market data after his promotion to Executive Vice President – Merchandising during Fiscal 2023. The changes from this salary review were effective in April 2024.

Fiscal 2024 Base Salary Changes as of April 2024
Name	2024 Base Salary	2023 Base Salary	Percent Change
Edward P. Decker	$1,400,000	$1,400,000	—%
Richard V. McPhail	$950,000	$910,800	4.3%
Ann-Marie Campbell	$1,030,000	$1,000,000	3.0%
William D. Bastek	$750,000	$650,000	15.4%
Teresa Wynn Roseborough	$788,877	$765,900	3.0%
Matthew A. Carey	$927,515	$900,500	3.0%
Annual Cash Incentive
All NEOs participate in the MIP, our cash-based annual incentive plan. The Fiscal 2024 MIP payout was contingent upon the achievement of financial and strategic performance goals set by the LDC Committee at the beginning of the Fiscal 2024 performance period. As in prior years, the Fiscal 2024 MIP financial goals included sales, operating profit and inventory turns. Excluding the impact of the 53rd week of Fiscal 2024, the MIP targets set at the beginning of Fiscal 2024 reflected a modest decrease in each of the sales and operating profit goals from the prior year results due to continued pressure on home improvement demand and the continuing uncertainty regarding macroeconomic conditions and the persistently high interest rate environment; and an increase in the inventory turns performance metric from the prior year results largely due to improved inventory productivity. To better align the MIP structure with the Company’s strategic initiatives in Fiscal 2024, the LDC Committee determined to include a new Pro strategic goal weighted at 10%, with a corresponding decrease in the weighting assigned to each of the sales and operating profit goals to 40%. The pro strategic goal measures the year-over-year increase in total sales in the U.S. to Pros whose accounts are managed by our outside sales team, which we refer to as managed account sales. The Pro strategic goal is intended to drive focus on the Company’s strategic initiative of growing market share with Pros. The LDC Committee bases the payout of the MIP on achievement of these financial and strategic metrics to ensure alignment with shareholder value creation and the Company’s business plan.

Performance Goals.    Set forth below are the MIP performance measures and weightings used for Fiscal 2024 and the threshold, target and maximum Company achievement levels for the sales, operating profit and inventory turns performance measures established by the LDC Committee for Fiscal 2024 (dollars in billions). The operating profit threshold must be met for any MIP payout to occur. There is no threshold or maximum performance level for the Pro strategic goal; achievement of this goal results in 100% payout with respect to this goal (subject to the operating profit threshold, referenced above), with no payout on the Pro strategic goal if this goal is not achieved.

The Home Depot 2025 Proxy Statement	45

Fiscal 2024 Performance Measures
Measure	Weighting	Threshold	% of Target Goal	% of Target Payout	Target	Maximum	% of Target Goal	% of Target Payout
Sales	40%	$139.39	90%	50%	$154.88	$170.37	110%	200%
Operating Profit	40%	$19.62	90%	50%	$21.80	$23.98	110%	200%
Inventory Turns	10%	4.10	90%	50%	4.55	5.01	110%	200%
Pro Strategic Goal	10%	n/a	n/a	n/a	Increase in managed account sales from Fiscal 2023(1)	n/a	n/a	n/a
(1)The amount of managed account sales is competitively sensitive information that we do not publicly disclose, and disclosure would cause competitive harm to the Company. In light of ongoing uncertainty regarding macroeconomic conditions and the persistently high interest rate environment, the Pro strategic goal was expected to be challenging but achievable with focused effort to enhance organizational alignment on our Pro strategic initiatives.
The relative weighting among the measures was determined by the LDC Committee, with input from the CEO and the EVP-HR, to reflect the Company’s priorities for Fiscal 2024. The weighting of the Pro strategic goal was set at 10% to drive organizational alignment on and attention to the Company’s Pro strategic initiatives. The weighting of each of the sales and operating profit measures was correspondingly reduced to 40%, maintaining the emphasis on both sales growth and profitability. The weighting of the inventory turns measure at 10% maintained visibility and focus on inventory management.
Potential Adjustments.    The pre-established definitions of all performance metrics under the MIP provided for adjustments for the impact of acquisitions or dispositions of any business(es) with annualized sales of greater than $1 billion in the aggregate, provided that if the acquired or disposed business has an operating loss, the operating profit metric is not subject to this adjustment. The definitions of sales and operating profit under the MIP also provided for adjustments in connection with specified types of nonrecurring charges and write-offs related to strategic restructuring transactions, the discontinuation of a significant product line, or changes in tax laws or other laws or provisions, or accounting principles, in each case that impact results in excess of $50 million in the aggregate during the fiscal year. The LDC Committee included the adjustment for restructuring transactions because it believes these types of strategic decisions support the long-term interests of the Company and should not adversely affect incentive opportunities. The adjustment for changes in laws or accounting principles reflects the fact that these changes are outside of the control of the executive officers, and the LDC Committee similarly believes that they should not affect incentive opportunities.
As in prior years, the LDC Committee also included in the pre-established definitions of sales and operating profit an adjustment to neutralize the impact of any change (positive or negative) in currency exchange rates during the fiscal year for our Canada and Mexico business units or another country where the Company has annual sales in excess of $1 billion. This adjustment reflected the volatility in exchange rates and in the value of the U.S. dollar against other currencies, in particular the Canadian dollar and the Mexican peso, that has occurred over the last several years. The LDC Committee noted that adjustments for currency fluctuations are not uncommon for large multinational corporations. These fluctuations represent external, macroeconomic influences outside of the control of the executive officers, and the LDC Committee believes that they should not affect incentive opportunities.
In addition, taking into account the impact of the COVID-19 pandemic as well as the potential for future pandemics, the LDC Committee included in the definitions of sales and operating profit an adjustment for the impact of any store closures required due to a pandemic with an aggregate impact to sales in excess of $1 billion, and in the operating profit definition, an adjustment for specific expenses in excess of $50 million in the aggregate that were not already included in the targets set for Fiscal 2024 and that would not otherwise have been incurred but for combating the impact of a pandemic on business operations. By neutralizing the impact of these expenses on MIP results, the LDC Committee desired to incentivize management to make appropriate expenditures for the safety of our customers and associates, without penalizing their incentive opportunity. At the same time, the LDC Committee retained the ability to use negative discretion to reduce the amount of any MIP payout if the impact of this adjustment, or any of the adjustments discussed above, were to result in a payment to an executive inconsistent with our pay for performance philosophy.

46	The Home Depot 2025 Proxy Statement

In accordance with their pre-established definitions, the Fiscal 2024 sales, operating profit and inventory turns financial metrics are all determined on a 53-week basis, and the Pro strategic goal is determined on a 52-week basis, excluding the 53rd week.
Payout Calculations.    The payouts for achievement of the performance goals for the Fiscal 2024 MIP were based on overall Company performance for all of our NEOs. For achievement of the target level of performance, executive officers receive 100% payout. The target performance level was set consistent with the Fiscal 2024 business plan we established in early 2024.
There was no change in Fiscal 2024 to the performance payout curve for the sales, operating profit, or inventory turns metrics. In Fiscal 2024, the threshold and maximum performance levels remained at 90% and 110% of the performance targets for each of the sales, operating profit, and inventory turns measures, respectively, and the minimum and maximum payout for achievement for each of those measures remained at 50% and 200% of target payout, respectively. The Company used interpolation to determine the specific amount of payout for each NEO with respect to the achievement of financial goals between the various levels. There is no threshold or maximum performance level for the Pro strategic goal; achievement of this goal results in a 100% payout with respect to this goal (subject to achievement of the operating profit threshold discussed above), with no payout on the Pro strategic goal if this goal is not achieved. The LDC Committee does not have discretion to increase the MIP payout earned by an NEO, but it may decrease the payout even if the performance goals are achieved.
The annual target payout levels were determined as a percentage of base salary: 200% for the CEO, 125% for the Senior Executive Vice President, and 100% for all other Executive Vice Presidents.
Fiscal 2024 MIP Results.    For Fiscal 2024, for purposes of determining the achievement of MIP awards, sales were $153.37 billion, operating profit was $21.42 billion and inventory turns were 4.71 times, slightly below the target level for the sales and operating profit metrics, and above target for the inventory turns metric. The Pro strategic goal was achieved, with Fiscal 2024 managed account sales exceeding Fiscal 2023 managed account sales due to focus throughout the year on advancing Pro initiatives. Pursuant to the pre-established definition of sales under the MIP, sales were adjusted up by $258.8 million for the impact of changes in currency exchange rates in Fiscal 2024 and adjusted down by $6.41 billion due to acquisitions. Pursuant to the pre-established definition of operating profit under the MIP, operating profit was adjusted up by $37.1 million due to the impact of changes in currency exchange rates in Fiscal 2024 and down by $146.0 million due to acquisitions. Pursuant to the pre-established definition of inventory turns under the MIP, inventory turns were adjusted up by 0.04 due to acquisitions. Actual sales, operating profit and inventory turns without any adjustments were $159.51 billion, $21.53 billion, and 4.67 respectively, which was above the target performance level for the sales and inventory turns goals and below the target level for the operating profit goal. No adjustments were required to the Pro strategic metric pursuant to its pre-established definition.
Based on performance in Fiscal 2024 against the performance goals, the following were the target and actual MIP awards for Fiscal 2024 for each NEO:

	At Target Performance		At Actual Performance
Name	% of Base Salary	Dollar Amount	% of Target	Dollar Amount
Edward P. Decker	200%	$2,800,000	98%	$2,743,532
Richard V. McPhail	100%	$950,000	98%	$930,841
Ann-Marie Campbell	125%	$1,287,500	98%	$1,261,535
William D. Bastek	100%	$750,000	98%	$734,875
Teresa Wynn Roseborough	100%	$788,877	98%	$772,968
Matthew A. Carey(1)	100%	$927,515	98%	$908,810
(1)Mr. Carey retired from the Company effective December 31, 2024. Our MIP provides that retirement eligible associates who retire prior to the MIP payment date receive a payout prorated based on the time in their roles during the fiscal year, with employment for any portion of a fiscal month receiving MIP credit for the full fiscal month. Because Mr. Carey was retirement eligible and employed during the last fiscal month of Fiscal 2024, he received the full Fiscal 2024 MIP payout based on actual performance.

The Home Depot 2025 Proxy Statement	47

MIP Program Change for Fiscal 2025.   To better align the MIP structure with drivers of the Company’s shareholder value creation during the past several fiscal years, the LDC Committee has determined to increase the weighting assigned to the sales goal to 50% for the Fiscal 2025 MIP; the operating profit goal in the Fiscal 2025 MIP will be weighted at 30%, demonstrating a continued focus on profitability.
Long-Term Incentives
For Fiscal 2024, consistent with prior years, we awarded the NEOs annual long-term incentives consisting of 50% performance shares, 30% performance-based restricted stock, and 20% stock options. The LDC Committee selected this mix to highlight the focus on pay for performance and alignment with shareholder interests. The LDC Committee also believed that this mix of equity components provided an appropriate mix of mid- and long-term performance measures and retention incentive, without promoting excessive risk-taking.
The total target value of the annual equity awards granted in March 2024 to the NEOs was determined by the LDC Committee after considering the value of equity grants of officers with similar responsibilities at peer group companies described under “Executive Compensation Determination Process—Benchmarking” above and individual performance relating to financial management, leadership, talent management and operational effectiveness, as well as retention risk. For Fiscal 2024, the annual equity award for Mr. Decker at the target level was 786% of his Fiscal 2024 base salary approved in February 2024. For the other NEOs, the target equity value for the annual equity grant ranged from 248% to 388% of their Fiscal 2024 base salary approved in February 2024.

Performance Shares.    The Fiscal 2024-2026 performance share awards granted in March 2024 provide for the issuance of shares of our common stock at the end of a three-year period based on the achievement of average ROIC and operating profit goals over that period, as follows (dollars in billions):

Fiscal 2024-2026 Performance Shares	Threshold	Target	Maximum
Three-Year Average ROIC	30.98%	36.45%	41.91%
Three-Year Average Operating Profit	$18.45	$21.71	$24.96
Percent of Target Payout	50%	100%	200%
To better align with the market and drive consistency with the MIP payout at threshold, for the Fiscal 2024-2026 performance share awards, the LDC Committee increased the payout at the threshold performance level to 50% of target payout (from the prior 25% for the Fiscal 2023-2025 and Fiscal 2022-2024 awards). For the Fiscal 2024-2026 performance share awards, the threshold performance level was set at 85% of target performance for each metric, and the maximum level was set at 115% of target performance. For results between the threshold, target and maximum levels, the number of shares is determined by interpolation. There is no payout for results below the threshold level. Each performance measure is separately determined and equally weighted. ROIC for each year in the performance period is defined as operating profit, net of tax, divided by the average of beginning and ending equity and long-term debt for the relevant fiscal year. The pre-established definitions of operating profit and ROIC for the Fiscal 2024-2026 awards are determined on each fiscal year’s respective total week basis and include adjustments for acquisitions and dispositions of any business(es) during any single fiscal year with annualized sales exceeding $1 billion in the aggregate; certain nonrecurring write-offs or charges related to strategic restructuring transactions, the discontinuation of a significant product line, changes in tax laws or other laws or provisions, or accounting principles which, in each case, have an impact on reported results that exceed $50 million in the aggregate during any fiscal year; and changes in foreign exchange rates, similar to the Fiscal 2024 MIP. Also similar to the Fiscal 2024 MIP, the LDC Committee included in the pre-established definitions of operating profit and ROIC an adjustment for the impact of any store closures as a result of a pandemic in excess of $1 billion, and for operating profit, an adjustment for expenses in excess of $50 million that were not already included in the pre-established metrics for the performance period and that would not otherwise have been incurred but for a pandemic.
In Fiscal 2023 and Fiscal 2022, the LDC Committee granted performance share awards that were structured similarly to the Fiscal 2024-2026 awards, although the Fiscal 2022-2024 awards have a different payout curve (90% threshold and 110% maximum), the Fiscal 2023-2025 and Fiscal 2022-2024 awards have a different

48	The Home Depot 2025 Proxy Statement

payout at threshold performance as noted above, and the pre-established definitions of operating profit for the Fiscal 2023-2025 and Fiscal 2022-2024 awards are determined on a 52-week basis. The Fiscal 2023-2025 and Fiscal 2022-2024 awards each provide for the grant of shares of our common stock at the end of the respective three-year period based on the achievement of average ROIC and average operating profit goals over that period, as follows (dollars in billions):

Fiscal 2023-2025 Performance Shares	Threshold	Target	Maximum
Three-Year Average ROIC	33.3%	39.2%	45.1%
Three-Year Average Operating Profit	$19.41	$22.84	$26.26
Percent of Target Payout	25%	100%	200%

Fiscal 2022-2024 Performance Shares	Threshold	Target	Maximum
Three-Year Average ROIC	42.1%	46.7%	51.4%
Three-Year Average Operating Profit	$21.41	$23.79	$26.17
Percent of Target Payout	25%	100%	200%
The pre-established definitions of operating profit and ROIC for the Fiscal 2023-2025 and Fiscal 2022-2024 performance share awards are essentially the same as those used for the Fiscal 2024-2026 awards, except that the pre-established definitions of operating profit and ROIC for the Fiscal 2023-2025 and Fiscal 2022-2024 awards contain an adjustment for the impact of any individual acquisition or disposition of a business with annualized sales of at least $1 billion (as opposed to acquisitions and dispositions with annualized sales exceeding $1 billion in the aggregate per the pre-established definitions for the Fiscal 2024-2026 awards). Dividend equivalents accrue on each of the performance share awards (as reinvested shares) and will be paid upon payout of the award based on the actual number of shares earned.
Performance Share Results. The performance period for the Fiscal 2022-2024 performance share awards ended on February 2, 2025. Over the three-year period, the Company achieved an average operating profit of $22.24 billion and an average ROIC of 39.4%, as calculated pursuant to the terms of the awards. As a result, the NEOs earned 25.6% of their Fiscal 2022-2024 awards, reflecting results slightly above the threshold level for average operating profit and below the threshold level for average ROIC. Pursuant to the pre-established definition of operating profit for the Fiscal 2022-2024 awards, operating profit was adjusted up by $73.0 million due to changes in currency exchange rates in Fiscal 2022, Fiscal 2023 and Fiscal 2024 and down by $146.0 million due to acquisitions. Pursuant to the pre-established definition of ROIC for the Fiscal 2022-2024 awards, ROIC was calculated as operating profit, net of tax, including the same adjustments to operating profit reflected above, divided by the average of the beginning and ending equity and long-term debt, which was adjusted down by $18.1 billion due to acquisitions. Average operating profit and average ROIC over the three-year period without any adjustments were $22.42 billion and 37.5%, respectively, which was below the target level but above the threshold level for average operating profit and below the threshold level for average ROIC. The NEOs earned the following shares under the award, which include reinvested accrued dividends:

Name	Value at Date of Grant(1) (3/23/2022)	Shares Earned Upon Certification of Performance Following End of Performance Period (2/2/2025)	Value of Earned Shares at End of Performance Period(2) (2/2/2025)
Edward P. Decker	$5,099,749	4,414	$1,818,865
Richard V. McPhail	$1,374,729	1,190	$490,308
Ann-Marie Campbell	$1,399,776	1,211	$499,241
William D. Bastek	$349,706	302	$124,725
Teresa Wynn Roseborough	$949,882	822	$338,783
Matthew A. Carey	$1,149,940	995	$410,135
(1) Reflects the grant date fair value.
(2) Reflects the value based upon the closing stock price of $411.98 on January 31, 2025, the last trading day of Fiscal 2024.

The Home Depot 2025 Proxy Statement	49

Performance Share Program Change for Fiscal 2025. For the Fiscal 2025-2027 performance shares granted in March 2025, the Company shifted the target setting approach to address business volatility. In prior years, the Company has utilized a three-year average annual target for ROIC and operating profit. For Fiscal 2025-2027 performance shares, the Company will establish annual targets for ROIC and operating profit at the outset of the three-year performance period, with each year’s target based on a pre-established rate of change applied to the prior year’s actual results. The payout will be calculated by determining the average three-year performance, ensuring a continued focus on a three-year performance cycle.
Performance-Based Restricted Stock.    In March 2024, we granted performance-based restricted stock awards that were forfeitable if operating profit was less than 90% of the MIP operating profit target for Fiscal 2024. Dividends on the restricted stock awards are accrued and not paid out unless the performance goal is met. Once the performance goal is met, cash dividends are paid on the shares of restricted stock. The performance goal was met for Fiscal 2024. As a result, the restricted stock will vest 50% on each of the 30- and 60-month anniversaries of the grant date.
Stock Options.    In March 2024, we granted stock options with an exercise price equal to the fair market value of our stock, which is defined as the market closing price on the date of grant. The options vest 25% on each of the second, third, fourth and fifth anniversaries of the grant date. Option re-pricing is expressly prohibited by our Omnibus Plan without shareholder approval.
Deferred Compensation Plans
In addition to the FutureBuilder 401(k) Plan (a broad-based tax-qualified plan), our executive officers can participate in two nonqualified deferred compensation plans for our management and highly-compensated associates:
•The Deferred Compensation Plan For Officers (solely funded by the individuals who participate in the plan); and
•The THD Restoration Plan, which provides a Company matching contribution equal to 3.5% of the amount of salary and annual cash incentive earned by a management-level associate in excess of the Internal Revenue Service annual compensation limit for tax-qualified plans, payable in shares of common stock of the Company upon retirement or other employment termination.
The plans are designed to permit participants to accumulate income for retirement and other personal financial goals. The Deferred Compensation Plan For Officers and the THD Restoration Plan are described in the notes to the Nonqualified Deferred Compensation table on page 61. Deferred compensation arrangements are common executive programs, and we believe that these arrangements help us in the recruitment and retention of executive talent; however, we do not view nonqualified deferred compensation as a significant element of our compensation programs. None of these plans provides above-market or preferential returns.
Perquisites
We provide very limited perquisites to our NEOs and do not view them as a significant element of our compensation program. We do not provide tax reimbursements, or gross-ups, on perquisites to our NEOs.
Our NEOs who joined the Company prior to Fiscal 2009 participate in a death-benefit-only program, under which they are entitled to a $400,000 cash payment upon death if they are employed by the Company at that time. For executive officers with ten years of service with the Company, the benefit is paid upon death even if they are no longer employed by the Company. In Fiscal 2009, we discontinued the death-benefit-only program for any new executive officers. Currently, all of our NEOs except for Ms. Roseborough (who joined the Company in November 2011) and Mr. Bastek (who became an executive officer of the Company in March 2023) participate in the program and have met the service requirement and are therefore entitled to death benefit coverage.
For security reasons, the Company requests that Mr. Decker travel by Company aircraft, including travel for personal reasons. We also permit non-business use of Company aircraft by other active NEOs on a more limited basis.
Other Benefits
Our NEOs have the option to participate in various employee benefit programs, including medical, dental, disability and life insurance benefit programs. These benefit programs are generally available to all full-time

50	The Home Depot 2025 Proxy Statement

associates. We also provide all associates, including our NEOs, with the opportunity to purchase our common stock through payroll deductions at a 15% discount through our ESPP, a nondiscriminatory, tax-qualified plan. All associates, including our NEOs, are also eligible to participate in our charitable matching gift program through The Home Depot Foundation.
MANAGEMENT OF COMPENSATION-RELATED RISK

We employ a number of mechanisms to mitigate the chance of our compensation programs encouraging excessive risk-taking, including those described below.

Regular Risk Assessment
As discussed above under “Mitigating Compensation Risk” beginning on page 43, the LDC Committee undertakes a review and risk assessment of our compensation policies and practices on at least an annual basis.

Anti-Hedging Policy
The Company has adopted a policy that prohibits all associates, officers and directors from entering into hedging or monetization transactions designed to limit the financial risk of owning Company stock. These include prepaid variable forward contracts, equity swaps, collars, exchange funds and other similar transactions, as well as speculative transactions in derivatives of the Company’s securities, such as puts, calls, options (other than those granted under a Company compensation plan) or other derivatives.

Anti-Pledging Policy
The Company prohibits all Section 16 officers, including any executive officers and directors from pledging shares of our common stock as collateral, including to secure any indebtedness, and from opening margin accounts using our common stock.

Executive Compensation Clawback Policy
As discussed above under “Governance Best Practices—Corporate Governance Guidelines,” we have an Executive Compensation Clawback Policy, which applies to all of our executive officers and is set forth in our Corporate Governance Guidelines. The policy includes both a requirement for (i) the recoupment of erroneously awarded incentive compensation in the event of a financial restatement, without regard to the fault of the executive officer, and (ii) the recoupment, at the discretion of the Board or LDC Committee, of any bonus, incentive payment, equity award or other compensation (in whole or in part) awarded to or received by an executive officer if the compensation was based on any financial results or operating metrics that were achieved as a result of that executive officer’s knowing or intentional fraudulent or illegal conduct or if the executive officer engaged in any intentional misconduct that caused the Company material financial or reputational harm.

Stock Ownership and Retention Guidelines
Our Executive Stock Ownership and Retention Guidelines require our NEOs to hold shares of common stock with a value equal to the specified multiples of base salary indicated below. This program assists in focusing executives on long-term success and shareholder value. Shares owned outright, whether directly or indirectly, restricted stock, and shares acquired pursuant to the ESPP, the FutureBuilder 401(k) Plan, and the THD Restoration Plan are counted towards this requirement. Unearned performance shares and unexercised stock options are not counted toward this requirement. Newly hired and promoted executives have four years to satisfy the requirements and must hold all shares received upon vesting of equity awards (net of shares withheld to pay taxes) until the requirements are met.
As of March 7, 2025, all NEOs employed by the Company complied with the stock ownership and retention guidelines and held the following multiples of base salary (rounded to the nearest whole multiple):

The Home Depot 2025 Proxy Statement	51

Multiple of Base Salary
Name	Current Ownership	Guideline
Edward P. Decker	34x	6x
Richard V. McPhail	19x	4x
Ann-Marie Campbell	32x	4x
William D. Bastek	11x	4x
Teresa Wynn Roseborough	11x	4x

Equity Grant Procedures
Although we have not adopted a formal policy regarding the timing of equity award grants, including stock option grants, the Company-wide annual equity grants are made on a predetermined schedule. Company-wide annual equity grants, including the annual equity grants to the NEOs, are approved at the LDC Committee meeting (or Board meeting, in the case of the CEO) typically held in late February but are awarded effective as of the date of the March meeting of the LDC Committee, which is generally scheduled at least a year in advance and is several weeks after the approval. Throughout the year, equity awards are made to new hires, promoted associates, and, in some circumstances, for retention purposes or as a reward for exceptional performance. In each of these cases, the effective grant date for these mid-year awards is the date of the next regularly-scheduled quarterly LDC Committee meeting. The exercise price of each of our stock option grants is the market closing price on the effective grant date. In Fiscal 2024, the LDC Committee (or our Board, in the case of the CEO) did not take into account material nonpublic information when determining the timing and terms of equity award grants, and the Company did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

The employment arrangements for our NEOs do not entitle them to severance payments upon employment termination. We also do not have any change in control agreements with our executives. Since Fiscal 2013, our standard form of equity award agreement has provided for accelerated vesting if the executive is terminated without cause within 12 months following a change in control, and our Omnibus Plan incorporates this “double-trigger” change in control provision into the plan for awards issued after May 2022. Prior to Fiscal 2013, our equity awards provided for accelerated vesting solely upon a change in control regardless of any termination of employment. As of February 2, 2025, two outstanding restricted stock awards held by Mr. Decker contained such provisions. Those awards have since vested in accordance with their terms, and there are no remaining equity awards outstanding that vest solely upon a change in control. In the event the value of any accelerated vesting constitutes an “excess parachute payment,” the executive would be subject to a 20% excise tax on such amount, and the amount would not be tax-deductible by the Company.

52	The Home Depot 2025 Proxy Statement

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation during the last three fiscal years paid to or earned by (1) our CEO; (2) our CFO; (3) the three other most highly compensated executive officers who were serving as executive officers as of the end of Fiscal 2024; and (4) an individual who would have been among the Company’s three most highly compensated executive officers, other than the CEO and CFO, but for the fact that such individual was no longer serving as an executive officer at the end of Fiscal 2024 (collectively referred to as NEOs).

SUMMARY COMPENSATION TABLE
Name, Principal Position and Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2) (3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4) (5)	Total ($)
Edward P. Decker Chair, President and Chief Executive Officer
2024	1,426,923	—	9,043,035	2,199,952	2,743,532	—	161,237	15,574,678
2023	1,400,000	—	8,543,529	2,109,958	2,290,880	—	74,885	14,419,252
2022	1,369,712	—	8,263,788	2,039,958	2,848,936	—	97,395	14,619,789
Richard V. McPhail Executive Vice President and Chief Financial Officer
2024	959,223	—	2,675,709	639,993	930,841	—	27,763	5,233,530
2023	903,692	—	2,415,890	584,955	745,190	—	25,628	4,675,355
2022	872,154	—	2,276,663	549,966	934,310	—	28,064	4,661,157
Ann-Marie Campbell Senior Executive Vice President
2024	1,042,885	—	3,324,193	799,991	1,261,535	—	22,985	6,451,589
2023	940,829	—	2,543,245	709,939	852,262	—	23,165	5,069,440
2022	893,308	—	2,319,245	559,982	955,544	—	23,613	4,751,692
William D. Bastek Executive Vice President – Merchandising
2024	741,346	—	2,254,515	549,988	734,875	—	45,808	4,326,533
Teresa Wynn Roseborough Executive Vice President, General Counsel and Secretary
2024	798,746	—	1,657,163	390,947	772,968	—	22,151	3,641,977
2023	759,923	—	1,582,510	379,955	626,637	—	31,363	3,380,388
Matthew A. Carey Former Executive Vice President(6)
2024	892,742	—	1,963,890	473,963	908,810	—	19,642	4,259,048
2023	893,462	—	1,915,699	459,987	736,763	—	31,228	4,037,139
2022	863,192	—	2,041,162	584,925	923,692	—	22,663	4,435,634
(1)Fiscal 2024 contained 53 weeks, compared to 52 weeks in each of Fiscal 2023 and Fiscal 2022, so Fiscal 2024 salary amounts reflect one additional week of pay. In addition, the amount of salary actually received in any year may differ from the annual base salary amount due to the timing of payroll periods and the timing of changes in base salary, which typically occur in April or following a mid-year promotion.
(2)The amounts in the “Stock Awards” and “Option Awards” columns do not represent amounts the NEOs received or are entitled to receive. Rather, amounts set forth in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of awards granted in Fiscal 2024, Fiscal 2023 and Fiscal 2022 computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the option awards are set forth in Note 9 to the Company’s consolidated financial statements included in the 2024 Form 10-K. The valuation of performance-based restricted stock, performance share awards, and share equivalents granted under the THD Restoration Plan is based on the closing stock price on the grant date.
(3)Amounts for Fiscal 2024 reflect the grant date fair value of performance share and performance-based restricted stock awards granted to the NEOs during Fiscal 2024, plus the value of share equivalents under the THD Restoration Plan in Fiscal 2024, as set forth in the table below. For NEOs employed at the end of Fiscal 2024, Fiscal 2024 Restoration Plan contributions reflect contributions for two plan years since the January 31, 2024 and January 31, 2025 allocation dates both fell within Fiscal 2024.

The Home Depot 2025 Proxy Statement	53

Name	Grant Date Fair Value for Performance Shares ($)	Grant Date Fair Value for Performance-Based Restricted Stock ($)	Value of Share Equivalents Under THD Restoration Plan ($)
Edward P. Decker	5,499,754	3,299,775	243,506
Richard V. McPhail	1,599,914	959,872	115,923
Ann-Marie Campbell	1,999,701	1,199,744	124,749
William D. Bastek	1,374,650	824,944	54,921
Teresa Wynn Roseborough	977,170	586,225	93,768
Matthew A. Carey	1,184,752	710,774	68,364
The grant date fair value of the performance shares reflected in the table above is computed based upon the probable outcome of the performance goals as of the grant date, in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For the performance-based restricted stock, this value is the same as the value calculated assuming the maximum level of performance under the awards.
The value of the performance share awards granted in Fiscal 2024 as of the grant date, assuming that the maximum level of the performance goals will be achieved, is as follows for each of the NEOs:

Name	Grant Date Value of Performance Shares Assuming Maximum Performance ($)
Edward P. Decker	10,999,508
Richard V. McPhail	3,199,829
Ann-Marie Campbell	3,999,402
William D. Bastek	2,749,300
Teresa Wynn Roseborough	1,954,340
Matthew A. Carey	2,369,503
(4)Incremental cost of perquisites is based on actual cost to the Company. The incremental cost of personal use of Company aircraft is based on the average direct cost of use per hour, which includes fuel, maintenance, crew travel and lodging expense, landing and parking fees, and engine restoration cost. Any applicable deadhead flights are allocated to the NEOs. No incremental cost for personal use of the Company aircraft was attributed to an NEO where the plane was already traveling to the destination for business reasons. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as crew salaries, depreciation, hangar rent and insurance. In addition to the incremental cost of personal aircraft use reported in the “All Other Compensation” column and in footnote 5 below, we impute taxable income to the NEOs for any personal aircraft use in accordance with Internal Revenue Service regulations. We do not provide tax reimbursements, or “gross-ups,” on these amounts to executive officers.
(5)The following table identifies perquisites and personal benefits for Fiscal 2024 that are required to be quantified under SEC rules. These consist of personal aircraft use, certain matching contributions to charitable organizations on behalf of the NEOs, and certain matching contributions made by the Company under the FutureBuilder 401(k) Plan.

Name	Personal Use of Airplane ($)	Matching Charitable Contributions ($)	FutureBuilder 401(k) Plan Company Match ($)
Edward P. Decker	93,202	40,000	10,062
Richard V. McPhail	—	5,000	12,181
Ann-Marie Campbell	—	—	12,156
William D. Bastek	—	25,000	7,587
Teresa Wynn Roseborough	—	3,900	7,380
Matthew A. Carey	—	—	9,761
Other perquisites and personal benefits for the NEOs for Fiscal 2024 were long-term disability insurance premiums; the annual cost of premiums for the insurance policies underlying the death-benefit-only program for Mr. Decker, Mr. McPhail, Ms. Campbell and Mr. Carey (prior to his retirement); small gifts associated with certain corporate events for Mr. Bastek, Mr. Decker and Ms. Roseborough; transportation costs to a corporate event for Mr. Bastek, Mr. McPhail, Ms. Roseborough and Mr. Carey; for Mr. Decker, amounts related to personal security; and for Mr. Bastek, tickets to certain entertainment events. We do not provide tax gross-ups on any of these perquisites or personal benefits.
(6)Effective June 3, 2024, Mr. Carey stepped down from his role as Executive Vice President – Customer Experience, remaining as Executive Vice President until he retired from the Company on December 31, 2024. Mr. Carey’s salary and other terms of employment were not adjusted in connection with his transition to Executive Vice President in June 2024, as he remained employed through the date of his retirement to facilitate the transition process.

54	The Home Depot 2025 Proxy Statement

MATERIAL TERMS OF NEO EMPLOYMENT ARRANGEMENTS

This section describes employment arrangements in effect for the NEOs during Fiscal 2024, all of which are “at-will” employment arrangements set forth in the offer letters provided to the NEOs at the time of hire, promotion or change in role, as applicable. Because the offer letters reflect at-will employment, they have no set duration and consequently no renewal or extension provisions. The letters are all filed as exhibits to the 2024 Form 10-K.
The offer letters state each NEO’s initial base salary and annual MIP target as a percentage of base salary, payout of which is subject to the achievement of pre-established goals. Both the base salary and MIP target are subject to adjustment upon review by the LDC Committee, or independent members of the Board in the case of our CEO. The Fiscal 2024 base salary and MIP target as a percentage of base salary for each NEO are set forth above in the Compensation Discussion and Analysis.
In addition, the offer letters provide that the NEOs are eligible to participate in other benefit programs available to salaried associates and/or officers. These benefits include the ESPP, the Deferred Compensation Plan for Officers, the THD Restoration Plan, and, for certain NEOs, the death-benefit-only insurance program. Any provisions in the letters regarding termination of employment are discussed below in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 62.
For security reasons, Mr. Decker’s offer letter states that the Company has requested that he travel, whenever practicable, by Company aircraft, including when traveling for personal purposes. The Company does not provide a tax gross-up for any imputed compensation resulting from personal use of Company aircraft.

The Home Depot 2025 Proxy Statement	55

FISCAL 2024 GRANTS OF PLAN-BASED AWARDS

The following table sets forth the plan-based awards granted to the NEOs pursuant to Company plans during Fiscal 2024.

FISCAL 2024 GRANTS OF PLAN-BASED AWARDS
									All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exer-cise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date(1)(3)	Approval Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward P. Decker
Performance Shares	3/20/2024	2/22/2024	—	—	—	3,576	14,307	28,614	—	—	—	5,499,754
Annual Stock Grant	3/20/2024	2/22/2024	—	—	—	—	8,584	—	—	—	—	3,299,775
Annual Option Grant	3/20/2024	2/22/2024	—	—	—	—	—	—	—	22,976	384.41	2,199,952
MIP(2)	2/22/2024	2/22/2024	560,000	2,800,000	5,600,000	—	—	—	—	—	—	—
Richard V. McPhail
Performance Shares	3/20/2024	2/22/2024	—	—	—	1,040	4,162	8,324	—	—	—	1,599,914
Annual Stock Grant	3/20/2024	2/22/2024	—	—	—	—	2,497	—	—	—	—	959,872
Annual Option Grant	3/20/2024	2/22/2024	—	—	—	—	—	—	—	6,684	384.41	639,993
MIP(2)	2/22/2024	2/22/2024	190,000	950,000	1,900,000	—	—	—	—	—	—	—
Ann-Marie Campbell
Performance Shares	3/20/2024	2/22/2024	—	—	—	1,300	5,202	10,404	—	—	—	1,999,701
Annual Stock Grant	3/20/2024	2/22/2024	—	—	—	—	3,121	—	—	—	—	1,199,744
Annual Option Grant	3/20/2024	2/22/2024	—	—	—	—	—	—	—	8,355	384.41	799,991
MIP(2)	2/22/2024	2/22/2024	257,500	1,287,500	2,575,000	—	—	—	—	—	—	—
William D. Bastek
Performance Shares	3/20/2024	2/22/2024	—	—	—	894	3,576	7,152	—	—	—	1,374,650
Annual Stock Grant	3/20/2024	2/22/2024	—	—	—	—	2,146	—	—	—	—	824,944
Annual Option Grant	3/20/2024	2/22/2024	—	—	—	—	—	—	—	5,744	384.41	549,988
MIP(2)	2/22/2024	2/22/2024	150,000	750,000	1,500,000	—	—	—	—	—	—	—
Teresa Wynn Roseborough
Performance Shares	3/20/2024	2/22/2024	—	—	—	635	2,542	5,084	—	—	—	977,170
Annual Stock Grant	3/20/2024	2/22/2024	—	—	—	—	1,525	—	—	—	—	586,225
Annual Option Grant	3/20/2024	2/22/2024	—	—	—	—	—	—	—	4,083	384.41	390,947
MIP(2)	2/22/2024	2/22/2024	157,775	788,877	1,577,754	—	—	—	—	—	—	—
Matthew A. Carey
Performance Shares	3/20/2024	2/22/2024	—	—	—	770	3,082	6,164	—	—	—	1,184,752
Annual Stock Grant	3/20/2024	2/22/2024	—	—	—	—	1,849	—	—	—	—	710,774
Annual Option Grant	3/20/2024	2/22/2024	—	—	—	—	—	—	—	4,950	384.41	473,963
MIP(2)	2/22/2024	2/22/2024	185,503	927,515	1,855,030	—	—	—	—	—	—	—
(1)All awards were granted under the Omnibus Plan other than MIP awards.
(2)Ultimate payouts under the Fiscal 2024 MIP are based on achievement of pre-established performance goals, as described in the Compensation Discussion and Analysis. The amount in the “Threshold” column for the Fiscal 2024 MIP reflects the minimum possible payout based upon assumed achievement of the threshold performance levels, as discussed below under “Terms of Plan-Based Awards Granted to NEOs for Fiscal 2024—Fiscal 2024 MIP.” For discussion of the threshold, target and maximum performance levels, see discussion under “Annual Cash Incentive—Performance Goals” starting on page 45 in the Compensation Discussion and Analysis above.
(3)Annual equity awards under the Omnibus Plan were approved at the February 22, 2024 meeting of the LDC Committee (and on February 22, 2024, by the independent Board members for Mr. Decker) but were granted effective as of March 20, 2024. See discussion under “—Management of Compensation-Related Risk—Equity Grant Procedures” on page 52 in the Compensation Discussion and Analysis above.
(4)The amounts do not represent amounts the NEOs received or are entitled to receive. Rather, amounts represent the grant date fair value of awards granted in Fiscal 2024 computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the option awards are set forth in Note 9 to the Company’s consolidated financial statements as filed with the SEC in the 2024 Form 10-K. The valuation of restricted stock and performance share awards is based on the closing stock price on the grant date.

56	The Home Depot 2025 Proxy Statement

TERMS OF PLAN-BASED AWARDS GRANTED TO NEOS FOR FISCAL 2024

The LDC Committee approved the Fiscal 2024 annual grants of performance shares, performance-based restricted stock and stock options under the Omnibus Plan for the NEOs other than Mr. Decker. Mr Decker’s awards were approved by the independent members of the Board.

Award Type	Award Terms
Performance Shares
For Fiscal 2024, 50% of the annual equity grant provided to the NEOs was in the form of performance shares. The terms and conditions of the awards are described under “—Elements of our Compensation Programs—Long-Term Incentives” in the Compensation Discussion and Analysis above. Upon termination of employment without cause within 12 months following a change in control, the executive would be entitled to a pro rata portion of performance shares based on actual performance for the portion of the performance period before a change in control, plus a pro rata portion of the target performance shares for the portion of the performance period after a change in control.
In the event of death, disability or termination of employment at or after age 60 with at least five years of continuous service (“retirement”) other than for cause, the executive or his or her estate will be entitled to receive any performance shares ultimately earned, and in the event of death or disability before retirement, a pro rata portion of any shares ultimately earned. Because Mr. Decker, Ms. Roseborough and Mr. Carey had each reached age 60 with more than five years of service at the time of the grant of the awards or during Fiscal 2024, they are each “retirement eligible” and their performance share awards are non-forfeitable, although payout, if any, is based on achievement of the performance goals. Dividend equivalents accrue on performance share awards (as reinvested shares) and are paid upon the payout of the award based on the actual number of shares earned.

Annual Stock Grants
For Fiscal 2024, 30% of the annual equity grant provided to the NEOs was in the form of performance-based restricted stock, which was forfeitable if Fiscal 2024 operating profit was less than 90% of the MIP target for Fiscal 2024. If the performance target is met, as it was for Fiscal 2024, the awards are then subject to time-based vesting. The annual restricted stock grants vest 50% on each of the 30-month and 60-month anniversaries of the grant date, subject to continued employment through the vesting date, or upon termination due to death, disability or termination without cause within 12 months following a change in control.
In addition, once the executive becomes retirement eligible, the restricted stock becomes non-forfeitable, provided the performance target is met, but it is not transferable before the time-based vesting dates. Because Mr. Decker and Ms. Roseborough were retirement eligible at the time of the grant and Mr. Carey became retirement eligible during Fiscal 2024, their awards became non-forfeitable when the performance condition was met but remain non-transferable until the time-based vesting dates. Dividends on the restricted stock are accrued (as cash dividends) and not paid out to executive officers unless the performance target is met. Once the performance target is met, cash dividends are paid on the shares of restricted stock.

The Home Depot 2025 Proxy Statement	57

Award Type	Award Terms
Annual Stock Option Grants
For Fiscal 2024, 20% of the annual equity grant provided to the NEOs was in the form of nonqualified stock options. The stock option awards vest 25% per year on the second, third, fourth and fifth anniversaries of the grant date, subject to continued employment through the vesting date, or upon termination due to death, disability or termination without cause within 12 months following a change in control. In addition, the stock option awards become non-forfeitable once the executive becomes retirement eligible but are not exercisable before the time-based vesting dates. Generally, stock options may be exercised, once vested, over the remainder of the ten-year option term, subject to continued employment or meeting the retirement eligibility requirements. Because Mr. Decker, Ms. Roseborough and Mr. Carey were each retirement eligible at the time of the grant or became retirement eligible during Fiscal 2024, their option awards are non-forfeitable but are not exercisable until the time-based vesting dates.

Fiscal 2024 MIP
Each of the NEOs participated in the Fiscal 2024 MIP, the Company’s annual cash-based incentive plan. The Fiscal 2024 MIP payout was based upon achievement of pre-established performance goals, as described under “—Elements of Our Compensation Programs—Annual Cash Incentive” in the Compensation Discussion and Analysis starting on page 45 above.
The LDC Committee established the following threshold, target and maximum payout levels for Fiscal 2024 for the NEOs under the MIP. The threshold, target and maximum potential payouts under the MIP for these NEOs reflect the following percentages of base salary at the end of Fiscal 2024:

	Percentage of Base Salary
Name	Threshold	Target	Maximum
Edward P. Decker	40%	200%	400%
Richard V. McPhail	20%	100%	200%
Ann-Marie Campbell	25%	125%	250%
William D. Bastek	20%	100%	200%
Teresa Wynn Roseborough	20%	100%	200%
Matthew A. Carey	20%	100%	200%

Because the operating profit threshold must be met for any payout to occur, the threshold percentage above reflects the minimum possible payout based upon assumed achievement of that threshold. In addition, once an executive becomes retirement eligible, if the executive retires prior to the MIP payment date, the executive receives a payout that is prorated based on the time the executive served in his or her role during the fiscal year. Retirement eligible executives employed on or after the first day of a fiscal month receive MIP credit for that full fiscal month. Since Mr. Carey was retirement eligible and employed with the Company during the last fiscal month of Fiscal 2024, he was eligible for a full Fiscal 2024 MIP payout based on actual performance upon his retirement. The actual amounts earned by the NEOs based on achievement of Fiscal 2024 MIP performance goals are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

58	The Home Depot 2025 Proxy Statement

OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards as of the end of Fiscal 2024 granted to the NEOs.

OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR-END
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Edward P. Decker	8/6/2004	—	—	—	—	2,500	1,029,950	—	—
	8/18/2005	—	—	—	—	4,000	1,647,920	—	—
	3/23/2016	32,897	—	130.22	3/22/2026	—	—	—	—
	3/22/2017	19,350	—	147.36	3/21/2027	—	—	—	—
	3/21/2018	13,660	—	178.02	3/20/2028	—	—	—	—
	3/27/2019	16,308	—	189.25	3/26/2029	—	—	—	—
	3/25/2020	9,253	3,085	181.76	3/24/2030	996	410,332	—	—
	11/19/2020	3,720	1,240	270.93	11/18/2030	253	104,231	—	—
	3/24/2021	7,894	7,895	292.75	3/23/2031	1,266	521,567	—	—
	3/23/2022	7,434	22,303	317.05	3/22/2032	2,649	1,091,335	4,414	1,818,865
	3/22/2023	—	32,164	282.61	3/21/2033	6,148	2,532,853	19,479	8,024,820
	3/20/2024	—	22,976	384.41	3/19/2034	8,584	3,536,436	29,129	12,000,740
Richard V. McPhail	3/23/2016	3,369	—	130.22	3/22/2026	—	—	—	—
	3/22/2017	5,989	—	147.36	3/21/2027	—	—	—	—
	3/21/2018	4,036	—	178.02	3/20/2028	—	—	—	—
	3/27/2019	4,818	—	189.25	3/26/2029	—	—	—	—
	11/21/2019	7,282	—	218.54	11/20/2029	—	—	—	—
	3/25/2020	8,412	2,805	181.76	3/24/2030	1,651	680,179	—	—
	11/19/2020	3,720	1,240	270.93	11/18/2030	461	189,923	—	—
	3/24/2021	3,947	3,947	292.75	3/23/2031	1,153	475,013	—	—
	3/23/2022	2,004	6,013	317.05	3/22/2032	1,301	535,986	1,190	490,308
	3/22/2023	—	8,917	282.61	3/21/2033	3,104	1,278,786	5,400	2,224,507
	3/20/2024	—	6,684	384.41	3/19/2034	2,497	1,028,714	8,474	3,491,094
Ann-Marie Campbell	3/25/2020	9,253	3,085	181.76	3/24/2030	1,816	748,156	—	—
	11/19/2020	3,720	1,240	270.93	11/18/2030	461	189,923	—	—
	3/24/2021	4,824	4,825	292.75	3/23/2031	1,409	580,480	—	—
	3/23/2022	2,040	6,123	317.05	3/22/2032	1,325	545,874	1,211	499,241
	3/22/2023	—	8,917	282.61	3/21/2033	3,104	1,278,786	5,400	2,224,507
	11/16/2023	—	1,666	306.44	11/15/2033	407	167,676	—	—
	3/20/2024	—	8,355	384.41	3/19/2034	3,121	1,285,790	10,591	4,363,448
William D. Bastek	3/23/2016	3,783	—	130.22	3/22/2026	—	—	—	—
	3/22/2017	2,303	—	147.36	3/21/2027	—	—	—	—
	3/21/2018	1,645	—	178.02	3/20/2028	—	—	—	—
	2/27/2019	4,716	—	183.67	2/26/2029	—	—	—	—
	3/27/2019	4,077	—	189.25	3/26/2029	—	—	—	—
	3/25/2020	2,733	912	181.76	3/24/2030	536	220,821	—	—
	3/24/2021	1,228	1,228	292.75	3/23/2031	359	147,901	—	—
	3/23/2022	510	1,530	317.05	3/22/2032	331	136,365	302	124,725
	8/18/2022	402	1,209	325.21	8/17/2032	384	158,200	—	—
	3/22/2023	—	6,402	282.61	3/21/2033	1,786	735,796	1,569	646,199
	3/20/2024	—	5,744	384.41	3/19/2034	2,146	884,109	7,281	2,999,556
Teresa Wynn Roseborough	3/25/2020	—	2,524	181.76	3/24/2030	1,035	426,399	—	—
	3/24/2021	—	3,158	292.75	3/23/2031	506	208,462	—	—
	3/23/2022	—	4,155	317.05	3/22/2032	624	257,076	822	338,783
	3/22/2023	—	5,792	282.61	3/21/2033	1,106	455,650	3,508	1,445,027
	3/20/2024	—	4,083	384.41	3/19/2034	1,525	628,270	5,176	2,132,235

The Home Depot 2025 Proxy Statement	59

OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR-END
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Matthew A. Carey	3/25/2020	9,253	3,085	181.76	3/24/2030	1,001	412,392	—	—
	3/24/2021	3,859	3,860	292.75	3/23/2031	621	255,840	—	—
	3/23/2022	1,676	5,029	317.05	3/22/2032	600	247,188	995	410,135
	5/19/2022	462	1,386	287.76	5/18/2032	119	49,026	—	—
	3/22/2023	—	7,012	282.61	3/21/2033	1,346	554,525	4,246	1,749,424
	3/20/2024	—	4,950	384.41	3/19/2034	1,849	761,751	6,275	2,585,188
(1)Unless indicated otherwise, stock options for each NEO vest on the 25% on the second, third, fourth and fifth anniversaries of the grant date.
(2)Unless indicated otherwise, restricted stock awards vest 50% on each of the 30-month and 60-month anniversaries of the grant date.
(3)The final installment of the 2004 and 2005 restricted stock grants to Mr. Decker vested on March 13, 2025.
The reported value of the restricted stock awards is based on the $411.98 closing stock price on January 31, 2025, the last trading day of Fiscal 2024.
(3)The NEOs’ performance share awards are earned upon the completion of the three-year performance periods ending February 2, 2025, February 1, 2026, and January 31, 2027, based on achievement of pre-established average ROIC and operating profit goals, as described above in the Compensation Discussion and Analysis under “—Elements of Our Compensation Programs—Long-Term Incentives—Performance Shares” starting on page 48 and under “Terms of Plan-Based Awards Granted to NEOs for Fiscal 2024—Performance Shares” on page 57. The awards are paid out, if at all, following certification by the LDC Committee of the achievement of the goals after completion of the applicable performance period. For the Fiscal 2022-2024 award, the shares reported are the actual amounts earned based on the performance level met over the performance period, as certified by the LDC Committee on February 27, 2025, and include dividend equivalents accrued on the award. For the Fiscal 2023-2025 award and the Fiscal 2024-2026 award, the reported number of shares includes dividend equivalents accrued through February 2, 2025, assumes achievement of the target level of performance for the Fiscal 2023-2025 award, and assumes achievement of the maximum level of performance for the Fiscal 2024-2026 award, each in accordance with SEC requirements. The reported value of the performance share awards is based on the closing stock price on January 31, 2025, the last trading day of Fiscal 2024.
OPTIONS EXERCISED AND STOCK VESTED IN FISCAL 2024

The following table sets forth the options exercised and the shares of restricted stock and performance shares that vested for the NEOs during Fiscal 2024.

OPTIONS EXERCISED AND STOCK VESTED IN FISCAL 2024
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Edward P. Decker	35,987	9,085,401	25,085	(2)	9,383,771
Richard V. McPhail	15,296	3,986,473	10,601		3,993,321
Ann-Marie Campbell	57,542	12,964,917	13,106		4,919,742
William D. Bastek	2,969	892,060	3,661		1,374,296
Teresa Wynn Roseborough	39,982	7,807,039	9,075	(2)	3,397,029
Matthew A. Carey	50,239	8,850,473	14,082	(2)	5,430,955
(1)The value realized on vesting is based on the Company’s closing price on the applicable vesting date. These amounts represent the vesting of stock awards granted in 2019 to 2022 and the vesting of certain stock awards withheld to pay taxes for NEOs who are retirement-eligible, as described in footnote 2 below.
(2)For Mr. Decker, includes 5,051 shares withheld to pay taxes on restricted stock grants that became non-forfeitable on February 22, 2024. For Ms. Roseborough, includes 910 shares withheld to pay taxes on restricted stock grants that became non-forfeitable on February 22, 2024. For Mr. Carey, includes 3,002 shares withheld to pay taxes on restricted stock grants that became non-forfeitable on November 23, 2024. The remaining shares under each of these grants continue to be restricted until the time-based vesting dates are reached.

60	The Home Depot 2025 Proxy Statement

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2024

The following table sets forth information regarding the participation of the NEOs in the Company’s nonqualified deferred compensation plans for Fiscal 2024.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2024
	Executive Contributions in Last FY ($)(3)	Registrant Contributions in Last FY ($)(4)	Aggregate Earnings in Last FY ($)(5)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(6)
Name
Edward P. Decker
THD Restoration Plan(1)	N/A	243,506	590,387	—	3,857,219
Deferred Compensation Plan For Officers(2)	—	—	204,809	—	1,280,612
Richard V. McPhail
THD Restoration Plan(1)	N/A	115,923	246,170	—	1,605,685
Ann-Marie Campbell
THD Restoration Plan(1)	N/A	124,749	386,629	—	2,503,221
William D. Bastek
THD Restoration Plan(1)	N/A	54,921	58,189	—	400,288
Teresa Wynn Roseborough
THD Restoration Plan(1)	N/A	93,768	193,321	—	1,261,359
Matthew A. Carey
THD Restoration Plan(1)	N/A	68,364	438,854	—	2,781,108
(1)The THD Restoration Plan, an unfunded, nonqualified deferred compensation plan, provides management-level associates with a benefit equal to the matching contributions that they would have received under the Company’s FutureBuilder 401(k) Plan if certain Internal Revenue Code limitations were not in place. On January 31 of each year, the plan makes an allocation to participant accounts in an amount equal to the participant’s eligible earnings (generally, salary plus annual cash incentive award) during the prior calendar year minus the Internal Revenue Code limit for tax-qualified plans ($345,000 for 2024) multiplied by the current Company match level of 3.5%. This amount is then converted to units representing shares of the Company’s common stock. Stock units credited to a participant’s account are also credited with dividend equivalents at the same time, and in the same amount, as dividends are paid to shareholders. Participant account balances vest at the same time their account in the Company’s tax-qualified FutureBuilder 401(k) Plan vests, which provides for 100% cliff vesting after three years of service. A participant’s vested account balance is payable in shares of common stock on retirement or other employment termination. In-service withdrawals are not permitted.
(2)The Deferred Compensation Plan For Officers is an unfunded, nonqualified deferred compensation plan that allows officers to defer payment of up to 50% of base salary and up to 100% of annual cash incentive compensation until retirement or other employment termination. The Company makes no contributions to the Deferred Compensation Plan For Officers. Participants may also elect an in-service distribution during a designated calendar year or over a period of not more than ten years, or upon a change in control of the Company. Commencing at retirement after age 60 or one year thereafter, payment is made, at the participant’s election, in a single sum or equal annual installment payments over a period of not more than ten years, provided that distribution in a single sum is automatically made on termination for reasons other than retirement or disability. Participants direct the manner in which their account balances are deemed invested among an array of investment funds, and notional earnings are credited to participant accounts based on fund returns. Accounts are 100% vested at all times. The amount presented in the “Aggregate Earnings in Last FY” in the table above does not precisely equal the difference in the amount reported in the “Aggregate Balance at Last FYE” in the table above and the amount previously reported in the “Aggregate Balance at Last FYE” due to timing of market price variances.
(3)Executive contributions represent deferral of base salary and incentive awards under the MIP during Fiscal 2024, which amounts are also disclosed in the Fiscal 2024 Salary column and the Fiscal 2023 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The THD Restoration Plan is non-elective, and participants cannot make contributions to it.
(4)All Company contributions to the THD Restoration Plan are included as compensation in the “Stock Awards” column of the Summary Compensation Table. The Company does not make contributions to the Deferred Compensation Plan For Officers.
(5)THD Restoration Plan earnings represent the change in the value of the underlying Company stock during Fiscal 2024 plus dividend equivalents that are credited at the same rate, and at the same time, that dividends are paid to all shareholders. Deferred Compensation Plan For Officers earnings represent notional returns on participant-selected investments.
(6)For the THD Restoration Plan, amounts in the aggregate balance for Mr. Decker, Mr. McPhail, Ms. Campbell, Ms. Roseborough, and Mr. Carey of $444,235, $211,674, $243,087, $62,916, and $532,233, respectively, were previously reported in the Summary Compensation Table.

The Home Depot 2025 Proxy Statement	61

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Termination Without Cause or For Good Reason
The employment arrangements with our NEOs do not entitle them to severance payments upon employment termination. They would, however, be entitled to any vested benefits under Company plans in which they participate. Each of the NEOs is subject to non-competition and non-solicitation restrictions for periods ranging from 24 to 36 months post-termination. Each NEO is also subject to post-termination confidentiality restrictions.
Change in Control
The Company does not maintain change in control agreements for its executives. Since Fiscal 2013, our standard form of equity award agreement adopted by the LDC Committee has provided for accelerated vesting if the executive is terminated without cause within 12 months following a change in control, and our Omnibus Plan incorporates this “double-trigger” provision into the plan for all awards issued after May 2022. Prior to Fiscal 2013, our equity awards provided for accelerated vesting solely upon a change in control regardless of any termination of employment. As of February 2, 2025, two outstanding restricted stock awards held by Mr. Decker contained such provisions. Those awards have since vested in accordance with their terms, and there are no remaining equity awards outstanding that vest solely upon a change in control.
The following table sets forth the estimated value that the NEOs employed at the end of Fiscal 2024 would have been entitled to receive due to accelerated vesting of outstanding awards assuming a change in control of the Company occurred as of February 2, 2025, both with and without a termination of employment. In addition, in the event of a termination of employment, these NEOs would be entitled to receive vested benefits under Company plans in which they participate, including amounts under the THD Restoration Plan and, if applicable, the Deferred Compensation Plan For Officers, as set forth in the Nonqualified Deferred Compensation table on page 61 of this Proxy Statement.

CHANGE IN CONTROL
	Change in Control Only	Change in Control Followed by Termination Without Cause		Total
Name	Value of Restricted Stock Awards ($)(1)	Value of Additional Restricted Stock and Option Awards Vesting on Termination ($)(2)	Value of Performance Shares Vesting on Termination ($)(3)	Assuming Change in Control AND Termination of Employment ($)
Edward P. Decker	2,677,870	16,934,934	12,441,384	32,054,188
Richard V. McPhail	—	7,388,555	3,533,140	10,921,695
Ann-Marie Campbell	—	8,398,124	3,982,611	12,380,735
William D. Bastek	—	3,876,305	2,049,189	5,925,493
Teresa Wynn Roseborough	—	4,189,773	2,225,104	6,414,877
(1)Value reflects outstanding shares of restricted stock granted prior to Fiscal 2013, multiplied by a closing stock price of $411.98 on January 31, 2025. This restricted stock vested on March 13, 2025 and, accordingly, is no longer subject to acceleration upon a change in control.
(2)Value reflects outstanding shares of all restricted stock awards other than the grant described above in footnote 1, in each case multiplied by a closing stock price of $411.98 on January 31, 2025, and the intrinsic value as of January 31, 2025 of all outstanding unvested stock options, using the closing stock price of $411.98 on January 31, 2025.
(3)Value reflects the following: (a) for the Fiscal 2023-2025 performance share award, (i) shares that would have been earned based on 67.1% actual performance at the end of Fiscal 2024 multiplied by a ratio of 735 days in the performance period through February 2, 2025 to 1,099 total days in the performance period, plus (ii) target performance shares multiplied by the ratio of 364 days remaining in the performance period after February 2, 2025 to 1,099 total days in the performance period; and (b) for the Fiscal 2024-2026 performance share award, (i) shares that would have been earned based on 109.0% actual performance at the end of Fiscal 2024 multiplied by a ratio of 371 days in the performance period through February 2, 2025 to 1099 total days in the performance period, plus (ii) target performance shares multiplied by the ratio of 728 days remaining in the performance period after February 2, 2025 to 1099 total days in the performance period. In each case, the number of performance shares obtained is multiplied by a closing stock price of $411.98 on January 31, 2025 to determine the value as of the end of Fiscal 2024. Amounts include dividend equivalents accrued through the end of Fiscal 2024 converted into additional performance shares. Amounts do not include the value of the Fiscal 2022-2024 award because it was earned as of February 2, 2025, the last day of the performance period, and would be received regardless of whether there was a change in control and associated termination of employment.

62	The Home Depot 2025 Proxy Statement

Termination Due to Death or Disability
Equity awards made to salaried associates, including the NEOs, generally provide for accelerated vesting of the award upon employment termination due to death or disability. The following table sets forth the estimated value of benefits that the NEOs employed at the end of Fiscal 2024 would have been entitled to receive assuming death or disability as of February 2, 2025. In addition, these NEOs would be entitled to receive vested benefits under Company plans in which they participate, including amounts under the THD Restoration Plan and, if applicable, the Deferred Compensation Plan For Officers, as set forth in the Nonqualified Deferred Compensation table on page 61 of this Proxy Statement.

DEATH OR DISABILITY
Name	Value of Restricted Stock and Option Awards ($)(1)	Value of Performance Shares ($)(2)	Death Benefit ($)(3)	Total ($)
Edward P. Decker	19,612,804	11,924,761	400,000	31,937,566
Richard V. McPhail	7,388,555	1,640,504	400,000	9,429,059
Ann-Marie Campbell	8,398,124	1,800,765	400,000	10,598,889
William D. Bastek	3,876,305	841,263	N/A	4,717,568
Teresa Wynn Roseborough	4,189,773	2,131,173	N/A	6,320,946
(1)Value reflects outstanding restricted stock at the end of Fiscal 2024, multiplied by a closing stock price of $411.98 on January 31, 2025, and outstanding unvested stock options based on the intrinsic value as of January 31, 2025, using the closing stock price of $411.98 on January 31, 2025.
(2)Value reflects the following: (a) for the Fiscal 2023-2025 performance share award, the prorated portion of shares that would have been earned based on 67.1% actual performance at the end of Fiscal 2024 multiplied by a ratio of 735 days in the performance period through February 2, 2025 to 1,099 total days in the performance period; and (b) for the Fiscal 2024-2026 performance share award, the prorated portion of shares that would have been earned based on 109.0% actual performance at the end of Fiscal 2024 multiplied by a ratio of 371 days in the performance period through February 2, 2025 to 1099 total days in the performance period. The number of performance shares obtained is multiplied by a closing stock price of $411.98 on January 31, 2025 to determine the value as of the end of Fiscal 2024. Amounts include dividend equivalents accrued through the end of Fiscal 2024 converted into additional performance shares. Amounts do not include the value of the Fiscal 2022-2024 award because it was earned as of February 2, 2025, the last day of the performance period, and would be received regardless of the individual’s death or disability and associated termination of employment.
(3)Value reflects a death benefit under the death-benefit-only program, which is only paid out upon death, not disability.
Retirement Eligibility of Continuing NEOs
With very few exceptions, equity awards made to salaried associates, including the NEOs, provide that the awards are no longer forfeitable upon retirement on or after age 60 with at least five years of continuous service with the Company. Mr. Decker and Ms. Roseborough are the only NEOs employed as of February 2, 2025 that had met this condition. The following table sets forth the estimated value of benefits that Mr. Decker and Ms. Roseborough would be entitled to receive as a result of their retirement eligibility as of February 2, 2025. Mr. Decker and Ms. Roseborough would also be entitled to the Fiscal 2024 MIP award, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, on page 53 of the Proxy Statement, as well as amounts under the THD Restoration Plan and, if applicable, the Deferred Compensation Plan For Officers, as set forth in the Nonqualified Deferred Compensation table on page 61 of this Proxy Statement.

RETIREMENT ELIGIBILITY
Name	Value of Restricted Stock and Option Awards ($)(1)	Value of Performance Shares ($)(2)	Total ($)
Edward P. Decker	16,934,934	11,924,761	28,859,696
Teresa Wynn Roseborough	4,189,773	2,131,173	6,320,946
(1)Value reflects restricted stock grants that have the retirement eligibility provision described above and that are outstanding at the end of Fiscal 2024, multiplied by a closing stock price of $411.98 on January 31, 2025, and unvested stock options that have the retirement eligibility provision, based on the intrinsic value as of January 31, 2025, using the closing stock price of $411.98 on January 31, 2025. The restricted stock grants would remain non-transferable, and the stock options would remain non-exercisable, until the time-based vesting dates.
(2)Value reflects the following: (a) for the Fiscal 2023-2025 performance share award, the shares that would have been earned based on

The Home Depot 2025 Proxy Statement	63

67.1% actual performance at the end of Fiscal 2024; and (b) for the Fiscal 2024-2026 performance share award, the shares that would have been earned based on 109.0% actual performance at the end of Fiscal 2024. The number of performance shares obtained is multiplied by a closing stock price of $411.98 on January 31, 2025 to determine the value as of the end of Fiscal 2024. Amounts include dividend equivalents accrued through the end of Fiscal 2024 converted into additional performance shares. Amounts do not include the value of the Fiscal 2022-2024 performance award because it was earned as of February 2, 2025, the last day of the performance period, and would be received regardless of the individual’s retirement.
Retirement of Former Executive in Fiscal 2024
Upon his retirement on December 31, 2024, Mr. Carey did not receive any severance benefits. As noted above, equity awards held by Mr. Carey provide that the awards are no longer forfeitable upon retirement on or after age 60 with five years of continuous service, which conditions Mr. Carey had met at the time of his retirement. The following table sets forth the estimated value of benefits that Mr. Carey was entitled to receive as a result of his retirement eligibility.

RETIREMENT ELIGIBILITY
Name	Value of Restricted Stock and Option Awards ($)(1)	Value of Performance Shares ($)(2)	Total ($)
Matthew A. Carey	4,434,938	2,582,291	7,017,229
(1)    Value reflects restricted stock grants that have the retirement eligibility provision described above and are outstanding as of December 31, 2024, his retirement date from the Company, multiplied by a closing stock price of $388.99 on December 31, 2024, and unvested stock options that also have the retirement eligibility provision described above, based on the intrinsic value as of December 31, 2024, using the closing stock price of $388.99 on December 31, 2024. The restricted stock grants remain non-transferable, and the stock options remain non-exercisable, until the time-based vesting dates.
(2)    Value reflects the following: (a) for the Fiscal 2022-2024 performance share award, the actual number of shares earned at the end of Fiscal 2024 based on 25.6% actual performance at the end of the three-year performance period; (b) for the Fiscal 2023-2025 performance share award, the shares that would have been earned based on 67.1% actual performance at the end of Fiscal 2024; and (c) for the Fiscal 2024-2026 performance share award, the shares that would have been earned based on 109.0% actual performance at the end of Fiscal 2024. The number of performance shares obtained is multiplied by a closing stock price of $411.98 on January 31, 2025 to determine the value as of the end of Fiscal 2024. Amounts include dividend equivalents accrued through the end of Fiscal 2024 converted into additional performance shares.
Upon his retirement, Mr. Carey was also entitled to vested benefits under Company plans in which he participated. These benefits included his Fiscal 2024 MIP award, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 53 of the Proxy Statement, and amounts under the THD Restoration Plan as set forth in the Nonqualified Deferred Compensation table on page 61 of this Proxy Statement.

64	The Home Depot 2025 Proxy Statement

PAY VERSUS PERFORMANCE

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid,” or “CAP,” and certain financial performance of the Company. CAP does not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable years and does not necessarily reflect how the LDC Committee evaluated compensation decisions in light of Company performance. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis beginning on page 37.

PAY VERSUS PERFORMANCE TABLE
(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)	(i)
Year	Summary Compensation Table Total for CEO ($)(1)		Compensation Actually Paid to CEO ($)(2)		Average Summary Compen- sation Table Total for Non-CEO NEOs ($)(3)	Average Compen- sation Actually Paid to Non-CEO NEOs ($)(4)	Value of Initial Fixed $100 Investment Based on:		Net Income ($)(7) (in billions)	Operating Profit ($)(8) (in billions)
	CEO	Former CEO	CEO	Former CEO			TSR ($)(5)	Peer Group TSR ($)(6)
2024	15,574,678	—	20,017,546	—	4,782,536	6,355,234	203.8	227.9	14.81	21.42
2023	14,419,252	—	18,272,399	—	4,540,911	4,391,001	171.6	165.2	15.14	21.65
2022	14,619,789	9,020,862	7,501,985	(2,905,659)	4,390,720	953,780	148.8	124.0	17.11	24.09
2021	—	13,059,751	—	51,702,946	5,568,673	18,194,527	168.0	149.7	16.43	22.92
2020	—	13,995,092	—	26,400,107	5,261,268	9,186,485	121.6	141.4	12.87	20.64
(1)Mr. Decker served as our CEO for Fiscal 2024 and Fiscal 2023; Mr. Decker and Craig Menear each served for a period of time as our CEO for Fiscal 2022; and Mr. Menear was our CEO for Fiscal 2021 and Fiscal 2020. The dollar amounts reported in column (b) are the amounts of total compensation reported in the “Total” column of the Summary Compensation Table for our CEO and former CEO for the corresponding years in which each served as our CEO. As discussed in the Summary Compensation Table, Fiscal 2024 contained 53 weeks, compared to 52 weeks in Fiscal 2023, so Fiscal 2024 includes one additional week of pay.
(2)In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the Summary Compensation Table (or “SCT”) total compensation for Fiscal 2024 to determine the CAP for Fiscal 2024:

CEO SCT Total to CAP Reconciliation
Year	Reported Summary Compensation Table Total for CEO ($)	Deductions from SCT Total ($)(a)	Equity Award Adjustments ($)(b)	Compensation Actually Paid to CEO (as defined by SEC rule) ($)
2024	15,574,678	(11,242,987)	15,685,855	20,017,546
(a)Represents the grant date fair value of equity awards, which are the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for Fiscal 2024.
(b)The equity award adjustments for Fiscal 2024 include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in Fiscal 2024 that are outstanding and unvested as of the end of Fiscal 2024; (ii) the amount of change as of the end of Fiscal 2024 (from the end of Fiscal 2023) in the fair value of any awards granted in prior years that are outstanding and unvested as of the end of Fiscal 2024; (iii) for awards that are granted in Fiscal 2024 and vest in Fiscal 2024, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in Fiscal 2024, the amount equal to the change as of the vesting date (from the end of Fiscal 2023) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during Fiscal 2024, a deduction for the amount equal to the fair value at the end of Fiscal 2023; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in Fiscal 2024 prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for Fiscal 2024. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments detailed in the table below.

The Home Depot 2025 Proxy Statement	65

CEO Equity Component of CAP
Year	Year-End Fair Value of Unvested Equity Awards Granted in the Year ($)	Year-Over- Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year-Over- Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair-Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2024	11,751,121	2,646,881	243,506	668,499	—	375,848	15,685,855
(3)The dollar amounts reported in column (d) represent the average of the amounts reported for our non-CEO NEOs as a group in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of these NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for Fiscal 2024, Mr. McPhail, Mr. Bastek, Ms. Campbell, Ms. Roseborough, and Mr. Carey; (ii) for Fiscal 2023, Mr. McPhail, Ms. Campbell, Mr. Carey, Jeffrey Kinnaird, and Ms. Roseborough; (iii) for Fiscal 2022, Mr. McPhail, Ms. Campbell, Mr. Carey, and Mr. Kinnaird; (iv) for Fiscal 2021, Mr. Decker, Mr. McPhail, Ms. Campbell, and Mr. Carey; and (v) for Fiscal 2020, Mr. Decker, Mr. McPhail, Ms. Campbell, and Mark Holifield.
(4)In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for these NEOs as a group for each year to determine the CAP, using the same methodology described above in footnote 2.

Average Other NEOs SCT Total to CAP Reconciliation
Year	Average Reported Summary Compensation Table Total for Non-CEO NEOs ($)	Average Reported Summary Compensation Table Value of Equity Awards ($)	Average Equity Award Adjustments ($)(a)	Average Compensation Actually Paid to Non-CEO NEOs ($)
2024	4,782,536	(2,946,070)	4,518,769	6,355,234
(a)The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are detailed in the table below.

Average Other NEOs Equity Component of CAP
Year	Average Year-End Fair Value of Unvested Equity Awards Granted in the Year ($)	Year-Over- Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year-Over- Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)
2024	3,049,594	875,135	91,545	378,804	—	123,692	4,518,769
(5)Cumulative TSR is calculated by dividing (a) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period.
(6)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the S&P 500 Consumer Discretionary Distribution & Retail Index, which we refer to as the S&P Retail Composite Index.
(7)The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year. Fiscal 2024 contained 53 weeks, compared to 52 weeks for all other years presented in this table.
(8)Operating profit is defined as the Company’s net sales less the sum of the cost of sales, selling, general and administrative expense, and depreciation and amortization expense, subject to adjustments as more fully described under “—Elements of Our Compensation Programs—Annual Cash Incentive—Potential Adjustments” and “—Elements of Our Compensation Programs—Annual Cash Incentive—Fiscal 2024 MIP Results” in our Compensation Discussion and Analysis above. Fiscal 2024 contained 53 weeks, compared to 52 weeks for all other years presented in this table.

66	The Home Depot 2025 Proxy Statement

Financial Performance Measures
The most important financial performance measures, as defined in Item 402(v) of Regulation S-K, that are used by the Company to link CAP to the Company’s NEOs for Fiscal 2024 to the Company’s performance are as follows:
•Operating Profit, as adjusted, as defined in the MIP
•Sales
•Return on Invested Capital
•Inventory Turns
•Pro Strategic Goal
Pay Versus Performance Relationship Disclosures
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following tables indicating the relationships between the metrics below and CAP as presented in the Pay Versus Performance table, as well as the relationship between cumulative TSR of the Company and cumulative TSR of the peer group.

The Home Depot 2025 Proxy Statement	67

CEO PAY RATIO

Compensation at all levels of the Company is aligned with our philosophy of taking care of our associates and motivating them to deliver a superior customer experience. Non-management associates (full- and part-time) participate in our Success Sharing bonus program, which provides semi-annual cash awards for performance against our business plan, including sales plan and productivity goals. In addition, non-management associates are eligible to earn awards for superior performance and customer service at the individual, store, facility, and district levels. Due to the performance of our non-management associates in Fiscal 2024, 100% of our qualifying stores received Success Sharing in each of the first and second halves of Fiscal 2024. This resulted in Success Sharing bonus payments to our non-management associates of approximately $249.9 million for Fiscal 2024. In addition, we established a merit increase budget for our hourly and salaried associates in Fiscal 2024 of 3.0%. We also continued our practice of making matching contributions under the FutureBuilder 401(k) Plan. We also provided a variety of recognition and teambuilding awards to recognize and reward top-performing associates and support morale.

68	The Home Depot 2025 Proxy Statement

In accordance with SEC rules, the following ratio compares the annual total compensation of our median-paid (or middle) associate (the “median-paid associate”) for Fiscal 2024 with the annual total compensation of Edward P. Decker, our CEO in Fiscal 2024. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K (the “pay ratio rule”).
•The annual total compensation of our median-paid associate, other than our CEO, was $35,196. Our median-paid associate for Fiscal 2024 was an hourly employee in the U.S.
•The annual total compensation of our CEO for Fiscal 2024 was $15,574,678, as reported in the Summary Compensation Table on page 53.
•Based on this information, for Fiscal 2024 the ratio of the annual total compensation of our CEO to the annual total compensation of our median-paid associate was 443 to 1.
For purposes of the above disclosure, we are required to identify our median-paid associate based upon our total workforce, without regard to their location, compensation arrangements, or full-time, part-time or seasonal status. To identify the median-paid associate, we used the following methodology, material assumptions, adjustments, and estimates:
•We determined our median-paid associate as of December 31, 2024, which was within the last three months of Fiscal 2024 as required by the pay ratio rule.
•At the end of Fiscal 2024, we employed a total of approximately 470,100 associates, of which approximately 419,600 were employed in the U.S. and approximately 50,500 were employed outside of the U.S. In calculating the pay ratio, we excluded, under the de minimis exception to the pay ratio rule, all of our associates in each of Mexico (approximately 18,200), China (272), India (26), Vietnam (26), Italy (1), Poland (1), Taiwan (1), and Türkiye (1), which in total are approximately 18,500 associates, or 3.9% of our total associates. We also excluded 10,772 individuals that became associates as a result of the SRS acquisition made in Fiscal 2024 in accordance with an exemption under the pay ratio rule for acquisitions completed in the relevant fiscal year.
•For Fiscal 2024, we identified our median-paid associate using W-2 payroll data (or the equivalent for our Canadian associates), rounded to the nearest dollar, for all associates included in the calculation. In Fiscal 2024, as we have done in prior years, we annualized pay for newly hired associates and associates on leave. We pay our Canadian associates in Canadian Dollars. For the purposes of this calculation, their pay was converted into U.S. Dollars using the exchange rate in effect on December 31, 2024. For Fiscal 2024, we had several full-year associates with the same dollar amount of W-2 compensation. Therefore, for each such associate we determined the associate’s annual total compensation for Fiscal 2024, which ended February 2, 2025, and then identified the median-paid associate from that group based on the annual total compensation measure. This amount, consistent with the compensation of our CEO, includes annual incentive compensation earned in Fiscal 2024 and paid in March 2025.

The Home Depot 2025 Proxy Statement	69

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding the Company’s equity compensation plans as of the end of Fiscal 2024.

EQUITY COMPENSATION PLAN INFORMATION
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity Compensation Plans Approved by Security Holders(1)	3,932,976	(2)	$228.23	(3)	86,474,943	(4)
Equity Compensation Plans Not Approved by Security Holders(5)	136,133	(6)	$—	(7)	18,207,187	(8)
Total	4,069,109				104,682,130
(1)These plans are the 1997 Plan, the Omnibus Plan, the ESPP and the Directors Plan. The Directors Plan allows the Company’s outside directors to elect to defer their cash retainers for deferred stock units payable in shares of the Company’s common stock on termination of Board service.
(2)Includes an aggregate of 2,200,619 stock options under the Omnibus Plan, 5,371 deferred shares or deferred stock units under the 1997 Plan, 438,249 deferred shares, deferred stock units or restricted stock units under the Omnibus Plan, 1,207,973 performance shares under the Omnibus Plan (including performance shares granted in relation to the acquisition of SRS), and 80,765 deferred stock units credited to participant accounts under the Directors Plan. Does not reflect 3,832 outstanding restricted shares granted under the 1997 Plan and 2,900,815 outstanding restricted shares granted under the Omnibus Plan (including shares granted to certain members of SRS’s management team in connection with their reinvestment of a portion of their after-tax merger consideration).
(3)Weighted-average exercise price of outstanding options; excludes deferred shares, deferred stock units, deferred stock rights, restricted stock units, performance shares and shares of restricted stock under the 1997 Plan and the Omnibus Plan, deferred stock units under the Directors Plan, and rights to purchase shares under the ESPP.
(4)Represents 70,219,489 shares under the Omnibus Plan, 14,294,782 shares under the ESPP (see Note 9 to the Company’s consolidated financial statements included in the 2024 Form 10-K), and 1,960,672 shares under the Directors Plan.
(5)These plans are the Company’s Non-U.S. ESPP (see Note 9 to the Company’s consolidated financial statements in the 2024 Form 10-K), the THD Restoration Plan (see Note 10 to the Company’s consolidated financial statements in the 2024 Form 10-K) and the HD Supply Restoration Plan (see Note 10 to the Company’s consolidated financial statements in the 2024 Form 10-K).
(6)Represents deferred stock units under the THD Restoration Plan and the HD Supply Restoration Plan referred to in footnote 5 above.
(7)Outstanding equity consists solely of rights to purchase shares under the Non-U.S. ESPP and deferred stock units granted under the THD Restoration Plan and the HD Supply Restoration Plan; therefore, there is no weighted-average exercise price.
(8)Represents shares available under the Non-U.S. ESPP.

70	The Home Depot 2025 Proxy Statement

LEADERSHIP DEVELOPMENT AND COMPENSATION
COMMITTEE REPORT
Each member of the LDC Committee is independent under SEC rules, NYSE listing standards and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines.
The LDC Committee acts under a written charter which sets forth its responsibilities and duties, as well as requirements for the LDC Committee’s composition and meetings. The LDC Committee’s primary responsibility is to (a) assist the Board in developing and evaluating potential candidates for executive positions, including the CEO, (b) oversee the development of executive succession plans, and (c) approve compensation strategy, including the corporate goals and objectives relevant to the compensation of the Company’s senior executive officers, including the CEO, to ensure that management is afforded appropriate incentives and rewarded appropriately for contributions to the Company’s growth and profitability and that the executive compensation strategy supports the Company’s objectives and shareholder interests.
The LDC Committee also oversees management’s decisions concerning the performance and compensation of other Company officers, administers the Company’s equity-based and incentive-based compensation plans, regularly evaluates the effectiveness of the Company’s overall executive compensation program, and reviews the overall compensation and benefits strategy for all associates of the Company to ensure consistency with the Company’s stated compensation strategy and other human capital management matters. In addition, the LDC Committee periodically reviews the compensation and benefits offered to non-employee directors and recommends changes as appropriate.
A more complete description of the LDC Committee’s functions is set forth in the LDC Committee charter, which is available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Committee Members & Charters” and is also available in print at no charge upon request.
The LDC Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based upon such review and discussions, the LDC Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the 2024 Form 10-K.
This report has been furnished by the current members of the LDC Committee:
•    Wayne M. Hewett, Chair
•    Stephanie C. Linnartz
•    Caryn Seidman-Becker

The Home Depot 2025 Proxy Statement	71

DIRECTOR COMPENSATION
Our philosophy with respect to director compensation is to align the interests of non-employee directors with the interests of our shareholders. To implement this philosophy, our Corporate Governance Guidelines provide that the annual retainer for non-employee directors must be at least two-thirds equity. The Company presently provides at least 82% of each director’s annual retainer in Company equity. Furthermore, consistent with our Corporate Governance Guidelines, director equity awards stipulate that shares of Company stock must continue to be held until the director retires from the Board or for one year after Board service ends for any reason other than ordinary Board retirement (at or after age 72), death, disability or a change in control of the Company.
Non-employee director compensation is assessed each year by the LDC Committee, based on input from its independent compensation consultant and taking into account compensation paid to non-employee directors at the companies in the same peer groups used for executive compensation purposes, as described above in the Compensation Discussion and Analysis under “Executive Compensation Determination Process—Benchmarking” starting on page 42. For compensation awarded in Fiscal 2024, this assessment took place in August 2023. Based on this assessment, the LDC Committee did not recommend, and the Board did not make, any changes to non-employee director compensation for Fiscal 2024.
Each non-employee director who was a Board member during Fiscal 2024 received an annual retainer of $300,000 as of the date of the 2024 annual meeting, other than Mr. Carey, who retired from the Board upon the expiration of his term at the 2024 annual meeting, and Ms. Gooden, who stepped down from the Board at the expiration of her term at the 2024 annual meeting. The annual retainer was paid in the following manner:
•$245,000 in the form of deferred shares granted under the Omnibus Plan; and
•$55,000 in the form of cash or deferred stock units under the Directors Plan, at the election of the director.
The deferred shares and deferred stock units, together with dividend equivalents that accrue thereon, are payable in shares of the Company’s common stock following termination of Board service.
For Fiscal 2024, on the date of the 2024 annual meeting, the non-employee directors who served as Chairs of the Board committees also received the following amounts:

Committee	Chair Retainer Amount
Audit	$25,000
Finance	$20,000
LDC Committee	$20,000
NCG Committee	$20,000
Board committee Chair retainers were payable in cash or deferred stock units under the Directors Plan, at the election of the director.
The Lead Director also receives an additional retainer of $80,000 in the form of cash or, at his election, deferred stock units under the Directors Plan. To meet the two-thirds equity requirement in the Corporate Governance Guidelines, the Lead Director must elect to receive at least 6.2% of the aggregate of his cash retainers in the form of deferred stock units under the Directors Plan, with the remainder paid in the form of cash or deferred stock units under the Directors Plan, at the election of the Lead Director. For Fiscal 2024, our Lead Director elected to receive 100% of his cash retainers in deferred stock units under the Directors Plan.
Director compensation is paid for the 12-month period commencing with each annual meeting of shareholders. A pro rata portion of annual director compensation is paid to directors who become Board members or Board committee chairs after the annual meeting as follows: 100% for appointments on or before the six-month anniversary of the annual meeting, 50% after the six-month but not later than the nine-month anniversary of the annual meeting, and 25% after the nine-month anniversary of the annual meeting. Mr. Hewett received a retainer of $10,000, which he elected to receive as deferred stock units, in connection with his appointment as Chair of the LDC Committee on January 29, 2024.
The Company maintains a program through which it will match up to $10,000 of charitable donations made by each director, including the Chair, for each calendar year. In addition, the Company will match up to $5,000 of any non-employee director’s contribution to the political action committee sponsored by the Company with a donation to a charitable organization of the director’s choice. The directors do not receive any financial benefit from these programs because the charitable deductions, to the extent permitted, accrue solely to the

72	The Home Depot 2025 Proxy Statement

Company. Donations under the programs are not made to any charity from which the director (or a party related to the director) directly or indirectly receives compensation.
The following table sets forth the compensation paid to or earned during Fiscal 2024 by our non-employee directors who served during Fiscal 2024.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (3)	All Other Compensation ($)(4)	Total ($)
Gerard J. Arpey	55,000	244,709	15,000	314,709
Ari Bousbib	75,000	244,709	5,000	324,709
Jeffery H. Boyd	75,000	244,709	5,000	324,709
Gregory D. Brenneman	135,000	244,709	10,000	389,709
J. Frank Brown	80,000	244,709	—	324,709
Albert P. Carey(5)	—	—	10,000	10,000
Linda R. Gooden(6)	—	—	—	—
Wayne M. Hewett	85,000	244,709	12,500	342,209
Manuel Kadre	55,000	244,709	15,000	314,709
Stephanie C. Linnartz	55,000	244,709	15,000	314,709
Paula A. Santilli	55,000	244,709	—	299,709
Caryn Seidman-Becker	55,000	244,709	15,000	314,709
(1)Fees earned or paid in cash vary because, in addition to the $55,000 annual retainer, they include retainers for Chair and Lead Director positions. Mr. Bousbib, Mr. Boyd, Mr. Brenneman, Mr. Brown, Mr. Carey, Mr. Kadre, Ms. Linnartz, Ms. Santilli and Ms. Seidman-Becker deferred 100% of their annual cash Board retainers under the Directors Plan, which retainers were converted into stock units that are payable in shares of Company common stock following termination of Board service. Mr. Bousbib, Mr. Boyd, Mr. Brown, and Mr. Hewett also deferred 100% of their committee Chair retainers, and Mr. Brenneman deferred 100% of his Lead Director retainer. Dividend equivalents are credited on stock units in the Directors Plan at the same rate, and at the same time, that dividends are paid to shareholders.
(2)Amounts set forth in the “Stock Awards” column represent the aggregate grant date fair value of awards granted to all non-employee directors noted in the table in Fiscal 2024 computed in accordance with FASB ASC Topic 718. The grant date fair value of the deferred share award granted during Fiscal 2024 is set forth in the following table, computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date. There were no deferred share forfeitures by the directors during Fiscal 2024.

Grant Date	Shares (#)	Value ($)
05/16/2024	714	244,709
(3)Except as otherwise indicated in the footnotes, our non-employee directors who served during Fiscal 2024 held the following outstanding equity as of the end of Fiscal 2024:

The Home Depot 2025 Proxy Statement	73

Name	Restricted Stock	Deferred Shares	Deferred Stock Units	Shares Owned Outright	Shares Owned Indirectly	Total
Gerard J. Arpey	—	13,499	—	1,000	—	14,499
Ari Bousbib	—	86,399	22,403	10,000	—	118,802
Jeffery H. Boyd	—	11,071	2,623	10,000	65	23,759
Gregory D. Brenneman	1,332	104,672	40,329	45,000	16,827	208,161
J. Frank Brown	—	36,697	8,949	1,000	—	46,645
Albert P. Carey(a)	—	—	—	35,524	—	35,524
Linda R. Gooden(b)	—	12,736	—	1,695	—	14,431
Wayne M. Hewett	—	17,378	2,176	1,650	—	21,204
Manuel Kadre	—	7,058	1,546	3,000	—	11,604
Stephanie C. Linnartz	—	7,150	1,566	1,030	—	9,746
Paula A. Santilli	—	2,643	586	1,583	—	4,812
Caryn Seidman-Becker	—	2,643	586	1,500	—	4,729
(a)Because Mr. Carey retired from the Board effective May 16, 2024, amounts reflect his ownership as of the date of his retirement.
(b)Amounts in this table for Ms. Gooden reflect deferred shares that will be distributed to her on the first anniversary of her departure from the Board. Because Ms. Gooden departed the Board effective May 16, 2024, amounts reflect her ownership as of the date of her departure.
(4)Amounts reported reflect matching charitable contributions.
(5)Mr. Carey retired from the Board upon the expiration of his term at the 2024 annual meeting.
(6)Ms. Gooden stepped down from the Board upon the expiration of her term at the 2024 annual meeting.

74	The Home Depot 2025 Proxy Statement

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table shows the Company common stock beneficially owned, as of March 7, 2025, by our director nominees, the NEOs, and our executive officers, including all NEOs, and director nominees as a group. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to the shares shown. An asterisk (*) in the “Percent of Class” column indicates beneficial ownership of less than 1%. The percentage ownership is based on the number of shares of our common stock outstanding as of March 7, 2025.

Name of Beneficial Owner	Total Beneficial Ownership(1)		Deferred Shares/ Stock Units(2)	Percent of Class
Edward P. Decker	248,440		9,363	*
Gerard J. Arpey	1,000		13,499	*
Ari Bousbib	10,000		108,802	*
Jeffery H. Boyd	10,065	(3)	13,694	*
Gregory D. Brenneman	63,159	(4)	145,002	*
J. Frank Brown	1,000		45,645	*
Wayne M. Hewett	1,650		19,554	*
Manuel Kadre	3,000		8,604	*
Stephanie C. Linnartz	1,030		8,716	*
Paula A. Santilli	1,583		3,229	*
Caryn Seidman-Becker	1,500		3,229	*
Asha Sharma	—		—	*
William D. Bastek	46,493		972	*
Ann-Marie Campbell	110,279	(5)	6,076	*
Matthew A. Carey	48,722		6,751	*
Richard V. McPhail	95,230		3,897	*
Teresa Wynn Roseborough	27,523	(6)	3,062	*
Director nominee and executive officers as a group (25 people)	954,909	(7)	421,293	0.10%
(1)Represents the number of shares beneficially owned, which includes equivalent shares credited under our FutureBuilder 401(k) Plan and restricted stock granted under the Omnibus Plan and the 1997 Plan. In addition, these amounts include shares subject to options exercisable within 60 days of March 7, 2025 as follows: Edward P. Decker – 133,023; William A. Bastek 25,033; Ann-Marie Campbell – 29,604; Matthew A. Carey – 23,694; Richard V. McPhail – 52,588; Teresa Wynn Roseborough – 6,936; and director nominees and executive officers as a group (25 people) – 400,896. Amounts in this column do not include shares to be received upon settlement of deferred stock units or deferred shares more than 60 days after March 7, 2025, which shares are reflected in the “Deferred Shares/Stock Units” column of the table. The deferred stock units and deferred shares have no voting rights. Our Insider Trading Policy prohibits pledging by Section 16 officers, including our executive officers, and directors, and none of our director nominees or executive officers has any such pledged shares. Consistent with the anti-hedging policy in our Insider Trading Policy discussed under “—Management of Compensation Related Risk” on page 51 in the Compensation Discussion and Analysis above, none of our directors or executive officers has entered into any hedging transactions with regard to his or her ownership of our common stock.
(2)These amounts reflect deferred shares and deferred stock units granted under the Omnibus Plan, deferred stock units granted under the Directors Plan, and stock units granted under the THD Restoration Plan. None of these amounts are included in the Percent of Class.
(3)This amount includes 65 shares held by Brothers Brook LLC, of which Mr. Boyd is the Managing Director.
(4)This amount includes 16,827 shares held in trusts over which Mr. Brenneman has investment control.
(5)This amount includes 12,465 shares held by a charitable trust.
(6)This amount includes 60 shares held by a spouse.
(7)This amount includes the shares reflected in footnotes 3-6 above.

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The following table contains information about the number of shares of our common stock held as of December 31, 2024 by persons we understand to be the beneficial owners of more than 5% of our outstanding common stock. The percentage ownership is based on the number of shares of our common stock outstanding as of March 7, 2025.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Boulevard Malvern, PA 19355	94,458,737	9.5%
BlackRock, Inc.(2) 50 Hudson Yards New York, NY 10001	71,124,615	7.2%
(1)Beneficial ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group, Inc. reported that it has sole dispositive power as to 89,971,882 of these shares, shared dispositive power as to 4,486,855 of these shares, and shared voting power as to 1,334,805 of these shares.
(2)Beneficial ownership information is based on information contained in a Schedule 13G/A filed with the SEC on January 26, 2024. BlackRock, Inc. reported that it has sole dispositive power as to all of these shares and sole voting power as to 63,680,228 of these shares.

76	The Home Depot 2025 Proxy Statement

ABOUT THE 2025 ANNUAL MEETING OF SHAREHOLDERS
WHEN AND WHERE IS THE MEETING?
The 2025 Annual Meeting of Shareholders of the Company will be held on Thursday, May 22, 2025, at 9:00 a.m., Eastern Time. The Meeting will be held entirely online via live webcast at www.virtualshareholdermeeting.com/HD2025.
WHY ARE WE HAVING A VIRTUAL MEETING?
This year’s Meeting will be held in a virtual format only. Shareholders can participate from any geographic location with internet connectivity. We believe this approach facilitates shareholder attendance and participation and has allowed a greater number of questions from a broader group of shareholders to be asked and answered at the Meeting than in an in-person format. Please see below for detailed information on how to attend the Meeting, vote your shares, and submit questions.
HOW CAN I ATTEND THE MEETING?
Shareholders of record as of the close of business on March 24, 2025, the record date, or “street name” holders that hold a legal proxy, broker’s proxy card or voting information form provided by their bank, broker or nominee, can attend the Meeting by accessing www.virtualshareholdermeeting.com/HD2025 and entering the 16-digit control number included in their proxy materials. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number.
If you do not have a 16-digit control number or you lose your control number, you may still attend the Meeting as a guest in listen-only mode. To attend as a guest, please access www.virtualshareholdermeeting.com/HD2025 and enter the information requested on the screen to register as a guest. Please note that you will not have the ability to ask questions or vote during the Meeting if you participate as a guest.
You may log into the Meeting beginning at 8:45 a.m., Eastern Time, on May 22, 2025. The Meeting will begin promptly at 9:00 a.m., Eastern Time. We recommend that you log in before the Meeting starts to allow time to check your internet connection, confirm your browser is up-to-date, and ensure you can hear the streaming audio. If you experience any technical difficulties accessing the Meeting or during the Meeting, please call the toll-free number that will be available on www.virtualshareholdermeeting.com/HD2025 for assistance. Beginning 15 minutes prior to the start of the Meeting, we will have technicians ready to assist you with any technical difficulties you may have. If there are any technical issues in convening or hosting the Meeting, we will promptly post information to our Investor Relations website at https://ir.homedepot.com/shareholder-services/annual-meeting, including information on when the Meeting will be reconvened.
Following the Meeting, a link to a replay of the Meeting will be posted to our Investor Relations website at https://ir.homedepot.com under “Events and Presentations.”
WHAT AM I VOTING ON?
You will be voting on the following items:
•Election to the Board of the 12 nominees named in this Proxy Statement to serve until the 2026 Annual Meeting of Shareholders;
•Ratification of the appointment of KPMG as the independent registered public accounting firm of the Company for Fiscal 2025;
•The Say-on-Pay vote;
•The three shareholder proposals described in this Proxy Statement, if properly presented; and
•Any other business properly brought before the Meeting.
The proponents of the shareholder proposals to be voted on at the Meeting will be provided with the opportunity to present their proposals by remote communications or similar means.
The Board recommends that you vote “For” each of the director nominees, the ratification of KPMG, and the Say-on-Pay vote.
The Board recommends that you vote “Against” each of the shareholder proposals.

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WHO IS ENTITLED TO VOTE?
Holders of record of shares of the Company’s common stock as of the close of business on March 24, 2025, the record date for the Meeting, are entitled to vote. Each share of common stock is entitled to one vote on each matter presented for a vote of the shareholders. As of March 24, 2025, we had 993,928,163 shares of common stock outstanding.
HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?
In order for us to conduct the Meeting, holders of a majority of our outstanding shares of common stock as of the close of business on March 24, 2025 must be present in person or by proxy. This is referred to as a quorum. Your shares are counted as present if you attend the Meeting and properly submit your vote online during the Meeting, or if you properly submit a proxy or voting instruction form over the Internet, by phone, by mail or by using your mobile device, as explained in more detail below. Abstentions and broker non-votes (as defined below) will be counted for purposes of establishing a quorum but will not affect the outcome of the vote on any proposal. If a quorum is not present at the Meeting, the Meeting may be adjourned from time to time until a quorum is present.
CAN I ASK QUESTIONS AT THE MEETING?
Yes. As part of the Meeting, consistent with our past practice, we will hold a question and answer session for holders of shares of the Company’s common stock as of the close of business on the record date for the Meeting, which will include questions submitted both live and prior to the Meeting. You may submit a question until the day before the Meeting at www.proxyvote.com after logging in with your 16-digit control number. Alternatively, you will be able to submit questions live during the Meeting by accessing the Meeting at www.virtualshareholdermeeting.com/HD2025 using your 16-digit control number.
Questions will be read at the Meeting by one of our representatives. Questions and answers may be grouped by topic and substantially similar questions may be answered once. To promote fairness and efficient use of resources, only one question may be asked per shareholder. Shareholder questions or comments are welcome, but we will only answer questions pertinent to Meeting matters, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to Meeting matters and therefore will not be answered at the Meeting. Statements of advocacy that are not questions or do not relate to the business of the Meeting will not be addressed. In addition, we will not address comments or questions that are derogatory to individuals or otherwise in bad taste, related to personal grievances, or related to matters of individual concern that are not of interest to shareholders generally.
If we are unable to answer your question during the Meeting due to time constraints, you are encouraged to contact The Home Depot Investor Relations department at investor_relations@homedepot.com.
WHO IS SOLICITING MY VOTE?
The Company is providing this Proxy Statement in connection with the solicitation by the Board of proxies to be voted at the Meeting and at any reconvened or rescheduled meeting following any adjournment or postponement of the Meeting.
HOW DO I VOTE BEFORE THE MEETING?
If you are a registered shareholder, which means you hold your shares in certificate form or through an account with our transfer agent, Computershare Trust Company, N.A., you have four options for voting before the Meeting:
•Over the Internet, at www.proxyvote.com, by following the instructions on the Notice or proxy card;
•By telephone, by dialing 1-800-690-6903;
•On your mobile device, by scanning the QR code on your Notice or proxy card; or
•By completing, dating, signing and returning a proxy card by mail.
If your valid proxy is received by Internet, telephone or mail, your shares will be voted at the Meeting in accordance with your instructions.

78	The Home Depot 2025 Proxy Statement

If you are a beneficial holder, meaning you hold your shares in “street name” through an account with a bank or broker, your ability to vote over the Internet or by telephone depends on the voting procedures of your bank or broker. Please follow the directions on the voting instruction form that your bank or broker provides.
MAY I VOTE AT THE MEETING?
Yes. You may vote shares held directly in your name as the shareholder of record at the Meeting by entering the 16-digit control number found on your proxy card or Notice of Internet Availability when you log into the Meeting.
Shares held in “street name” through a brokerage account or by a broker, bank or other nominee may also be voted at the Meeting by entering the 16-digit control number found on your voter instruction form when you log into the Meeting.
Even if you plan to attend the Meeting, we recommend that you vote in advance, as described above under “How Do I Vote Before the Meeting?” so that your vote will be counted if you later decide not to attend the Meeting.
MAY I REVOKE MY PROXY AND/OR CHANGE MY VOTE?
Yes. You may revoke your proxy and/or change your vote by doing the following:
•Signing another proxy card with a later date and delivering it to us before the Meeting;
•Voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on May 21, 2025;
•Voting during the Meeting before the polls close using your 16-digit control number; or
•Notifying the Company’s Corporate Secretary in writing before the Meeting that you revoke your proxy.
HOW DO I VOTE IF I HOLD SHARES THROUGH THE FUTUREBUILDER OR FUTUREBUILDER FOR PUERTO RICO PLANS?
If you hold shares through one of the Company’s FutureBuilder and FutureBuilder for Puerto Rico plans, you may vote your shares over the Internet, by telephone, by mail or during the Meeting as if you are a registered shareholder, as described in this Proxy Statement. By voting, you are instructing the trustee of your plan to vote all of your shares as directed. If you do not vote, the shares credited to your account will be voted by the trustee in the same proportion that it votes shares in other accounts for which it received timely instructions. If, however, you hold shares through the self-directed brokerage window of your plan and you do not vote those shares, those shares will not be voted.
WHAT IF I SIGN AND RETURN MY PROXY BUT DO NOT PROVIDE VOTING INSTRUCTIONS?
Proxies that are signed, dated and returned but do not contain voting instructions will be voted:
•“For” the election of all of the 12 director nominees;
•“For” the ratification of the appointment of KPMG;
•“For” the Say-on-Pay vote;
•“Against” each shareholder proposal; and
•In accordance with the best judgment of the named proxies, on any other matters properly brought before the Meeting, subject to applicable SEC rules.
WILL MY SHARES BE VOTED IF I DO NOT PROVIDE A PROXY OR VOTING INSTRUCTION FORM?
If you are a registered shareholder and do not provide a proxy by voting over the Internet, by telephone or by signing and returning a proxy card, you must attend the Meeting in order to vote.
If you hold shares through an account with a bank or broker, the voting of the shares by the bank or broker when you do not provide voting instructions is governed by the rules of the NYSE. These rules allow banks and brokers to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” banks and brokers may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non-votes.”

The Home Depot 2025 Proxy Statement	79

The ratification of KPMG as the Company’s independent registered public accounting firm for Fiscal 2025 is considered a routine matter. Accordingly, banks and brokers may vote shares on this proposal without your instructions, and there will be no broker non-votes with respect to this proposal.
The other proposals will be considered non-routine, and banks and brokers therefore cannot vote shares on those proposals without your instructions. Please note that if you want your vote to be counted on those proposals, including the election of directors, you must instruct your bank or broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to those proposals.
HOW MANY VOTES ARE NEEDED TO APPROVE THE PROPOSALS?
The following table provides information about the votes needed to approve each proposal. A “majority of votes cast” means the number of “For” votes exceeds the number of “Against” votes.

Items of Business		Board Recommendation	Voting Approval Standard	Effect of Abstention	Effect of Broker Non-Vote
1.	Election of 12 directors	For each director nominee	Majority of votes cast	None	None
2.	Ratification of KPMG	For	Majority of votes cast	None	Not applicable
3.	Say-on-Pay	For	Majority of votes cast	None	None
4.-6.	Shareholder proposals	Against each proposal	Majority of votes cast	None	None
•Election of Directors: Each director nominee receiving a majority of votes cast will be elected as a director. If any incumbent director nominee does not receive a majority of votes cast, under Delaware law he or she would continue to serve on the Board until a successor is elected and qualified. However, our By-Laws provide that any incumbent director who fails to receive a majority of votes cast in an uncontested election must promptly tender his or her resignation to the Board for consideration. The NCG Committee will then recommend to the Board whether to accept or reject the resignation or to take any other action. The Board will act on that recommendation and publicly disclose its decision within 90 days following certification of election results. Any director who tenders his or her resignation will not participate in the NCG Committee’s recommendation or in the Board’s decision.
•Say-on-Pay: While this proposal is advisory in nature and not binding on the Company, our LDC Committee and Board will consider the voting results in formulating future executive compensation policy.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE, PROXY CARD OR VOTING INSTRUCTION FORM?
This means that your shares are registered in different names or are held in more than one account. To ensure that all shares are voted, please vote each account over the Internet or by telephone, or sign and return by mail all proxy cards and voting instruction forms. If you are the shareholder of record, we encourage you to register all shares in the same name and address by contacting our transfer agent, Computershare Trust Company, N.A., at 1-800-577-0177. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation.
WHY DID SOME SHAREHOLDERS RECEIVE A NOTICE WHILE OTHERS RECEIVED A PRINTED SET OF PROXY MATERIALS?
We are allowed to furnish our proxy materials to requesting shareholders over the Internet, rather than by mailing printed copies, so long as we send them a “Notice of Internet Availability of Proxy Materials.” The Notice tells shareholders how to access and review the Proxy Statement and 2024 Annual Report online and how to vote. Using this method of proxy delivery expedites the receipt of proxy materials by our shareholders, reduces the cost of printing and mailing the full set of proxy materials, and helps us contribute to sustainable practices. If you receive the Notice and would like to receive printed proxy materials, follow the instructions in the Notice. If you receive printed proxy materials, you will not receive the Notice, but you may still access our proxy materials and submit your proxy over the Internet at www.proxyvote.com.
AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT TO SHAREHOLDERS
Only one copy of the Notice or this Proxy Statement and one copy of the 2024 Annual Report is being delivered to shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders at that address. Shareholders sharing an address who wish to receive

80	The Home Depot 2025 Proxy Statement

separate copies of the Notice or this Proxy Statement and the 2024 Annual Report, or who wish to begin receiving a single copy of such materials, may make such request as follows:
•If you are a registered shareholder, by writing to Broadridge Investor Communication Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-866-540-7095; or
•If you are a beneficial owner, by contacting your broker, dealer, bank, voting trustee or other nominee.
Registered shareholders sharing an address who elect to receive a single copy of the Notice or this Proxy Statement and the 2024 Annual Report will continue to receive separate proxy cards.
You may also elect to receive the Notice or this Proxy Statement and the 2024 Annual Report via e-mail by contacting Broadridge if you are a registered shareholder, by contacting your bank or broker if you are a beneficial owner, or by visiting our Investor Relations website at https://ir.homedepot.com under “Shareholder Services > Electronic Delivery of Proxy Materials.”
Additional copies of this Proxy Statement and the 2024 Annual Report will be provided without charge to shareholders upon written request to Investor Relations, The Home Depot, Inc., 2455 Paces Ferry Road, Atlanta, Georgia 30339, or by calling (770) 384-2871. Copies may also be obtained via the Internet at https://ir.homedepot.com under “Financial Reports.”
WILL YOU MAKE A LIST OF SHAREHOLDERS ENTITLED TO VOTE AT THE MEETING AVAILABLE?
We will make available a list of shareholders of record as of the record date for inspection by shareholders for any purpose germane to the Meeting from May 12, 2025 through May 21, 2025 at the principal office of the Company at 2455 Paces Ferry Road, Atlanta, Georgia 30339.
WHERE AND WHEN WILL I BE ABLE TO FIND THE VOTING RESULTS?
You can find the official results of the voting at the Meeting in our Current Report on Form 8-K that we will file with the SEC within four business days after the Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

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GENERAL

FORWARD-LOOKING STATEMENTS

Certain statements contained herein, as well as in other filings we make with the SEC and other written and oral information we release, including statements regarding our performance, estimates, expectations, beliefs, intentions, projections, strategies for the future, or other events or developments in the future may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events, and use words such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “believe,” “expect,” “target,” "prospects,” “potential,” “commit” and "forecast,” or words of similar import or meaning or refer to future time periods.
Forward-looking statements may relate to, among other things, the demand for our products and services, including as a result of macroeconomic conditions and changing customer preferences and expectations; net sales growth; comparable sales; the effects of competition; our brand and reputation; implementation of interconnected retail, store, supply chain, technology, innovation and other strategic initiatives, including with respect to real estate; inventory and in-stock positions; the state of the economy; the state of the housing and home improvement markets; the state of the credit markets, including mortgages, home equity loans, and consumer credit; the impact of tariffs; issues related to the payment methods we accept; demand for credit offerings, including trade credit; management of relationships with our associates, jobseekers, suppliers and service providers; cost and availability of labor; costs of fuel and other energy sources; events that could disrupt our business, supply chain, technology infrastructure, or demand for our products and services, such as international trade disputes, natural disasters, climate change, public health issues, cybersecurity events, labor disputes, geopolitical conflicts, military conflicts or acts of war; our ability to maintain a safe and secure store environment; our ability to address expectations regarding sustainability and human capital management matters and meet related goals; continuation or suspension of share repurchases; net earnings performance; earnings per share; future dividends; capital allocation and expenditures; liquidity; return on invested capital; expense leverage; changes in interest rates; changes in foreign currency exchange rates; commodity or other price inflation and deflation; our ability to issue debt on terms and at rates acceptable to us; the impact and expected outcome of investigations, inquiries, claims, and litigation, including compliance with related settlements; the challenges of operating in international markets; the adequacy of insurance coverage; the effect of accounting charges; the effect of adopting certain accounting standards; the impact of legal and regulatory changes, including executive orders and other administrative or legislative actions, such as changes to tax laws and regulations; store openings and closures; financial outlook; and the impact of acquired companies, including SRS, on our organization and the ability to recognize the anticipated benefits of any acquisitions.
These statements are not guarantees of future performance and are subject to future events, risks and uncertainties — many of which are beyond our control, dependent on the actions of third parties, or currently unknown to us — as well as potentially inaccurate assumptions that could cause actual results to differ materially from our historical experience and our expectations and projections. These risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. Risk Factors and elsewhere in the 2024 Form 10-K and also as described from time to time in reports subsequently filed with the SEC. There also may be other factors that we cannot anticipate or that are not described herein or therein, generally because we do not currently perceive them to be material. Such factors could cause results to differ materially from our expectations. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our filings with the SEC and in our other public statements.
SHAREHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR THE 2026 ANNUAL MEETING

Proposals to Be Included in Next Year’s Proxy Statement
To be considered for inclusion in next year’s Proxy Statement and form of proxy and acted upon at the 2026 Annual Meeting of Shareholders, proposals by shareholders for business other than director nominations must be submitted in writing not less than 120 calendar days (December 8, 2025) prior to the anniversary of the date this 2025 Proxy Statement was first sent to shareholders and must comply with the other

82	The Home Depot 2025 Proxy Statement

requirements of SEC Rule 14a-8. Director nominations to be considered for inclusion in next year’s Proxy Statement and form of proxy and acted upon at the 2026 Annual Meeting of Shareholders must be received no earlier than 150 calendar days (November 8, 2025) and no later than 120 calendar days (December 8, 2025) prior to the anniversary of the date this 2025 Proxy Statement was first sent to shareholders and must comply with the other requirements of our By-Laws. However, if next year’s annual meeting is to be held more than 30 days before or 30 days after the anniversary of this year’s annual meeting, notice of the nomination must be received no earlier than 150 days and no later than 120 days prior to next year’s annual meeting date or, if the first public announcement of the date is less than 130 days prior to the date of such annual meeting, by the tenth day following the Company’s public announcement of next year’s annual meeting date.
Proposals Not to Be Included in Next Year’s Proxy Statement
Our By-Laws also establish advance notice procedures with regard to shareholder proposals or director nominations that are not submitted for inclusion in the Proxy Statement but that a shareholder instead wishes to present directly at the 2026 Annual Meeting of Shareholders. For all proposals of business other than director nominations to be considered at next year’s annual meeting but not included in the Proxy Statement, notice must be received no earlier than 120 calendar days (January 22, 2026) and no later than 90 calendar days (February 21, 2026) prior to the anniversary of the Meeting. However, if next year’s annual meeting is to be held more than 30 days before or 70 days after the anniversary of the Meeting, notice of the proposal must be received no earlier than 120 days and no later than 90 days prior to next year’s annual meeting date, or by the tenth day following the Company’s public announcement of next year’s annual meeting date.
A formal nomination by a shareholder of a candidate for election as a director to be considered at next year’s annual meeting but not included in the Proxy Statement must be in writing and received by our Corporate Secretary no earlier than 90 calendar days (February 21, 2026) and no later than 60 calendar days (March 23, 2026) prior to the anniversary of the Meeting. However, if next year’s annual meeting is to be held more than 30 days before or 70 days after the anniversary of the Meeting, notice of the nomination must be received no earlier than 90 days and no later than 60 days prior to next year’s annual meeting date, or by the tenth day following the Company’s public announcement of next year’s annual meeting date.
Further, to comply with the SEC’s universal proxy rules and our current By-Laws, if a shareholder intends to solicit proxies in support of director nominees submitted under these advance notice provisions, then we must receive proper written notice that sets forth all information required by Rule 14a-19 under the Exchange Act no later than March 23, 2026 (or, if the 2026 Annual Meeting of Shareholders is called for a date that is not within 30 calendar days of the anniversary of the date of the Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 Annual Meeting of Shareholders or by the close of business on the 10th calendar day following the day on which public announcement of the date of the 2026 Annual Meeting of Shareholders is first made). The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our By-Laws as described above.
General Requirements
Each proposal submitted must be a proper subject for shareholder action at the meeting, and all proposals and nominations must comply with the requirements of our By-Laws. All proposals and nominations must be submitted to: Corporate Secretary, The Home Depot, Inc., 2455 Paces Ferry Road, Building C-22, Atlanta, Georgia 30339, or by email to shareholder_proposals@homedepot.com. The shareholder proponent must appear at the meeting to present the proposal or nomination or send a qualified representative to present such proposal or nomination. If a shareholder gives notice after the applicable deadlines or otherwise does not satisfy the relevant requirements of SEC Rule 14a-8, Rule 14a-19, or our By-Laws, the shareholder will not be permitted to present the proposal or nomination for a vote at the meeting.
OTHER PROPOSED ACTIONS

We do not know of any matters to be acted upon at the Meeting other than those discussed in this Proxy Statement. If any other items or matters are properly presented before the Meeting, the proxy holders will vote on such matters in their discretion. A proxy granted by a shareholder will give discretionary authority to the proxy holders to vote on any matters introduced pursuant to these procedures, subject to applicable SEC rules.

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SOLICITATION OF PROXIES

The Company is paying the full costs of the solicitation of proxies. Proxies may be solicited on behalf of the Board by mail, telephone, other electronic means or in person. D.F. King & Co., Inc. has been retained to assist in soliciting proxies at a fee of $22,500, plus expenses. We will also reimburse the expenses of brokers, nominees and fiduciaries who send proxies and proxy materials to our shareholders. Additionally, some of our directors, officers or associates may solicit shareholders by mail, telephone, other electronic means or in person. None of these persons will receive any additional or special compensation for doing so.

84	The Home Depot 2025 Proxy Statement

APPENDIX A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted diluted earnings per share and return on invested capital (ROIC) are presented as supplemental financial measures in the evaluation of our business that are not required by or presented in accordance with GAAP. These non-GAAP measures should not be considered in isolation or as a substitute for its comparable GAAP financial measure. Investors should rely primarily on our GAAP results and use these non-GAAP financial measures only supplementally in making investment decisions. Our calculation of these non-GAAP measures may not be comparable to similarly titled measures reported by other companies and other companies may not define these non-GAAP financial measures in the same way, which may limit their usefulness as comparative measures.
Adjusted Diluted Earnings Per Share
Adjusted diluted earnings per share excludes the impact of amortization expense from acquired intangible assets, including the related tax effects, from adjusted diluted earnings per share. We do not adjust for the revenue that is generated in part from the use of our acquired intangible assets. Amortization expense, unlike the related revenue, is not affected by operations in any particular period unless an intangible asset becomes impaired, or the useful life of an intangible asset is revised.
When used in conjunction with our GAAP results, we believe this non-GAAP measure provides investors with a meaningful supplemental measure of our performance period to period, makes it easier for investors to compare our underlying business performance to peers, and aligns to how management analyzes trends and evaluates performance internally. The Company provides non-GAAP financial information on this basis to facilitate comparability when we report earnings results.

RECONCILIATION OF ADJUSTED DILUTED EARNINGS PER SHARE
	Fiscal	Fiscal
per share amounts	2024(1)	2023	% Change
Diluted earnings per share (GAAP)	$14.91	$15.11	(1.3)%
Impact of acquired intangible asset	0.43	0.19
Income tax impact of non-GAAP adjustment(2)	(0.10)	(0.05)
Adjusted diluted earnings per share (Non-GAAP)	$15.24	$15.25	(0.1)%
(1)Fiscal 2024 includes 53 weeks. The 53rd week of Fiscal 2024 increased adjusted diluted earnings per share by approximately $0.30.
(2)Calculated as the per share impact of acquired intangible asset amortization multiplied by the Company’s effective tax rate for the period.

The Home Depot 2025 Proxy Statement	85

Return on Invested Capital
We believe ROIC is meaningful for management, investors and ratings agencies because it measures how effectively we deploy our capital base. ROIC is a non-GAAP profitability measure, not a measure of financial performance under GAAP. We define ROIC as net operating profit after tax (“NOPAT”), a non-GAAP financial measure, for the most recent 12-month period, divided by average debt and equity. We define NOPAT as operating income for the trailing 12 months less income taxes calculated using the effective tax rate for that period. We define average debt and equity as the average of beginning and ending long-term debt (including current installments) and equity for the most recent 12-month period.
The following table presents the calculation of ROIC, together with a reconciliation of NOPAT to net earnings (the most comparable GAAP financial measure):

RECONCILIATION OF RETURN ON INVESTED CAPITAL
	Fiscal	Fiscal
dollars in millions	2024(1)(2)	2023
Net Earnings	$14,806	$15,143
Interest and other, net	2,120	1,765
Provision for income taxes	4,600	4,781
Operating income	21,526	21,689
Income tax adjustment(3)	(5,102)	(5,205)
NOPAT	$16,424	$16,484
Average debt and equity	$52,431	$44,955
ROIC	31.3%	36.7%
(1)Fiscal 2024 includes 53 weeks.
(2)Fiscal 2024 only includes operating results for SRS since the acquisition date of June 18, 2024, consistent with our consolidated financial statements.
(3)Income tax adjustment is defined as operating income multiplied by our effective tax rate for the trailing 12 months.

86	The Home Depot 2025 Proxy Statement

THE HOME DEPOT, INC. STORE SUPPORT CENTER BUILDING 2455 PACES FERRY ROAD ATLANTA, GA 30339-4024
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Use your 16-digit control number to access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/HD2025

You may attend the meeting via the Internet and vote during the meeting. Use your 16-digit control number to access the website and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	V67047-P27007	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE HOME DEPOT, INC.
The Board of Directors recommends a vote FOR all director nominees.

1.	Election of Directors	For	Against	Abstain
	1a. Gerard J. Arpey	☐	☐	☐	The Board of Directors recommends a vote FOR Proposals 2-3.		For	Against	Abstain
	1b. Ari Bousbib	☐	☐	☐	2.	Ratification of the Appointment of KPMG LLP	☐	☐	☐
	1c. Jeffery H. Boyd	☐	☐	☐	3.	Advisory Vote to Approve Executive Compensation (“Say-on-Pay”)	☐	☐	☐
	1d. Gregory D. Brenneman	☐	☐	☐
	1e. J. Frank Brown	☐	☐	☐	The Board of Directors recommends a vote AGAINST Proposals 4-6.		For	Against	Abstain
	1f. Edward P. Decker	☐	☐	☐	4.	Shareholder Proposal Regarding Independent Board Chair	☐	☐	☐
	1g. Wayne M. Hewett	☐	☐	☐	5.	Shareholder Proposal Regarding Biodiversity Impact and Dependency Assessment	☐	☐	☐
	1h. Manuel Kadre	☐	☐	☐	6.	Shareholder Proposal Regarding Report on Packaging Policies for Plastics	☐	☐	☐
	1i. Stephanie C. Linnartz	☐	☐	☐
	1j. Paula A. Santilli	☐	☐	☐
	1k. Caryn Seidman-Becker	☐	☐	☐
	1l. Asha Sharma	☐	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

INFORMATION ABOUT THE HOME DEPOT, INC. 2025 ANNUAL MEETING OF SHAREHOLDERS
The Company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet, please visit
www.virtualshareholdermeeting.com/HD2025 and be sure to have your 16-digit control number available.
NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS

TIME:	WHO MAY VOTE:
9:00 a.m., Eastern Time on Thursday, May 22, 2025	You may vote if you were a shareholder of record as of the close of business on March 24, 2025.
PLACE:
Meeting live via the Internet. Please visit www.virtualshareholdermeeting.com/HD2025.	ANNUAL MEETING MATERIALS: A copy of the Proxy Statement and our 2024 Annual Report are available at https://ir.homedepot.com under “Financial Reports.”

DATE OF MAILING: The Proxy Statement is first being mailed to shareholders on or about April 7, 2025.
By Order of the Board of Directors
Teresa Wynn Roseborough, Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 22, 2025:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
V67048-P27007

PROXY/VOTING INSTRUCTION
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 2025

The undersigned shareholder hereby appoints Edward P. Decker and Teresa Wynn Roseborough, and each of them individually, attorneys and proxies for the undersigned with full power of substitution, to act with respect to and to vote all shares which the undersigned is entitled to vote, with the powers the undersigned would possess if personally present, at the 2025 Annual Meeting of Shareholders of The Home Depot, Inc., to be held live via the Internet at www.virtualshareholdermeeting.com/HD2025, on Thursday, May 22, 2025, at 9:00 a.m., Eastern Time, and at any adjournments or postponements thereof, as directed on the reverse side with respect to the matters set forth on the reverse side, and with discretionary authority on all other matters that come before the meeting, all as more fully described in the Proxy Statement received by the undersigned shareholder. If no direction is made, the proxy will be voted: (a) “FOR” the election of the director nominees named on the reverse side, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side and (c) in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

Participants in the Company’s FutureBuilder and FutureBuilder for Puerto Rico plans may vote their proportionate share of The Home Depot, Inc. common stock held in the plan, by signing and returning this card, or by voting electronically. By doing so, you are instructing the trustee to vote all of the shares at the meeting and at any adjournments or postponements thereof, as you have indicated with respect to the matters referred to on the reverse side. If this card is signed and returned without voting instructions, you will be deemed to have instructed the plan trustee to vote the shares (a) “FOR” the election of the nominees named on the reverse side, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side and (c) in the discretion of the plan trustee upon such other matters as may properly come before the Annual Meeting. If this card is not returned or is returned unsigned, shares will be voted by the plan trustee in the same proportion as the shares for which voting instructions are received from other participants in the plan. If, however, voting instructions are not provided and you participate in a self-directed brokerage window of a U.S. retirement plan, the shares will not be voted.

UNLESS VOTING ELECTRONICALLY OR BY PHONE, PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.